As filed with the U.S. Securities and Exchange Commission on June 18, 2020.

Registration No. 333-238884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOUBLEDOWN INTERACTIVE CO., LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of Korea (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

13F, Gangnam Finance Center

152, Teheran-ro Gangnam-gu

Seoul 06236, Republic of Korea

+82-2-501-7216

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph A. Sigrist, Chief Financial Officer

c/o DoubleDown Interactive, LLC

605 5th Avenue, Suite 300

Seattle, Washington 98104

+1-206-408-1545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Barbara A. Jones, Esq. Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, California 90067 Tel: +1-310- 586-7700	Iksoo Kim, Esq. Greenberg Traurig, LLP 23F, Seoul Finance Center 136 Sejongdae-ro, Jung-gu Seoul 04520, Korea Tel: +82-2-369-1010	Jin Hyuk Park, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road, Central Hong Kong Tel: +852-2514-7665	Arthur D. Robinson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel: +1-212-455-7086

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment fled pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same of offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common shares, par value ￦10,000 per share(1)	632,500	$380	$240,350,000	$31,198

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the common shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6. 20 ADSs represent one common share.

(2)	Includes 82,500 common shares represented by ADSs, which the underwriters have an option to purchase.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)	$12,980 has been previously paid on a prior filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholder may sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer, solicitation, or sale is not permitted.

Subject to completion, dated June 18, 2020

Preliminary prospectus

11,000,000 American Depositary Shares

Representing 550,000 common shares

This is the initial public offering of our common shares, par value ￦10,000 per share (which we refer to as our “common shares”), in the form of American Depositary Shares (which we refer to as “ADSs”). Twenty ADSs represent one common share. We are offering 5,500,000 ADSs, and the selling shareholder named in this prospectus is offering 5,500,000 ADSs. We will not receive any proceeds from the sale of ADSs by the selling shareholder. We currently expect the initial public offering price to be between $17 and $19 per ADS.

Prior to this offering, there has been no public market for our common shares or ADSs. Our ADSs have been approved for listing on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “DDI.”

We are organized under the laws of the Republic of Korea (“Korea”) and are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus summary—Emerging growth company status.” Our principal shareholder, DoubleU Games Co., Ltd., a Korean company, is expected to own approximately 60.2% of our shares following the offering, assuming all shares are sold in the offering. Consequently, we expect to be a “controlled company” within the meaning of the corporate governance rules of NASDAQ. See “Management–Corporate governance practices.”

Investing in our ADSs involves a high degree of risk. Before buying any of our ADSs, you should carefully read the discussion of material risks of investing in our ADSs in “Risk factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us (before expenses)	$	$

Proceeds to the selling shareholder (before expenses)	$	$

(1)	See “Underwriting—Commissions and discounts” for additional information regarding compensation payable to the underwriters.

The selling shareholder has granted the underwriters the option to purchase up to 1,650,000 additional ADSs from it at the public offering price, less underwriting discount, for 30 days after the date of this prospectus to cover over-allotments.

The underwriters expect to deliver the ADSs to purchasers on or about • , 2020.

J.P. Morgan	BofA Securities

Macquarie Capital

The date of this prospectus is • , 2020.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by, or on behalf of, us or to which we have referred you to or otherwise authorized. Neither we nor any of the underwriters have authorized anyone to provide you with information that is different. We are offering to sell our ADSs, and seeking offers to buy our ADSs, only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of our ADSs. Our business, financial condition, results of operations and prospects may have changed since that date. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our ADSs means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our ADSs in any circumstances under which such offer or solicitation is unlawful.

i

Before you invest in our ADSs, you should read the registration statement (including the exhibits thereto and documents incorporated by reference therein) of which this prospectus forms a part.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

For investors in Korea: Pursuant to the laws of Korea, we have filed with the Financial Services Commission of Korea a separate securities registration statement in the Korean language for the benefit of Korean investors who may purchase common shares that are converted from ADSs in the secondary market after the completion of the offering described in this prospectus (“post-IPO Korean investors”). Certain information in such filing is applicable only to the post-IPO Korean investors and therefore is not included in this prospectus. The information contained in such filing does not and will not form a part of this prospectus. Accordingly, you must not rely on any information in such filing.

About this prospectus

As used in this prospectus, unless the context otherwise requires or otherwise states, (a) references to “we,” “us,” “our,” the “Company,” “our Company” and similar references refer to DoubleDown Interactive Co., Ltd., a corporation with limited liability organized under the laws of Korea, which is sometimes referred to in this prospectus as “DDI,” its Korean subsidiary, Double8 Games Co., Ltd. (“Double8 Games”), and its U.S. subsidiaries, DoubleUDiamond, LLC, a Delaware limited liability company (“DUD”), and DoubleDown Interactive, LLC, a Washington limited liability company (“DDI-US”), and (b) references to “DoubleU Games” or “DUG” refer to DoubleU Games Co., Ltd., a Korean company and our controlling shareholder.

The selling shareholder herein is STIC Special Situation Diamond Limited, which is a wholly-owned special purpose entity of STIC Special Situation Private Equity Fund, each of which is a limited liability entity organized under the laws of Korea. References herein to “STIC” refer to STIC Special Situation Private Equity Fund and its wholly-owned affiliate, unless the context otherwise requires.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them. The terms “dollar,” “USD,” “US$” or “$” refer to the legal currency of the United States. Currency amounts in this prospectus are stated in dollars, unless otherwise indicated. Our reporting currency is the U.S. dollar, and our functional currency is the Korean Won, or KRW or “￦.” Convenience translations included in this prospectus of Korean Won into U.S. dollars have been made at the rate of ￦1,224.79 = US$1.00, as reported by the Board of Governors of the Federal Reserve System on June 1, 2020. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/current/default.htm.

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Our fiscal year ends on December 31 of each year as does our reporting year. Therefore, any references to 2019 and 2018 are references to the fiscal and reporting years ended December 31, 2019 and December 31, 2018, respectively. Our most recent fiscal year ended on December 31, 2019. See Note 2 to our consolidated financial statements for a discussion of the basis of presentation, functional currency and translation of financial statements.

Non-GAAP measures

In addition to U.S. GAAP measures, we also use Adjusted EBITDA, as described under “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends—Adjusted EBITDA,” and Adjusted EBITDA margin in various places in this prospectus. These financial measures are presented as supplemental disclosure and should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP, and should be read in conjunction with the financial statements included elsewhere in this prospectus. Adjusted EBITDA and Adjusted EBITDA margin may differ from similarly titled measures presented by other companies.

Please see “Selected consolidated financial information and operating data” for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Market and industry data

This prospectus contains references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. See “Bibliography of referenced industry sources.” Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us. In general, we believe there is less publicly available information concerning international social gaming industries than the same industries in the United States. Some data is also based on our good faith estimates, which are derived from our review of internal surveys or data, as well as the independent sources referenced above. Assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary note regarding forward-looking statements.”

Cautionary note regarding forward-looking statements

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “design,” “target,” “aim,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “potential,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this prospectus under the headings “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Our business” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus.

You are cautioned not to place undue reliance on the forward-looking statements in this prospectus. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important before deciding to invest in our ADSs. Therefore, you should read this entire prospectus carefully, including, in particular, the sections entitled “Risk factors” beginning on page 15 of this prospectus and “Management’s discussion and analysis of financial condition and results of operations,” and our consolidated financial statements and related notes, before making an investment decision. Some of the statements in this summary and elsewhere in this prospectus constitute forward-looking statements. See “Cautionary note regarding forward-looking statements.”

Our company

We are a leading developer and publisher of digital games on mobile and web-based platforms. We are the creators of multi-format interactive entertainment experiences for casual players. Our flagship game, DoubleDown Casino, has been in the top 20 grossing mobile games annually on Apple App Store since 2015, according to App Annie. Our newest game, DoubleDown Fort Knox, launched in April 2018, has already achieved over three million cumulative installations as of March 31, 2020. Our games cater to an expanding casual gaming audience around the world.

We have been an early pioneer in the social casino gaming segment of casual gaming and were among the initial publishers to launch a social casino game on the Facebook platform in 2010 with the release of DoubleDown Casino. As the market has shifted materially to mobile platforms in recent years, we have also embraced new distribution channels for our games, which have significantly expanded our overall reach and market opportunity. We currently offer four games, DoubleDown Casino, DoubleDown Fort Knox, DoubleDown Classic, and Ellen’s Road to Riches. Our games attract players of social casino and casual games, and have been installed over 100 million times to date. During 2019, an average of 2.8 million players played our games each month and for the three months ended March 31, 2020, an average of over 3 million players played our games each month.

Our market opportunity includes casual gaming globally, which includes slots, puzzle, card, match three and other similar games. Eilers & Krejcik estimated that the global market for mobile casual games was expected to be $22.1 billion in 2019, an increase of approximately 22% from 2018. Within the social casino segment of casual gaming, which includes free-to-play online slots, poker, table games, and bingo, DoubleDown Casino was ranked third in the top 10 game titles by revenue for the three months ended March 31, 2020, according to Eilers & Krejcik. The growth rate of the social casino market is estimated at 5% over the next four years and is projected to reach $6.8 billion by 2023, according to Eilers & Krejcik. As one of the leading players in social casino games today, we believe we are well-positioned to combine our social casino expertise with additional game elements to deliver entertaining playing experiences for our players.

We believe that success in casual gaming requires a combination of creativity and data science to acquire, engage, and retain players. We have a deep understanding of our players which allows us to hone our game development, content strategy, and live game operations. Our all-in-one approach that combines numerous pieces of content within a single game streamlines the player experience while our best-in-class gaming elements, including graphics, user interface, and meta-features, such as daily challenges and loyalty programs, keep our players engaged. Collectively, our players exhibit higher monetization compared to that of our social casino peers, which we believe reflects our successful approach. Our average revenue per daily active user, or ARPDAU, was $0.70 for the three months ended March 31, 2020, higher than the $0.53 average of three primary social casino peers during the same period based upon data from Eilers & Krejcik and the approximate $0.02 median of all mobile games during the three months ended June 30, 2019, according to Game Analytics.

We believe our access to content is among the broadest in the gaming industry. In addition to our internally developed content, we also have access to content from International Game Technology PLC (“IGT”), one of the largest casino equipment suppliers in the world, and creator of well-known slot games such as Cleopatra, Wolf Run, and Megabucks, as well as from DoubleU Games, our controlling shareholder and a leading developer and publisher of social casino games based in Korea. Collectively, we have had access to over 2,000 slot titles through our partnerships with IGT and DUG and we have internally developed a catalogue of over 20 original slot titles. We continue to provide our players with a superior gaming experience by leveraging our three content pillars: DDI, IGT, and DUG.

Our financial performance has benefitted from the differentiated way in which we approach our market opportunity. Our revenue was $273.6 million in 2019, up from $266.9 million in 2018. Approximately 87% of our revenue was generated from the United States in 2019. Our net income was $36.3 million in 2019, up from $25.1 million in 2018. Our Adjusted EBITDA was $101.7 million in 2019, up from $85.1 million in 2018, with an Adjusted EBITDA margin of 37.2% and 31.9%, respectively. Our revenue was $76.1 million for the three months ended March 31, 2020, up from $68.3 million for the three months ended March 31, 2019. Our net income was $12.9 million for the three months ended March 31, 2020, up from $8.8 million for the three months ended March 31, 2019. Our Adjusted EBITDA was $25.3 million for the three months ended March 31, 2020, up from $24.7 million for the three months ended March 31, 2019, with an Adjusted EBITDA margin of 33.3% and 36.2%, respectively. See “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends” for a description of Adjusted EBITDA and for a reconciliation to net income, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Industry overview and market opportunity

A number of technology and consumer trends are driving significant change in digital gaming and expanding our market opportunity:

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Growth of mobile platforms and entertainment increasingly consumed through mobile. According to data from Newzoo Online, the number of smartphone users was expected to grow by 10% to 3.2 billion users in 2019. According to data from eMarketer, an average U.S. adult spent an average time of 2 hours and 55 minutes per day on a smartphone in 2019; time spent on consuming content via mobile devices was expected to surpass time spent watching TV for the first time in 2019. Both hardcore (such as racing, shooting, etc.) and casual U.S. gamers, with average ages of 34 and 45, respectively, averaged over 10 hours per week on mobile gaming in 2018, according to the most recent data available from IDC. We believe this trend presents an opportunity for greater engagement with players on mobile devices.

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Role of app stores as distribution and payment gateways. Developers are now able to distribute apps to global audiences and regularly update the apps with new content and features. App stores are now a popular destination for users to find and access content, and also serve as integrated payment systems where users can conveniently make purchases in a trusted and secure setting.

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Success of the free-to-play model has widened appeal of gaming to the masses. Free-to-play games have significantly increased the revenue potential of mobile and web-based games by eliminating upfront barriers and facilitating purchases throughout the player lifecycle. Free-to-play games allow for a wider audience, increasing the number of potential paying players and enhancing the overall game experience by facilitating greater social interaction among players.

We also believe that the competencies required to succeed in the market have evolved:

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Scale is increasingly important. Only a small fraction of games reach meaningful scale. Through 2019, only 1,121 games of the more than one million games available on Apple App store and Google Play Store have generated revenue of over $5 million, according to App Annie. As games compete for limited playing time, gaming companies with an ability to invest significant amounts of resources to marketing, research and development, and ongoing costs are able to improve the probability of success.

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Content is a key differentiator. Gaming companies face significantly higher costs to develop, market, and operate games. As greater resources are invested in these games, players have become more engaged and deeply invested in the games they play, resulting in higher switching costs.

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Increasing longevity of games. Games have evolved into services, significantly extending the lifecycles of successful games. Facilitated by a shift in monetization strategy towards more in-game purchases, greater ability to update games post launch via app store platforms, and the incorporation of social aspects into the games, players stay engaged longer, which in turn drives higher and more stable monetization.

We believe that our market opportunity includes casual gaming globally, which includes slots, puzzle, card, match three and other similar games. Eilers & Krejcik defines casual games as games that have simple decision-making with the ability for players to start or stop playing at any time without heavily impacting the overall experience. Eilers & Krejcik estimated that the global market for mobile casual games was expected to be $22.1 billion in 2019, an increase of approximately 22% from 2018. The growth rate of the social casino market is estimated at 5% over the next four years and is projected to reach $6.8 billion by 2023, according to Eilers & Krejcik. We believe that casual and social casino genres are converging, blending elements into new games. As one of the leading players in social casino gaming today, we believe we are well-positioned to combine our social casino expertise with additional game elements to deliver entertaining playing experiences for our players.

Our value proposition to players

We believe that our games offer a compelling value proposition to players that drives their loyalty and continued engagement and monetization:

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Proven library of content: We have a diverse library of content to entertain and engage players, including proven social casino gaming content developed by DUG; authentic, land-based casino content from IGT; and innovative, original content developed internally.

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Cross-platform playability: Our players can play our games anytime and anywhere on mobile and web-based platforms. Our games are available on all major platforms including Apple App Store, Facebook, Google Play Store, and Amazon Appstore.

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All-in-one approach: Each of our games provides a one-stop shop for gaming entertainment with diversified content. To play a multitude of our content, players are only required to download one game. The content choices available within each game allow the player to tailor the experience to their individual preferences, and the unified environment lowers the barrier to new content discovery, enhancing entertainment and engagement for players.

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Enhanced player experience through DoubleDown Fort Knox: DoubleDown Fort Knox was designed to deliver a best-in-class mobile gaming experience for our players across all aspects of the game, including graphics, user interface, and meta-features. DoubleDown Fort Knox’s innovative features, including 3D game viewing as well as the option to play the game in both portrait and landscape mode, fully utilize the capabilities of high-end mobile devices and allow for more immersive player experiences.

Our strengths

All-in-one strategy offers scalability, player insights, and operational efficiency.

Our all-in-one approach allows our players to access our extensive library of slot content through a single game download. In addition, the all-in-one approach provides an enhanced understanding of our players, as all of their behaviors take place within the same game. By centralizing our content into fewer games, we can also adopt a more focused and efficient approach to user acquisition.

Exclusive access to deep content libraries and proven track record of developing new content.

We have exclusive access to hundreds of highly recognizable, branded land-based slot titles through our partnership with IGT which enables us to deliver an authentic casino floor experience to our players. Our parent company, DUG, also has deep experience in developing social casino games. In addition to IGT and DUG content, our in-house research and development team develops proprietary slot content. Collectively, we have had access to over 2,000 slot titles through our partnerships with IGT and DUG and we have internally developed a proprietary catalogue of over 20 original slot titles.

Comprehensive player lifecycle management.

We employ a rigorous, data-driven approach to player lifecycle management from user acquisition to ongoing engagement and monetization. We use internally-developed analytic tools to segment and target players and to optimize user acquisition spend across multiple channels.

Robust technology platform.

We operate on a centralized, cloud-based technology platform which enables us to consistently launch high-quality slot content and operate our games on a global level. Our robust infrastructure allows us to capture and analyze player data in real-time, which fuels our development and operations. In addition, we have proprietary porting capabilities that allow us to implement content from DUG and IGT quickly and efficiently, which enables our high velocity approach to content development. Our shared code base also increases speed to market for new content, features, and services while minimizing development costs, as we are able to roll-out software and content updates across all of our games simultaneously.

Deep talent pool and shareholder support.

We have a global development team with extensive experience across multiple geographies and functions. Our management team and employee base have a proven track record of creating and scaling social casino and casual games. Our talent pool of 280 employees is comprised of highly experienced engineers, creative artists, product managers, data scientists and market researchers. We also benefit from our controlling shareholder DUG, a leader in the social casino gaming industry, with whom we regularly engage to share best practices.

Our strategies

Grow our player network.

We plan to develop new content and features within our existing games to grow the number of active players in our existing player segments. In addition, we intend to further develop additional content and features to cultivate new players from adjacent segments and new geographies. We also aim to efficiently deploy our marketing spend to attract new players to our platform.

Increase engagement and monetization of existing players.

We intend to improve engagement and monetization of our existing players by leveraging enhanced data insights gained from our analytic capabilities. We also aim to utilize our rich data to hone our development, marketing, and live game operations efforts to drive additional player engagement and monetization.

Grow DoubleDown Fort Knox, our newest game.

We intend to rapidly build-out our latest game, DoubleDown Fort Knox, which utilizes our all-in-one approach. We aim to leverage first-of-its-kind features, such as 3D slots and the option to play the game in both portrait and landscape mode, to target new players and drive paying player conversion.

Expand geographically.

We aim to expand geographically with both existing and new content. We believe we can further leverage our existing content to grow in regions that share familiarity with our current content and gameplay features, such as Australia and Western Europe. Additionally, we see an opportunity to offer localized slot content specially designed to appeal to players from additional geographies where we may be underpenetrated today, such as the Asia-Pacific region.

Develop new games targeting adjacent casual genres.

We plan to broaden our existing product offering with expanded casual game elements.

Pursue selective mergers and acquisitions.

We intend to pursue selective merger and acquisition opportunities to expand our capabilities and grow our industry and geographic footprint.

Summary risk factors

There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk factors” following this prospectus summary. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially and adversely affected. In such case, the trading price of our ADSs would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

•	Our profitability may be affected by the rate and manner at which we successfully manage our current and future growth;

•	We rely on a small percentage of our players for all of our revenue;

•	To date, we have been reliant upon our DoubleDown Casino game for substantially all of our revenue;

•	We rely substantially on third-party platforms to make our games available to players and to collect revenue;

•	Legal proceedings may have a material adverse impact on our business;

•	Social opposition to interactive gaming could limit our growth and impact the future of our business;

•	We rely on the ability to use the intellectual property of third parties, particularly IGT and DUG, for a substantial portion or our content and other features incorporated into our games;

•	Our business depends on our ability to protect proprietary information and our owned and licensed intellectual property;

•	The intellectual property rights of others may prevent us from developing new games and/or entering new markets, or may expose us to costly litigation;

•	Our success depends upon our ability to adapt to and offer games that keep pace with changing technology and evolving industry standards;

•	Data privacy and security laws and regulations could increase the cost of our operations and subject us to possible sanctions or penalties;

•	We operate in a highly competitive industry, and our success depends on our ability to effectively compete;

•

Our success depends on the security and integrity of the games we offer, and cyber-attacks, security breaches, or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer;

•	If the use of mobile devices as gaming platforms and the proliferation of mobile devices generally do not increase, our business could be harmed;

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Our business may be adversely impacted by reductions in discretionary consumer spending as a result of downturns in the economy or other factors beyond our control, including any impact from the recent coronavirus outbreak;

•	Escalations in tensions with North Korea could materially affect our Company and the market value of our ADSs;

•	DoubleU Games controls the direction of our business, and the concentrated ownership of our common shares will prevent you and other shareholders from influencing significant decisions;

•	DoubleU Games’ interests may conflict with our interests and the interests of our shareholders; and

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We are a “foreign private issuer” as defined under the Securities Act of 1933, as amended, and, as a result, will qualify for, and intend to rely on, exemptions from certain NASDAQ corporate governance requirements.

Emerging growth company status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the

“JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to SEC reporting companies. For so long as we remain an emerging growth company we will not be required to, among other things:

•

present more than two years of audited financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

•	disclose certain executive compensation related items; and

•	seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to our Company as a foreign private issuer.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Corporate information

Our Company was originally established as The8Games Co., Ltd., in Seoul, Korea in 2008, an interactive entertainment studio focused on the development and publishing of casual games and mobile applications. In 2016, DUG acquired a controlling stake in our Company and, in 2017, DUG acquired the remaining stake in our Company, making us a wholly-owned subsidiary of DUG. Later in 2017, DUG also acquired DDI-US through our Company, believing that our strengths could be highly complementary to DDI-US for creating more powerful social casino gaming content. We changed our name to DoubleDown Interactive Co., Ltd. in December 2019. In February 2020, we acquired Korea-based Double8 Games from DoubleU Games.

Our agent for service of process in the United States is DoubleDown Interactive, LLC, 605 5th Avenue, Suite 300, Seattle, Washington 98104. Our principal executive offices are located at 13F, Gangnam Finance Center, 152, Teheran-ro Gangnam-gu, Seoul 06236, Korea. Our main telephone number is +82-2-501-7216. Our internet website is https://doubledowninteractive.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. You should not consider any information on our website to be part of this prospectus or in decides whether to purchase our ADSs. We have included our website address in this prospectus solely for informational purposes.

Trademarks

The names and marks, DoubleDown Casino, DoubleDown Classic, DoubleDown Fort Knox, and other trademarks, trade names and service marks of DDI appearing in this prospectus are the property of DDI. This prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

The Offering

Issuer	DoubleDown Interactive Co., Ltd.

Offering price	We currently expect the initial public offering price to be between $17 and $19 per ADS.

ADSs offered by us	5,500,000 ADSs.

ADSs offered by the selling shareholder	5,500,000 ADSs (or 7,150,000 ADSs if the underwriters exercise in full their option to purchase additional ADSs).

Common shares to be outstanding immediately after this offering	2,489,522 common shares.

Underwriters’ option to purchase additional ADSs	The selling shareholder has granted to the underwriters an option to purchase up to 1,650,000 additional ADSs from the selling shareholder at the initial public offering price less the underwriting discounts and commissions, for a period of 30 days from the date of this prospectus.

The ADSs	20 ADSs represent one common share. The ADSs are evidenced by American depositary receipts (ADRs) issued by Citibank, N.A., as depositary. The depositary’s agent, the custodian, will be the holder of the common shares underlying the ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and owners and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the common shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement, as amended, if you continue to hold your ADSs.

Depositary	Citibank, N.A.

Use of proceeds	We expect to receive net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $88.0 million, based on an assumed public offering price of $18 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of proceeds.”

We will not receive any proceeds from the sale of our ADSs by the selling shareholder in this offering.

Lock-up	We and our existing shareholders have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, any of our securities for a period of 180 days following the closing of the offering of the ADSs, subject to certain exceptions. See “Underwriting” for more information.

Listing	Our ADSs have been approved for listing on the NASDAQ Global Select Market under the symbol “DDI.”

Risk factors	Investing in our ADSs involves a high degree of risk. For a discussion of factors you should carefully consider before making an investment decision, see “Risk factors” beginning on page 15.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs.

Summary consolidated financial information and operating data

The following tables present the summary consolidated financial information and operating data for DoubleDown Interactive Co., Ltd. and its subsidiaries for our fiscal years ended December 31, 2019 and 2018, and the three months ended March 31, 2020 and 2019. The summary consolidated income statement data for the years ended December 31, 2019 and 2018 and the summary consolidated balance sheet data as of December 31, 2019 and 2018 are derived from the audited consolidated financial statements of DoubleDown Interactive Co., Ltd. and its subsidiaries, prepared in accordance with U.S. GAAP, included in this prospectus. The summary consolidated income statement data for the three months ended March 31, 2020 and 2019 and the summary consolidated balance sheet data as of March 31, 2020 are derived from the unaudited condensed consolidated financial statements of DoubleDown Interactive Co., Ltd. and its subsidiaries, prepared in accordance with U.S. GAAP, included in this prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with “Selected consolidated financial information and operating data,” “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements of DoubleDown Interactive Co., Ltd. and the accompanying notes beginning on page F-1 in this prospectus.

Years ended December 31, 2019 and December 31, 2018

Summary consolidated income statement data (in millions)	Year ended December 31,
	2019	2018
Revenue	$273.6	$266.9

Operating expenses:
Cost of revenue(1)	99.6	104.0
Sales and marketing(1)	35.8	39.9
Research and development(1)	19.3	20.1
General and administrative(1)	17.2	17.8
Depreciation and amortization	33.4	30.1

Total operating expenses	205.3	211.9

Operating income	68.3	55.0

Interest expense	(26.6)	(30.4)
Interest income	0.5	0.3
Gain on foreign currency transactions	4.1	2.4
Gain on foreign currency remeasurement of intercompany item	3.2	7.2
Other income (expense), net	0.3	(0.2)
Income tax expense	(13.5)	(9.2)

Net income	$36.3	$25.1

Summary other data (in millions, except ARPDAU and percentages)	Year ended December 31,
	2019	2018
Adjusted EBITDA(2)	$101.7	$85.1
Net income margin(3)	13.3%	9.4%
Adjusted EBITDA margin(2)	37.2%	31.9%
Average MAU(4)	2.8	3.3
Average DAU(4)	1.2	1.3
ARPDAU(4)	$0.64	$0.57
Mobile penetration(5)	67.5%	64.6%

Reconciliation of non-GAAP measures (in millions, except percentages)	Year ended December 31,
	2019	2018
Net income	$36.3	$25.1
Income tax expense	13.5	9.2
Income before tax	49.8	34.3

Adjustments for:
Depreciation and amortization	33.4	30.1
Interest expense	26.6	30.4
Foreign currency transaction/remeasurement (gain) loss	(7.3)	(9.6)
Other income (expense), net	(0.8)	(0.1)
Adjusted EBITDA	$101.7	$85.1
Adjusted EBITDA margin	37.2%	31.9%

Summary consolidated balance sheet data (in millions)	As of December 31,
	2019	2018
Cash and cash equivalents	$42.4	$31.0
Total assets	$815.4	$820.3
Total liabilities	$434.7	$490.4
Total equity	$380.7	$329.9

(1)	Excluding depreciation and amortization.

(2)	We define Adjusted EBITDA as operating income before interest expense, income tax expense, depreciation and amortization, foreign currency transaction and remeasurement gains and losses, and other income (expense), net (including interest income). Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Management has presented the performance measure Adjusted EBITDA because it monitors performance at a consolidated level and believes that this measure is relevant to an understanding of the Company’s financial performance. In addition, we believe this metric provides useful information in understanding our operating performance and trends in our business. Adjusted EBITDA is not a defined performance measure in U.S. GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities. See also “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends—Adjusted EBITDA.”

(3)	Net income margin represents net income as a percentage of revenue, which is the most directly comparable GAAP measure to Adjusted EBITDA margin described above.

(4)	See the definitions of the key performance indicators in “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends.”

(5)	Mobile penetration represents the percentage of revenue sourced from the Google, Apple, and Amazon platforms.

Three months ended March 31, 2020 and March 31, 2019

Summary consolidated income statement data (in millions)	Three months ended March 31,
	2020	2019
Revenue	$76.1	$68.3

Operating expenses:
Cost of revenue(1)	26.9	25.5
Sales and marketing(1)	14.5	7.1
Research and development(1)	4.3	5.8
General and administrative(1)	5.0	5.2
Depreciation and amortization	8.0	8.4

Total operating expenses	58.7	52.0

Operating income	17.4	16.3

Interest expense	(6.1)	(6.7)
Interest income	0.1	0.0
Gain on foreign currency transactions	0.8	0.1
Gain on foreign currency remeasurement of intercompany item	4.2	2.8
Other income (expense), net	0.1	(0.2)
Income tax expense	(3.6)	(3.5)

Net income	$ 12.9	$8.8

Summary other data (in millions, except ARPDAU and percentages)	Three months ended March 31,
	2020	2019
Adjusted EBITDA(2)	$ 25.3	$24.7
Net income margin(3)	16.9%	12.8%
Adjusted EBITDA margin(2)	33.3%	36.2%
Average MAU(4)	3.0	2.9
Average DAU(4)	1.2	1.2
ARPDAU(4)	$ 0.70	$0.62
Mobile penetration(5)	69.9%	66.7%

Reconciliation of non-GAAP measures (in millions, except percentages)	Three months ended March 31,
	2020	2019
Net income	$12.9	$8.8
Income tax expense	3.6	3.5
Income before tax	16.5	12.3

Adjustments for:
Depreciation and amortization	8.0	8.4
Interest expense	6.1	6.7
Foreign currency transaction/remeasurement (gain) loss	(5.1)	(2.9)
Other income (expense), net	(0.2)	0.2
Adjusted EBITDA	$25.3	$24.7
Adjusted EBITDA margin	33.3%	36.2%

Summary consolidated balance sheet data (in millions)	As of March 31,
2020
Cash and cash equivalents	$36.5
Total assets	$809.2
Total liabilities	$405.8
Total equity	$403.4

(1)	Excluding depreciation and amortization.

(2)	We define Adjusted EBITDA as operating income before interest expense, income tax expense, depreciation and amortization, foreign currency transaction and remeasurement gains and losses, and other income (expense), net (including interest income). Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Management has presented the performance measure Adjusted EBITDA because it monitors performance at a consolidated level and believes that this measure is relevant to an understanding of the Company’s financial performance. In addition, we believe this metric provides useful information in understanding our operating performance and trends in our business. Adjusted EBITDA is not a defined performance measure in U.S. GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities. See also “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends—Adjusted EBITDA.”

(3)	Net income margin represents net income as a percentage of revenue, which is the most directly comparable GAAP measure to Adjusted EBITDA margin described above.

(4)	See the definitions of the key performance indicators in “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends.”

(5)	Mobile penetration represents the percentage of revenue sourced from the Google, Apple, and Amazon platforms.

Risk factors

An investment in our ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our businesses and an investment in our ADSs, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our businesses, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected, in which case the value of our ADSs could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary note regarding forward-looking statements.”

Risks related to our business and industry

Our profitability may be affected by the rate at which we grow our business. The inability to successfully manage our current and future growth may materially and adversely affect our results of operations and financial condition.

We have grown the business since the acquisition of DDI-US from IGT in 2017 and we intend to continue to expand the scope and geographic relevance of the games we provide. Our total revenue increased to $273.6 million for the year ended December 31, 2019, from approximately $266.9 million in 2018. Achieving our growth strategy will depend, in large part, upon the rate at which we are able to attract and retain paying players to our games, create engaging content, and expand geographically.

Our ability to increase the number of players of our games will depend on continued player adoption of online social casino and other forms of casual online gaming. Growth in the online gaming industry and the level of demand for and market acceptance of our games are subject to a high degree of uncertainty. We expect that the overall number of our customers and the amount they are willing to invest in our games will fluctuate from time to time. The rate at which we acquire paying players may be affected by increased competition, general economic conditions, or other factors. In addition, we may not be successful in providing sufficient incentives and creating engaging content to retain our existing customers and attract new customers. If we are unable to successfully acquire, retain, and monetize players who make purchases in our games, our operations and financial condition will be adversely affected and our profitability may decline.

In addition, we hope to grow our player base through geographic expansion of our markets, particularly in Asia-Pacific and Western Europe. However, significant growth in such markets may not be successful if we do not plan the timing of the expansion appropriately, understand the social and other factors driving player participation in such markets so that we can adapt our content accordingly, and effectively navigate the regulatory environment in which we may be required to operate. If we are unable to properly and prudently manage our operations as we continue to grow, if the quality of our games deteriorates, or if we are unable to provide suitable incentives and content, our name and reputation could be severely harmed, and our business, prospects, financial condition, and results of operations could be adversely affected.

We rely on a small percentage of our players for all of our revenue.

Our games are available to players for free, and we generate revenue from players only if they voluntarily purchase virtual chips above and beyond the level of free virtual chips provided periodically as part of the games. In particular, we monitor the number of players who make a purchase to assess any periodic changes in behavior and associated trends. Average MPUs, or the average number of players who made a purchase at least once in a month, has decreased slightly from 2018 to 2019, but has been offset by a gradual increase in our average monthly revenue per paying player. Further, our overall payer conversion rate during fiscal years 2018 and 2019 has increased from 5.0% in 2018 to 5.2% in 2019. Our paying players may stop making purchases in our games or playing our games altogether at any time. In order to sustain or increase our revenue levels, we must increase the amount our players spend in our games and/or increase the number of players who purchase virtual chips. To retain paying players, we must devote significant resources so that the games they play retain their interest and motivate them to purchase virtual chips through incentives and engaging content. If the average amount spent by our paying players declines, if we fail to offer games that sufficiently incentivize players to purchase our virtual chips, or if we fail to properly manage the economics of free versus paid chips, our business, financial condition, and results of operations could be materially and adversely affected.

Our DoubleDown Casino game has generated substantially all of our revenue, and we intend to continue to refresh content and launch new games in order to attract and retain a significant number of paying players to grow our revenue and sustain our competitive position.

Historically, DoubleDown Casino has accounted for substantially all our revenue (2019: 96.3%; 2018: 96.9%), and we expect that this dependency will continue for the foreseeable future while we endeavor to further diversify our portfolio through the addition of new games, such as DoubleDown Fort Knox. See “Our business—Our games.” Our growth will depend, in part, on our ability to consistently refresh content for our existing games to promote engagement with our players, as well as launch new games that achieve significant popularity. However, as we add new games to our portfolio, certain of our players may leave existing games, such as DoubleDown Casino, and move to a new offering, such as DoubleDown Fort Knox. As we refresh content and develop new games, we expend significant resources in research and development, analytics, marketing, and others to design, test, and launch refreshed content and our new games.

Our ability to successfully and timely design, test, and launch our games and provide refreshed content, as well as attract and retain paying players, largely depends on our ability to, among other things:

•	analyze player demographics and effectively respond to changing player interests and preferences and the competitive landscape;

•	enhance existing games with refreshed content and develop new games that, in each case, are interesting and compelling and that incentivize players to purchase virtual chips on a regular basis;

•	effectively develop new social and geographic markets for our games;

•	minimize delays and cost overruns on development and launch of refreshed content for existing games and of new games; and

•	expand our proprietary portfolio of games through organic growth and licensed third-party content.

If we do not successfully extend the life of our existing games and launch games that attract and retain a significant number of paying players, our market share, reputation, and financial results could be harmed. In addition, if the popularity of any of our most successful games decreases significantly, it would have a material adverse effect on our results of operations, cash flows, and financial condition. We cannot assure that our initiatives to improve our player experience will always be successful.

We rely substantially on third-party platforms to make our games available to players and to collect revenue.

Our games are distributed through several main platform providers, including Apple, Facebook, Google, and Amazon, which also provide us valuable information and data, such as the rankings of our games. Substantially all of our revenue is generated by players using those platforms. Consequently, our expansion and prospects depend on our continued relationships with these providers, and any emerging platform providers that are widely adopted by our target player base in the geographic markets in which we operate.

We are subject to the standard terms and conditions that these platform providers have for application developers, which govern the promotion, distribution and operation of games and other applications on their platforms, and which the platform providers can change unilaterally on short or no notice. Our business would be harmed if:

•	the platform providers discontinue or limit our access to their platforms;

•	governments or private parties, such as internet providers, impose bandwidth restrictions, increase charges, or restrict or prohibit access to those platforms;

•	the platforms modify their current discovery mechanisms, communication channels available to developers, respective terms of service, or other policies, including fees;

•

the platforms adopt changes or updates to their technology that impede integration with other software systems, such as Adobe Flash or others, or otherwise require us to modify our technology or update our games in order to ensure players can continue to access our games and content with ease;

•	the platforms impose restrictions or make it more difficult for players to buy our virtual chips; or

•	the platforms develop their own competitive offerings.

If alternative platforms increase in popularity, we could be adversely impacted if we fail to create compatible versions of our games in a timely manner, or if we fail to establish a relationship with such alternative platforms. Likewise, if our existing platform providers alter their operating platforms or browsers, we could be adversely impacted as our offerings may not be compatible with the altered platforms or browsers or may require significant and costly modifications in order to become compatible. If our platform providers were to develop competitive offerings, either on their own or in cooperation with one or more competitors, our growth prospects could be negatively impacted. If our platform providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted.

In the past, some of these providers’ platforms have been unavailable for short periods of time or experienced issues with certain features. If such events occur on a prolonged basis or other similar issues arise that impact players’ ability to download our games, access social features, or purchase virtual chips, it could have a material adverse effect on our revenue, operating results, and reputation.

Legal proceedings may materially adversely affect our business and our results of operations, cash flows, and financial condition.

We have been party to, are currently party to, and in the future may become subject to additional, legal proceedings in the operation of our business, including, but not limited to, with respect to consumer protection, gaming-related matters, employee matters, alleged service and system malfunctions, alleged intellectual property infringement, and claims relating to our contracts, licenses, and strategic investments.

For example, in 2015, a plaintiff commenced a putative class action in the United States District Court for the Western District of Washington against Churchill Downs Incorporated, one of our competitors, alleging that Churchill Downs’ virtual game platform, “Big Fish Casino,” violated Washington’s Recovery of Money Lost at Gambling Act (“WRMLGA”) and Consumer Protection Act (“CPA”). The District Court dismissed plaintiff’s action. On March 28, 2018, the United States Court of Appeals for the Ninth Circuit reversed the District Court’s holding, concluding that, because Big Fish Casino’s virtual chips are a “thing of value,” Big Fish Casino falls under the WRMLGA. The Ninth Circuit remanded the action to the District Court for further proceedings consistent with its opinion. On March 4, 2020, plaintiff’s motion for class certification was denied by the District Court without prejudice to refile. Additional class actions have been commenced against other of our competitors on similar grounds, certain of which, including Churchill Downs, have announced settlements in recent weeks which remain subject to court approval.

In April 2018, a putative class action lawsuit, Benson, et al. v. DoubleDown Interactive, LLC, et al., was filed against DDI-US in the United States District Court for the Western District of Washington based upon the theory, like Big Fish Casino, that the use of the DoubleDown Casino Facebook and mobile applications violated the WRMLGA and CPA. The plaintiffs make their allegations on behalf of themselves and “all persons in the United States who purchased and lost chips by wagering at the DoubleDown Casino.” Plaintiffs seek to recover, on behalf of themselves and the class, among other things, (i) all money they wagered and lost playing DDI-US games; and (ii) treble damages. Plaintiffs also seek injunctive and/or declaratory relief as necessary to protect the interests of Plaintiff and the class. On November 13, 2018, the District Court denied DDI-US’s motion to compel arbitration. DDI-US filed an appeal to the United States Court of Appeals for the Ninth Circuit, arguing that plaintiff’s action should have been dismissed because their individual cases are subject to the arbitration agreement in the applicable Terms of Use. On October 3, 2019, the Ninth Circuit held DDI-US’s appeal in abeyance pending resolution of a similar appeal before the Ninth Circuit in Wilson v. Huuuge, Inc. On December 20, 2019, the Ninth Circuit rendered its decision in the Wilson case, affirming the District Court’s denial of Huuuge’s motion to compel arbitration. On January 29, 2020, DDI-US’s appeal to the Ninth Circuit was denied and the case was remanded to the District Court for further proceedings. On June 17, 2020, the Company filed a motion in the United States District Court for the Western District of Washington, which, if granted, would certify certain questions of state law to the Washington State Supreme Court for interpretation in accordance with applicable state law. No date for a hearing on the motion has been set. Discovery has commenced and is continuing. See “Our business—Legal proceedings.”

We may incur significant expense defending this lawsuit or any other lawsuit to which we may be a party. If the plaintiffs were to obtain a judgment in their favor in this lawsuit, then our operating results could be materially negatively impacted, and we could, among other things, be restricted from operating social casino games in Washington. Additional legal proceedings targeting our social casino games and claiming violations of state or federal laws could also occur in other states, based on the unique and particular laws of each jurisdiction. We cannot predict the likelihood, timing, or scope of the consequences of such an outcome, or the outcome of any other legal proceedings to which we may be a party, any of which could have a material adverse effect on our results of operations, cash flows, or financial condition.

Certain social opposition to interactive gaming or potential issues relating to social casino games could adversely impact our business and limit the growth of our operations.

There is certain opposition in some jurisdictions to interactive online gaming, including social casino games. In September 2018, the World Health Organization added “gaming disorder” to the International Classification of Diseases, defining the disorder as a pattern of behavior characterized by impaired control over gaming and an increase in the priority of gaming over other interests and daily activities. Some states or countries have anti-gaming groups that specifically target social casino games. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino games specifically. These could result in a prohibition on interactive online gaming or social casino games altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations, all of which could have an adverse effect on our results of operations, cash flows, and financial condition. We cannot predict the likelihood, timing, scope, or terms of any such legislation or regulation or the extent to which they may affect our business.

On September 17, 2018, 15 international gambling regulators, plus the Washington State Gambling Commission, signed a declaration expressing concern “with the risks posed by the blurring of lines between gambling and other forms of digital entertainments such as video gaming,” including, among others, social casino gaming.

The regulators committed to work together to analyze the characteristics of video games and social gaming, and to engage in an informed dialogue with the video game and social gaming industries to ensure the appropriate and efficient implementation of applicable laws and regulations. The regulators also indicated they would work closely with their consumer protection enforcement agencies. We cannot predict the likelihood, timing, scope, or terms of any actions taken as a result of the declaration.

Consumer protection concerns regarding games such as ours have been raised in the past and may again be raised in the future. These concerns include (i) whether social casino games may be shown to serve as a gateway for adolescents to monetary gambling, and (ii) a concern that social casino gaming companies are using big data and advanced technology to predict and target “vulnerable” users who may spend significant time and money on social casino games in lieu of other activities. Such concerns could lead to increased scrutiny, including the potential imposition of a regulatory framework, over the manner in which our games are designed, developed, distributed, and presented. It is difficult for us to monitor and enforce age or other jurisdictional restrictions with respect to players who download or play our games, as we rely on third-party distribution platforms such as Apple App Store, Facebook, Google Play Store, and Amazon Appstore. We cannot predict the likelihood, timing, or scope of any concern reaching a level that will impact our business, or whether, as a result, we would suffer any adverse impacts to our results of operations, cash flows, financial condition, and reputation.

We rely on the ability to use the intellectual property rights of third parties, and we may lose the benefit of some of the intellectual property licensed to us if the license agreements are terminated.

Substantially all of the content and related intellectual property incorporated into our games are licensed from third parties, in particular IGT and DUG. Since June 2017, we have been party to a Game Development, Distribution and Services Agreement with IGT (which we refer to as the “IP License Agreement”), pursuant to which we are granted the right to develop and distribute certain IGT game titles and related intellectual property. Under the IP License Agreement, we expect, but cannot guarantee, that we will be able to continue to receive those rights on favorable or reasonable terms. In addition, although IGT has the right to terminate the IP License Agreement for cause, we will retain exclusive, perpetual, and irrevocable use of any IGT intellectual property already used by us (excluding third party rights that IGT no longer has rights to itself), except in limited circumstances. See “Our business—Intellectual property.” In addition, we have licensing arrangements with our controlling shareholder, DUG, since March 2018, pursuant to which we are granted an exclusive license to develop and distribute certain of their social casino game titles and sequels, subject to our payment of customary terms and license fees. As of March 31, 2020, we license approximately 24 game titles that are actively offered to players. As amended to date, the agreement remains in effect until either DUG no longer holds an interest, directly or indirectly, in DDI, or DDI no longer holds an interest, directly or indirectly, in DDI-US. In such event, the agreement provides that the parties will mutually renegotiate the terms of the agreement. We expect, but cannot guarantee, that we will be able to continue to receive those rights on favorable or reasonable terms. See “Our business—Intellectual property.”

The future success of our business will depend, in part, on our ability to retain or expand intellectual property licenses. We cannot assure that these third-party licenses will continue to be available to us on commercially reasonable terms, if at all. Further, existing and future license arrangements containing royalty provisions could cause us to incur impairment charges in connection with minimum guarantees. To address these risks, we have increased our research and development capabilities in order to create proprietary intellectual property, including content, although there is no guarantee we will be able to create content that receives sufficient acceptance from the market or that is developed in a timely manner. In the event that we are unable to create such content and, in addition, if we lose the benefit of, or cannot renew and/or expand existing licenses with IGT and DUG, we may be required to discontinue or limit our use of certain game titles and related technologies that include or incorporate the licensed intellectual property.

Our business depends on the protection of our proprietary information and our owned and licensed intellectual property.

We believe that our success depends in part on protecting our owned and licensed intellectual property in the United States and other countries. Our intellectual property includes certain patents, trademarks and copyrights relating to our games, and proprietary or confidential information that is not subject to formal intellectual property protection. Much of our intellectual property that is significant to our business is owned by DoubleU Games or IGT and licensed to us, and we do not control the protection and maintenance of such intellectual property from third parties, and must rely on them to protect and maintain such intellectual property. Our success may depend, in part, on our and our licensors’ ability to protect the trademarks, trade dress, names, logos, or symbols under which we market our games and to obtain and maintain patent, copyright, and other intellectual property protection for the technologies, designs, software, and innovations used in our games and our business. We cannot assure that we will be able to build and maintain consumer value in our proprietary trademarks and copyrights or otherwise protect our technologies, designs, software, and innovations or that any patent, trademark, copyright, or other intellectual property right will provide us with competitive advantages.

We also rely on trade secrets and proprietary knowledge. We enter into confidentiality agreements with our employees and independent contractors regarding our trade secrets and proprietary information, but we cannot assure that the obligation to maintain the confidentiality of our trade secrets and proprietary information will be honored by such individuals.

In the future we may make claims of infringement against third parties or make claims that third-party intellectual property rights are invalid or unenforceable. These claims could cause us to incur greater costs and expenses in the protection of our intellectual property and could potentially negatively impact our intellectual property rights, for example, by causing one or more of our intellectual property rights to be ruled or rendered unenforceable or invalid.

Despite our efforts to protect our intellectual property rights, the steps we take in this regard might not be adequate to prevent or deter infringement or other misappropriation of our intellectual property by competitors or other third parties.

The intellectual property rights of others may prevent us from developing new games and/or entering new markets, or may expose us to liability or costly litigation.

Our success depends in part on our ability to continually adapt our games to incorporate new technologies as well as intellectual property related to game mechanics and procedures, and to expand into markets that may be created by these new developments. If technologies are protected by the intellectual property rights of our competitors or other third parties, we may be prevented from introducing games based on these technologies or expanding into markets created by these technologies.

We cannot assure that our business activities and games will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. A successful claim of infringement by a third party against us, our games or one of our licensees in connection with the use of our technologies, game mechanics or procedures, or an unsuccessful claim of infringement made by us against a third party or its products or games, could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

•	be expensive and time-consuming to defend or require us to pay significant amounts in damages;

•	result in invalidation of our proprietary rights or render our proprietary rights unenforceable;

•	cause us to cease making, licensing, or using games that incorporate the intellectual property;

•	require us to redesign, reengineer, or rebrand our games or limit our ability to bring new games to the market in the future;

•	require us to enter into costly or burdensome royalty, licensing, or settlement agreements in order to obtain the right to use a product or process;

•	impact the commercial viability of the games that are the subject of the claim during the pendency of such claim; or

•	require us to stop offering the infringing games.

Our success depends upon our ability to acquire and retain players, as well as adapt to and offer games that keep pace with changing technology and evolving industry standards.

Our ability to acquire and retain players is largely driven by our success in maintaining and increasing the quantity and quality of games in our portfolio. To satisfy players, we need to continue to improve their online gaming experience and innovate and introduce games that our players find more rewarding to play than those of our competitors. This will require us to, among other things, continue to improve our technology, game mechanics, and procedures to optimize search results for our games, tailor our game offerings to additional geographic and demographic market segments, and improve the user-friendliness of our games, while working to minimize the risk that players will be diverted from our existing games to one of our new games resulting in reduced purchases by those players. Our ability to anticipate or respond to changing technology and evolving industry standards and to develop and introduce new and enhanced games on a timely basis, or at all, is a significant factor affecting our ability to remain competitive and expand and attract new players. We cannot assure that we will have the financial and technical resources needed to introduce new games on a timely basis, or at all.

Further, as technological or regulatory standards change and we modify our games to comply with those standards, we may need players to take certain actions to continue playing, such as downloading a new game, performing age-gating checks or accepting new terms and conditions. Players may stop using our games at any time, including if the quality of the player experience on our games and our support capabilities in the event of a problem do not meet their expectations or keep pace with the quality of the player experience generally offered by competitive games and services.

Our players depend on our support organization to resolve any issues relating to our games. Our ability to provide effective support is largely dependent on our ability to attract, resource, and retain employees who are not only qualified to support players of our games, but are also well versed in our games. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation, adversely affect our ability to sell virtual chips within our games to existing and prospective players, and adversely impact our results of operations, cash flows, and financial condition.

Our global operations expose us to business and legal risks, which could restrict or limit our ability to execute our strategy.

Substantially all of our revenues are currently generated through DDI-US in the United States. Our headquarters and significant game development operations are based in Seoul, Korea. We are subject to risks customarily associated with such global operations, including: the complexity of laws, regulations, and markets in the countries in which we operate; the uncertainty of enforcement of remedies in certain jurisdictions; the effect of currency exchange rate fluctuations; export control laws; the impact of foreign labor laws and disputes; the ability to attract and retain key personnel; the economic, tax, and regulatory policies of local governments; compliance with applicable anti-money laundering, anti-bribery, and anti-corruption laws, including the Foreign Corrupt Practices Act, The Improper Solicitation and Graft Act of Korea, and other anti-corruption laws that generally prohibit persons and companies and their agents from offering, promising, authorizing, or making improper payments to foreign government officials for the purpose of obtaining or retaining business; and compliance with applicable sanctions regimes regarding dealings with certain persons or countries. Certain of these laws also contain provisions that require accurate recordkeeping and further require companies to devise and maintain an adequate system of internal accounting controls.

If we adopt policies and controls that are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions and other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows, and financial condition. In addition, our business operations could be interrupted and negatively affected by terrorist activity, political unrest, or other economic or political uncertainties. Moreover, countries, including in particular Korea and the United States, could impose tariffs, quotas, trade barriers, and other similar restrictions that adversely impact the international nature of our business.

Further, our ability to expand successfully in other countries involves other risks, including difficulties in integrating local operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in countries other than Korea and the United States.

Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions and other penalties.

We collect, process, store, use, and share data, some of which contains limited personal information. Consequently, our business is subject to a number of U.S. and international laws and regulations governing data privacy and security, including with respect to the collection, storage, use, transmission, sharing, and protection of personal information and other consumer data. Such laws and regulations may be inconsistent among countries or conflict with other rules.

We are subject to U.S. federal and state and foreign laws related to the privacy and protection of player data. Such regulations, such as the General Data Protections Regulation (“GDPR”) from the European Union (“EU”) and the California Consumer Privacy Act, which became effective on January 1, 2020, are new, untested laws and regulations that could affect our business, and the potential impact is unknown. See “Our business— Regulation of the industry.” We believe we have been and continue to be in compliance with the requirements of the GDPR since the regulation went into effect in 2018. In general, we do not store personal private information given that all payment processing occurs through third-party platforms, such as Facebook, PayPal, Apple, and Google. However, we may store limited personal information if a player enables a Facebook log-in or signs up for our DoubleDown Casino loyalty program.

There currently are a number of other proposals related to data privacy and security pending before several legislative and regulatory bodies. For example, the European Union is contemplating the adoption of the Regulation on Privacy and Electronic Communications (the “e-Privacy Regulation”). While this regulation was planned to take effect simultaneously with GDPR, it is currently still being debated and discussed by the EU member states. The e-Privacy Regulation focuses on the privacy of electronic communications and, in that respect, it contains new rules for direct marketing activities. It is highly likely that these rules will lead to new consent requirements.

Efforts to comply with these and other data privacy and security restrictions that may be enacted could require us to modify our data processing practices and policies, incorporate privacy by design into our games, and will significantly increase the cost of our operations. Failure to comply with such restrictions could subject us to criminal and civil sanctions and other penalties. In part due to the uncertainty of the legal climate, complying with regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security, and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to attract or retain players, and otherwise adversely affect our business, financial condition, and operating results.

Any failure or perceived failure by us to comply with our posted privacy policies or terms of use, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our games.

Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our players’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements or to modify their enforcement or investigation activities, which may increase our costs and risks.

Security breaches or other disruptions could compromise our information or the information of our players. If we sustain cyber-attacks or other security incidents that result in data breaches, we could suffer a loss of players and associated revenue, increased costs, exposure to significant liability, reputational harm, and other negative consequences.

Our business sometimes involves the storage, processing, and transmission of certain proprietary, confidential, and personal information of our players. We also maintain certain other proprietary and confidential information relating to our business and personal information of our personnel. Despite our security measures, our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, employee error or malfeasance, or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary, or confidential information, create system disruptions, or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities.

Our systems and the data stored on those systems may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems, the data stored on those systems, and the data of our business partners. Further, third parties, such as hosted solution providers, that provide services to us, could also be a source of security risks in the event of a failure of their own security systems and infrastructure. An increasing number of online services have disclosed security breaches, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our players’ data, the loss, corruption or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our players or third-party platforms. Any of these could expose us to claims, litigation, fines, and potential liability.

The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service, and loss of existing or potential suppliers or players. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our operations. Although we have insurance coverage for protecting against cyber-attacks, it may not be sufficient to cover all possible claims, and we may suffer losses that could have a material adverse effect on our business. We could also be negatively impacted by existing and proposed laws and regulations, and government policies and practices related to cybersecurity, data privacy, data localization, and data protection in the United States, Korea, the European Union, and other countries.

If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures for our games and content could be harmed, and we could lose players. Data security breaches and other data security incidents may also result from non-technical means, for example, actions by employees or contractors. Any compromise of our security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability that is not always limited to the amounts covered by our insurance. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could have a material adverse impact on our results of operations, cash flows, and financial condition.

If the use of mobile devices as gaming platforms and the proliferation of mobile devices generally do not increase, our business could be adversely affected.

The number of people using mobile devices has increased significantly over time and we expect that this trend will continue. However, the mobile market, particularly the market for mobile games, may not grow in the way we anticipate. Approximately 68% of our revenue for the year ended December 31, 2019 and 65% for the year ended December 31, 2018 was attributable to mobile device use. If the mobile devices on which our games are available decline in popularity or become obsolete faster than anticipated, we could experience a decline in revenue and may not achieve the anticipated return on our development efforts. Any such decline in the growth of the mobile market or in the use of mobile devices for games could harm our business, financial condition, or results of operations.

We operate in a highly competitive industry, and our success depends on our ability to effectively compete.

Online gaming is a rapidly evolving industry with low barriers to entry. Businesses can easily launch online or mobile platforms and applications at nominal cost by using commercially available software or partnering with various established companies in these markets, but may not offer the same level of sophistication or capabilities as our games. The market for our games is also characterized by rapid technological developments, frequent launches of new games and content, changes in player needs and behavior, disruption by innovative entrants, and evolving business models and industry standards. As a result, our industry is constantly changing games and business models in order to adopt and optimize new technologies, increase cost efficiency, and adapt to player preferences.

We face competition for leisure time and discretionary spending of our players. Other forms of leisure activities, such as offline, traditional online, personal computer and console games, television, movies, sports, and the internet, offer much larger and more well-established options for consumers. Consumer tastes and preferences for leisure activities are also subject to sudden or unpredictable change due to new innovations. If consumers do not find our games to be compelling or if other existing or new leisure activities are perceived by our players to offer greater variety, affordability, interactivity, and overall enjoyment, our business could be materially and adversely affected.

We also compete with online gaming companies, including those that offer social casino games such as Playtika, Zynga, SciPlay, Aristocrat, and others, and some of these companies have a base of existing players that is larger than ours. In addition, our controlling shareholder, DoubleU Games, also creates and markets online games and represents a potential source of competition for talent, content development, and players. The interests of DoubleU Games may, from time to time, conflict or compete with our interests. Some of our current and potential competitors, including DoubleU Games, enjoy substantial competitive advantages, such as greater financial, technical, and other resources and, in some cases, the ability to rapidly combine online platforms with traditional staffing solutions. These companies may use these advantages to develop different platforms and services to compete with our games, spend more on advertising and marketing, invest more in research and development or respond more quickly and effectively than we do to new or changing opportunities, technologies, standards, regulatory conditions, or player preferences or requirements. If we are not able to respond to and manage competitive pressure on our business effectively, it could adversely impact our results of operations, cash flows, and financial condition.

If we do not successfully invest in, establish and maintain awareness of our games, if we incur excessive expenses promoting and maintaining our games, or if our games contain defects or objectionable content, our business, financial condition, results of operations, or reputation could be harmed.

We believe that establishing and maintaining our awareness of our games is critical to developing and maintaining favorable relationships with players, platform providers, advertisers, and content licensors, as well as competing for key management and technical talent. Increasing awareness and recognition of our games is particularly important in connection with our strategic focus on developing games based on our own intellectual property and successfully cross-promoting our games. In addition, globalizing and extending awareness and recognition of our games require significant investment and extensive management time to execute successfully. Although we make significant sales and marketing expenditures in connection with the launch of our games, these efforts may not succeed in increasing awareness of our existing or new games. In addition, if a game contains objectionable content or the messaging functionality of our games is abused, our reputation could be damaged. Despite reasonable precautions, some consumers may be offended by certain of our game content or by treatment of other players. If consumers believe that a game we published contains objectionable content, consumers could refuse to play it and could pressure the platform providers to remove the game from their platforms. Further, if we fail to increase and maintain awareness and consumer recognition of our games, our potential revenues could be limited, our costs could increase, and our business, financial condition, results of operations, or reputation could suffer.

Our applications enable us to track certain performance metrics with internal and third-party tools and we do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business.

We track certain performance metrics, including the number of active and paying players of our games. Our all-in-one app strategy, in particular, provides us with large amounts of data on users and participation rates, among other things. Our performance metrics tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal or third-party tools we use to track these metrics undercount or overcount performance or contain algorithm or other technical errors, the data we report may not be accurate.

In addition, limitations or errors with respect to how we measure data (or the data that we measure) may affect our understanding of certain details of our business, which could affect our longer-term strategies.

Furthermore, our performance metrics may be perceived as unreliable or inaccurate by players, analysts, or business partners. If our performance metrics are not accurate representations of our business, player base, or traffic levels, if we discover material inaccuracies in our metrics, or if the metrics do not provide an accurate measurement of our business, our reputation may be harmed and our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We rely on information technology and other systems, and any failures in our systems or errors, defects, or disruptions in our games could diminish our reputation, subject us to liability, disrupt our business, and adversely impact our results.

We rely on information technology systems that are important to the operation of our business, some of which are managed by third parties. These third parties are typically under no obligation to renew agreements and there is no guarantee that we will be able to renew these agreements on commercially reasonable terms, or at all. These systems are used to process, transmit, and store electronic information, to manage and support our business operations, and to maintain internal control over our financial reporting. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information in certain of our businesses that is subject to privacy and security laws, and regulations. We could encounter difficulties in developing new systems, maintaining and upgrading current systems, and preventing security breaches. Among other things, our systems are susceptible to damage, outages, disruptions, or shutdowns due to fire, floods, power loss, break-ins, cyber-attacks, network penetration, denial of service attacks, and similar events. Any failures in our computer systems or telecommunications services could affect our ability to operate our games or otherwise conduct business.

Portions of our information technology infrastructure, including those operated by third parties, may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive, and resource-intensive. We have no control over third parties that provide services to us and those parties could suffer problems or make decisions adverse to our business. We have contingency plans in place to prevent or mitigate the impact of these events. However, such disruptions could materially and adversely impact our ability to deliver games to players and interrupt other processes. If our information systems do not allow us to transmit accurate information, even for a short period of time, to key decision-makers, the ability to manage our business could be disrupted and our results of operations, cash flows, and financial condition could be materially and adversely affected. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows, and financial condition.

Substantially all of our games rely on data transferred over the internet, including wireless internet. Access to the internet in a timely fashion is necessary to provide a satisfactory player experience to the players of our games. Third parties, such as telecommunications companies, could prevent access to the internet or limit the speed of our data transmissions, with or without reason, causing an adverse impact on our player experience that may materially and adversely affect our reputation, competitive position, results of operations, cash flows, and financial condition. In addition, telecommunications companies may implement certain measures, such as increased cost or restrictions based on the type or amount of data transmitted, that would impact consumers’ ability to access our games, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows, and financial condition. Furthermore, internet penetration may be adversely affected by difficult global economic conditions or the cancellation of government programs to expand broadband access.

Our games and other software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

Our games and other software applications and systems, as well as the third-party platforms upon which they are made available, could contain undetected errors, bugs, flaws, corrupted data, defects, and other vulnerabilities that could adversely affect the performance of our games. For example, these errors could prevent the player from making in-app purchases of virtual chips, which could harm our operating results. They could also harm the overall game-playing experience for our players, which could cause players to reduce their playing time or in game purchases, discontinue playing our games altogether, or not recommend our games to other players. Such errors could also result in our games being non-compliant with applicable laws or create legal liability for us.

Some of these errors may only become apparent after a game is launched, particularly as we often launch new content and release new features to existing games under tight time constraints. Any such errors may be exploited by cheating programs and other forms of misappropriation, disrupt our operations, adversely affect the gaming experience of our players, harm our reputation, cause our players to stop playing our games, divert our resources, and delay market acceptance of our games, any of which could result in legal liability to us or harm our business, financial condition, or results of operations.

We may use open source software in a manner that could be harmful to our business.

We use open source software in connection with our technology and games on a limited basis. The original developers of the open source code provide no warranties on such code. Moreover, some open source software licenses require players who distribute open source software as part of their proprietary software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. We try to use open source software in a manner that will not require the disclosure of the source code to our proprietary software or prevent us from charging fees to our players for use of our proprietary software. However, we cannot guarantee that these efforts will be successful, and thus, there is a risk that the use of such open source code may ultimately preclude us from charging fees for the use of certain software, require us to replace certain code used in our games, pay a royalty to use some open source code, make the source code of our games publicly available, or discontinue certain games. Our results of operations, cash flows, and financial condition could be adversely affected by any of the above requirements.

Our inability to complete potential acquisition opportunities and integrate those businesses successfully could limit our growth or disrupt our plans and operations.

In the future, we may pursue additional strategic acquisitions to further expand our operations. Our ability to succeed in implementing our strategy will depend to some degree upon our ability to identify and complete commercially viable acquisitions. We cannot assure that acquisition opportunities will be available on acceptable terms, or at all, or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions.

We may not be able to successfully integrate any businesses that we acquire or do so within the intended timeframes. We could face significant challenges in managing and integrating our acquisitions and our combined operations, including acquired assets, operations, and personnel. In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes or cost expectations, which could result in increased costs and have an adverse effect on our prospects, results of operations, cash flows, and financial condition.

Our business may be adversely impacted by reductions in discretionary consumer spending as a result of downturns in the economy, global pandemics, or other factors beyond our control.

Consumer demand for entertainment and social casino games, such as ours, is sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, effects of declines in consumer confidence in the economy, public health concerns or pandemics, such as the COVID-19 coronavirus, the impact of high energy and food costs, the increased cost of travel, decreased disposable consumer income and wealth, political and regulatory uncertainty, or fears of war and future acts of terrorism could further reduce customer demand for the games that we offer and the amounts, if any, our players are willing to spend. These factors could impose practical limits on pricing and negatively impact our results of operations and financial condition.

With respect to COVID-19, we have followed guidance by the Korean government and the state government in Washington to protect our employees and our operations during the pandemic and have effectively implemented a remote environment for our business. To date, we have not incurred any interruptions in operations. We continuously monitor performance and other industry reports to assess the risk of future negative impacts should the disruption of the economy progress.

The online gaming industry, in particular, has been identified in industry and media reports, such as Eilers & Krejcik and AppsFlyer, as an unintended beneficiary of this pandemic as people are quarantined in their homes, and we are not an exception to this benefit. Our DAU and number of payers have increased since the stay-at-home orders began across the United States. We expect this benefit to continue throughout the period of varying quarantine restrictions. However, there is no guarantee that these near-term trends will continue, particularly if quarantine or stay-at-home orders are not eased in coming months or if the pandemic experiences a second wave of infections. Consequently, any change in this current trend resulting in a diversion of player discretionary income to other uses, including for essential items, could adversely impact our cash flows, operating results, and financial condition.

We rely on skilled employees with creative and technical backgrounds.

We rely on our highly skilled, technically trained, and creative employees to develop new technologies and create innovative games. Such employees, particularly game designers, engineers, and project managers with desirable skill sets are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating, and retaining these individuals. A lack of skilled technical workers could delay or negatively impact our business plans, ability to compete, results of operations, cash flows, and financial condition.

Our results of operations, cash flows, and financial condition could be affected by natural events in the locations in which we or our key platform providers or content suppliers operate.

We may be impacted by severe weather and other geological events, including hurricanes, earthquakes, floods or tsunamis that could disrupt our operations or the operations of our key platform providers or content suppliers. Natural disasters or other disruptions at any of our facilities, those of our key providers, such as Apple, Google, Facebook, and Amazon, or those of our content suppliers, may impair the operation, development or provision of our games. While we insure against certain business interruption risks, we cannot assure that such insurance will compensate us for any losses incurred as a result of natural or other disasters. Any serious disruption to our operations, or those of our key providers or suppliers could have a material adverse effect on our results of operations, cash flows, and financial condition.

Our results of operations fluctuate due to seasonality and other factors and, therefore, our periodic operating results are not guarantees of future performance.

Our results of operations can fluctuate due to seasonal trends and other factors. Player activity is generally slower in the second and third quarters of the year, particularly during the summer months. Certain other seasonal trends and factors that may cause our results to fluctuate include:

•	holiday and vacation seasons;
•	climate and weather conditions that could cause players to pursue other activities;
•	economic and political conditions; and
•	the timing of the release of new games or refreshed content, including those of our competitors.

Consequently, results for any quarter are not necessarily indicative of the results that may be achieved in another quarter or for the full fiscal year. We cannot assure that the seasonal trends and other factors that have impacted our historical results will repeat in future periods as we do not have the ability to influence these factors.

We are subject to a variety of laws worldwide, many of which are still untested and still developing and which could subject us to further extensive governmental regulation, claims, or otherwise, as well as federal, state, and local laws affecting business in general, which may harm or restrict our business.

We are subject to a variety of laws in the United States, Korea, and other jurisdictions, including laws regarding consumer protection, intellectual property, virtual items and currency, export, and national security, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside of Korea and the United States. It is also likely that as our business grows and evolves and our games are played in larger volume in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources, modify our games, or block users from a particular jurisdiction, each of which would harm our business, financial condition, and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States, Korea, and elsewhere that could restrict the online and mobile industries, including player privacy, advertising, taxation, gaming, copyright, distribution, and antitrust. Our ability to access potentially key markets in the future, such as Korea and China, which currently restrict or otherwise limit entry for social casino gaming companies, will be dependent in part upon changes to the current legal and regulatory environment.

Furthermore, the growth and development of electronic commerce, social gaming, and virtual items and currency may lead to more stringent consumer protection laws that may impose additional burdens on or limitations on operations of companies such as ours conducting business through the internet and mobile devices. If scrutiny and regulation of our industry increases, we will be required to devote additional legal and other resources to addressing such regulation. Such new compliance costs or jurisdictional restrictions on our ability to offer online games could have a material adverse effect on our business, financial condition, and operating results. See “Our business—Regulation of the industry.”

Changes in tax laws or tax rulings, or the examination of our tax positions, could materially affect our financial condition and results of operations.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. In 2017, the United States enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others: (i) a permanent reduction to the corporate income tax rate, (ii) a partial limitation on the deductibility of business interest expense, (iii) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base), and (iv) a one-time tax on accumulated offshore earnings held in cash and cash equivalents and illiquid assets, with the latter taxed at a lower rate. Because these tax law changes are relatively new, we are still evaluating the impact that they may have on our business and results of operations in the future. Although at this time we do not expect that the changes will have an overall significant adverse impact on our business and financial condition, we cannot assure you that our business and results of operations will not be adversely affected by these or other changes to tax laws.

Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws and related regulatory guidance. However, the tax benefits that we intend to eventually derive could be undermined due to changing tax laws. In addition, the taxing authorities in Korea and the United States regularly examine income and other tax returns and we expect that they may examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty.

Our insurance may not provide adequate levels of coverage against claims.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Risks related to doing business in Korea

Escalations in tensions with North Korea could have a material effect on us and the market value of our ADSs.

We are incorporated in Korea and certain of our operations are located in Korea. As a result, we are subject to geopolitical uncertainties and risks involving Korea and North Korea.

Relations between Korea and North Korea have been tense throughout Korea’s modern history. The level of tension between the two Koreas has fluctuated and may increase abruptly as a result of current and future events. In particular, there have been heightened security concerns in recent years stemming from North Korea’s nuclear weapons and ballistic missile programs as well as its hostile military actions against Korea. For example, North Korea renounced its obligations under the Nuclear Non-Proliferation Treaty in January 2003 and has conducted several rounds of nuclear tests since October 2006, including claimed detonations of hydrogen bombs, which are more powerful than plutonium bombs, and warheads that can be mounted on ballistic missiles. Over the years, North Korea has also conducted a series of ballistic missile tests, including missiles launched from submarines and intercontinental ballistic missiles that it claims can reach the United States mainland. In response, the Korean government has repeatedly condemned the provocations and flagrant violations of relevant United Nations Security Council resolutions. In February 2016, the Korean government also closed the inter-Korea Gaesong Industrial Complex in response to North Korea’s fourth nuclear test in

January 2016. Internationally, the United Nations Security Council has passed a series of resolutions condemning North Korea’s actions and significantly expanding the scope of sanctions applicable to North Korea, most recently in December 2017 in response to North Korea’s intercontinental ballistic missile test in November 2017. Over the years, the United States and the European Union have also expanded their sanctions applicable to North Korea.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea. Recently, a series of bilateral summit meetings were held between Korea and North Korea in April, May, and September 2018 and between the United States and North Korea in June 2018 and February and June 2019. The United States-North Korea meeting in February 2019 ended abruptly and without an agreement after the United States refused to lift sanctions until North Korea relinquished all of its nuclear weapons. In June 2019, the United States and North Korea had another one-day summit at the Korean Demilitarized Zone, following which both sides announced a resumption of denuclearization talks. However, in December 2019, North Korea announced its intention to resume missile testing, heightening tensions.

Further tensions in North Korean relations may develop due to events such as North Korea’s leadership crisis, breakdown in high-level inter-Korea contacts, or any military hostilities. Alternatively, tensions may be resolved through reconciliatory efforts, which include peace talks, alleviation of sanctions, or reunification. There can be no assurance that future negotiations will result in a final agreement on North Korea’s nuclear program, including critical details such as implementation and timing, or that the level of tensions between Korea and North Korea will not escalate. Any further increase in tensions could have a material adverse effect on the Korean economy and on our business, financial condition, and results of operations and could lead to a decline in the market value of our ADSs.

It may not be possible for investors to enforce U.S. judgments against us.

Our headquarters facility is located in Seoul, Korea. In addition, two of our directors are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for U.S. investors to serve process within the United States upon us (other than our subsidiaries) or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in Korea (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

Risks related to our relationship with DoubleU Games

As a foreign private issuer, we intend to follow “home country” practice even though we may be considered a “controlled company” under NASDAQ corporate governance rules since DoubleU Games will continue to be our majority shareholder after the offering and will have voting control over key decisions affecting our Company and our shareholders.

After the consummation of the offering, DoubleU Games will hold approximately 60.2% of our shares, assuming all shares are sold in the offering. See “Certain relationships and related party transactions—Joint Investment Agreement.” We have not entered into any voting agreement with DoubleU Games with respect to its voting of our shares in the future. Consequently, DoubleU Games, as our major shareholder, will be able to exercise voting control over most decisions upon which shareholders are entitled to vote.

As a result, we will be a “controlled company” within the meaning of the NASDAQ corporate governance rules. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group, or another company, is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance standards, including the requirements that:

•	a majority of its board of directors consist of independent directors;

•

its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process; and

•	it has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

However, as a “foreign private issuer,” NASDAQ corporate governance rules allow us to follow our “home country,” Korea, rules and practice with respect to appointments to our board of directors and committees. We intend to follow home country practice as permitted by NASDAQ rather than rely on the “controlled company” exception to the corporate governance rules. Two members of our board of directors will be considered “independent” under NASDAQ corporate governance rules at the time of this offering, although we do intend to phase-in an additional independent director for our Audit Committee as permitted by NASDAQ.

The interests of DoubleU Games may differ significantly from those of our Board and our other shareholders. As a result, decisions by DoubleU Games could materially affect our continuing activities, including the sale of our Company to a third party or the ability of our shareholders to obtain a premium on any such sale or on a sale by DoubleU Games of all or part of its shareholding.

Our relationship with DoubleU Games could create potential conflicts of interest in management decisions, which could adversely impact our shareholders.

Although we have substantial contractual arrangements with our controlling shareholder, DoubleU Games, no person is serving concurrently as a director of both companies. Consequently, we have not entered into any agreement intended to govern any conflicts of interest between the two companies. However, under the Korean Commercial Code, or KCC, if a company, such as DDI, intends to enter into any arrangement with any of its major shareholders, such as DUG, such company is required to disclose the intended arrangement to its board of directors and obtain a resolution from the board approving such arrangement. Such approval requires the consent of not less than two-thirds of the board members. Under the KCC, a person would constitute a company’s major shareholder if such person holds 10% or more of equity interests in such company (without taking into account any non-voting shares issued by the company) or makes de facto influence on such company’s key managerial decisions (such as appointment and removal of directors and statutory auditors). Accordingly, in order for the Company and DUG to enter into any arrangement, the Company must seek and obtain a resolution from its board of directors approving the intended arrangement. Given the current board structure, the Company’s board resolution would be adopted independently from DUG. To date, the Company and DUG have entered into certain license agreements and loan agreements, all of which have been approved by the Company’s board in accordance with the KCC.

Further, unlike U.S. corporate law, Korean law does not recognize the concept of the controlling shareholder’s fiduciary duty to a company or any of such company’s minority shareholders. Under the KCC, only such company’s directors owe a fiduciary duty to the company. However, to the extent such controlling shareholder provides any instruction to a director of such company and any action or inaction taken by such director based on such instruction is found to be in violation of law, such action or inaction taken by the director may be regarded as that taken by such controlling shareholder. In such a case, the controlling shareholder would be required to indemnify the company for any loss incurred as a result of such action or inaction.

We are subject to certain loan agreements with DoubleU Games that could impede our available working capital and adversely impact our business operations and growth strategy.

We entered into several loans with DoubleU Games as our lender in 2018 and 2019 in the aggregate principal amount, as of March 31, 2020, of US$82 million (KRW100 billion). These loans mature in 2024, subject to certain prepayment rights. Each loan has a fixed interest rate of 4.60% per annum, with a default interest rate of an additional 5.0% per annum. Interest accrues quarterly, commencing as of May 2019, and is due and payable in full upon maturity. Further, if we are unable to repay the loans at maturity in 2024, we may not be able to continue our operations if we are unable to secure additional financing or otherwise restructure the loans. Although these loans are unsecured, we could nonetheless be forced by DoubleU Games to liquidate our operations and dissolve. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Short-term and long-term borrowings.”

A significant portion of our intellectual property portfolio is subject to license agreements with DoubleU Games and our operations could be adversely affected by the amount of royalty payments we are required to make under the agreements.

We are subject to a number of licensing and research and development agreements with DoubleU Games. Prior to the consummation of the offering, DoubleU Games controlled approximately 67.7% of our shares and, following the consummation of the offering, will control approximately 60.2%. DoubleU Games has granted us exclusive rights during the term of the agreements for development and distribution of social casino game titles and sequels in social online gaming. As of March 31, 2020, we license approximately 24 slot gaming intellectual property rights from DoubleU Games that are actively offered to end users through our games. We are obligated to pay royalties and license fees to DoubleU Games in connection with these rights. The agreement remains in effect until either DUG no longer holds an interest, directly or indirectly, in DDI, or DDI no longer holds an interest, directly or indirectly, in DDI-US. In such event, the agreement provides that the parties will mutually renegotiate the terms of the agreement. If the parties decide to terminate, it could materially adversely affect our ability to continue to use and exploit these rights and the associated gaming content we distribute through our channels. In such event, our business operations, including our revenues and profitability, could be materially harmed unless and until we are able to create or acquire new revenue streams of comparable financial impact. In addition, our reputation would suffer from the loss of this content and we could lose all or a substantial portion of our players for an indefinite period.

Risks related to this offering and ownership of our common shares and ADSs

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common shares and ADSs may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements in the registration statement for the emerging growth company’s initial public offering of common equity securities, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, and not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. We have elected to adopt these reduced disclosure requirements.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can, therefore, delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We would cease to be an “emerging growth company” upon the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year during which our annual gross revenues are $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our common shares held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year (and we have been a public company for at least 12 months and have filed at least one annual report on Form 20-F).

We cannot predict if investors will find our ADSs less attractive as a result of our taking advantage of these exemptions. If some investors find our ADSs less attractive as a result of our choices, there may be a less active trading market for our ADSs and our stock price may be more volatile.

As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and stock exchange requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer exempts us from compliance with certain SEC laws and regulations and certain regulations of NASDAQ, including certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. Two members of our board of directors will be considered “independent” under NASDAQ corporate governance rules at the time of this offering, although we do intend to phase-in an additional independent director for our Audit Committee as permitted by NASDAQ. In addition, we will not be required under the Exchange Act to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC. Also, we are not required to provide the same executive compensation disclosures regarding the annual compensation of our five most highly compensated senior executives on an individual basis as are required of U.S. domestic issuers. As a foreign private issuer, we are permitted to disclose executive compensation on an aggregate basis and need not supply a Compensation Discussion & Analysis, as is required for domestic companies. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act.

The requirements of being a public company require significant resources and management attention and affect our ability to attract and retain executive management and qualified board members.

As a public company following this offering, we will incur legal, accounting, and other expenses that we did not previously incur. We will be subject to the Exchange Act, including the reporting requirements thereunder, the

Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the NASDAQ rules, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” Further, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors.

Pursuant to Section 404 of the Sarbanes-Oxley Act, once we are no longer an emerging growth company, we may be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of complying with Section 404 of the Sarbanes-Oxley Act will significantly increase, and management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, which will further increase our cost and expense. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time-consuming.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may suffer harm to our reputation and investor confidence level.

We are in the early stages of the process of designing, implementing, and testing our internal control over financial reporting, which process is time consuming, costly, and complex. If we fail to implement the requirements of Section 404(b) of the Sarbanes-Oxley Act in the required timeframe once we are no longer an emerging growth company, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and NASDAQ. Furthermore, if we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our ADSs could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict our future access to the capital markets.

An active trading market for our ADSs may not develop or be sustained.

Prior to the completion of this offering, there has been no public market for our common shares or our ADSs. Although our ADSs have been approved for listing on the NASDAQ Global Select Market under the symbol “DDI,” an active trading market for our ADSs may never develop or be sustained following this offering. If an active trading market does not develop or is not sustained, you may have difficulty selling your ADSs at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our common shares or ADSs, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common shares or ADSs as consideration.

The price of our ADSs may fluctuate substantially.

The price for our ADSs in this offering will be determined by us and representatives of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. You may not be able to sell your ADSs at or above the initial public offering price or at any other price or at the time that you would like to sell. You should consider an investment in our ADSs to be risky, and you should invest in our ADSs only if you can withstand a total loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our ADSs to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	our failure to develop and market new games;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing games or new games that may emerge;

•	announcements by us, our collaborators, or our competitors of significant acquisitions, strategic partnerships, joint ventures, strategic alliances, or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	ADS price and volume fluctuations attributable to inconsistent trading volume levels of our ADSs;

•	additions or departures of key personnel;

•	disputes or other developments related to proprietary rights;

•	announcement or expectation of additional equity or debt financing efforts;

•	equity sales by us, our insiders or our other shareholders; and

•	general economic and market conditions.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

If you purchase ADSs in this offering, you will experience immediate dilution.

If you purchase ADSs in this offering, you will experience immediate dilution of $18.12 per ADS in the net tangible book value of your ADSs after giving effect to the offering at an assumed initial public offering price of $18.00 per ADS (which is the midpoint of the price range set forth on the cover page of this prospectus) because the price that you pay will be substantially greater than the net tangible book value per ADS that you acquire. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled “Dilution.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our ADSs and trading volume could decline.

The trading market for our ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for our ADSs would be negatively impacted. If one or more of the analysts who covers us downgrades our ADSs, publishes incorrect or unfavorable research about our business, ceases coverage of our Company, or fails to publish reports on us regularly, demand for our ADSs could decrease, which could cause the price of our ADSs or trading volume to decline.

We do not currently intend to pay dividends on our common shares for the foreseeable future.

We currently do not intend to pay any dividends to holders of our common shares for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to limitations under applicable law. Therefore, you are not likely to receive any dividends on your ADSs for the foreseeable future, and the success of an investment in our ADSs will depend upon any future appreciation in its value. Moreover, any ability to pay dividends will be restricted by the terms of the current term loan and may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. Consequently, investors may need to sell all or part of their holdings of our common shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which our shareholders have purchased our ADSs. Investors seeking cash dividends should not purchase our ADSs.

Holders of ADSs have fewer rights than shareholders under Korean law, and their voting rights are limited by the terms of the deposit agreement.

The rights of shareholders under Korean law to take actions, including voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian agents, is the record holder of our common shares underlying the ADSs, only the depositary can exercise those rights under Korean law in connection with the deposited shares. ADS holders will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights through the depositary.

Holders of ADSs may exercise their voting rights only in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from them in the manner set forth in the deposit agreement, the depositary will make efforts to vote the shares underlying the ADSs in accordance with the instructions of ADS holders. The depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote.

If Korea experiences certain economic, political or other events, the government may restrict holders of our ADSs and the depositary from converting and remitting dividends and other amounts in U.S. dollars.

Under the Korean Foreign Exchange Transaction Law, if the Korean government deems that certain emergency circumstances, including sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or substantial disturbance in the Korean financial and capital markets, are likely to occur, it may impose any necessary restrictions as requiring Korean or foreign investors to obtain prior approval from the Minister of Economy and Finance of Korea for the acquisition of Korean securities or the repatriation of interest, dividends, or sales proceeds arising from disposition of such securities or other transactions involving foreign exchange.

We may be subject to securities class actions, which may harm our business and operating results.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and damages and divert management’s attention from other business concerns, which could seriously harm our business, results of operations, financial condition, or cash flows.

We may also be called on to defend ourselves against lawsuits relating to our business operations. Some of these claims may seek significant damage amounts due to the nature of our business. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings. A future unfavorable outcome in a legal proceeding could have an adverse impact on our business, financial condition, and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlement or judgment costs, and a diversion of management’s attention and resources that are needed to successfully run our business.

We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or withdrawing the underlying common shares.

We may agree with the depositary to amend the deposit agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a material right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended deposit agreement. If holders of ADSs do not agree with an amendment to the deposit agreement, their choices will be limited to selling the ADSs or withdrawing the underlying common shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances. See “Description of American Depositary Shares” for more information.

The right of holders of ADSs to participate in any future rights offerings may be limited, which may cause dilution to their holdings and holders of ADSs may not receive cash dividends if it is impractical to make them available to them.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to our ADS holders in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary bank will not make rights available to ADS holders unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

The depositary has agreed to pay ADS holders the cash dividends or other distributions it or the custodian receives on our common shares or other deposited securities after deducting its fees and expenses. However, because of these deductions, ADS holders may receive less, on a per share basis with respect to their ADS than they would if they owned the number of shares or other deposited securities directly. ADSs holders will receive these distributions in proportion to the number of common shares the ADSs represent. In addition, the depositary may, at its discretion, decide that it is not lawful or practical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and ADS holders will not receive such distribution.

Holders of ADSs may not receive distributions on our common shares or any value for them if it is illegal or impractical to make them available to such holders.

The depositary of our ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for our ADSs receives on our common shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our common shares that such ADSs represent. However, the depositary is not responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our common shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our common shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of our ADSs.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our common shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs, or the deposit agreement, which may include any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation, or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Dividend payments and the amount you may realize upon a sale of our common shares or ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and the Korean Won.

Cash dividends, if any, in respect of our common shares represented by our ADSs will be paid to the depositary in Korean Won and then converted by the depositary into U.S. dollars, subject to certain conditions. Accordingly, fluctuations in the exchange rate between the Korean Won and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds that a holder of ADSs would receive upon sale in Korea of our common shares obtained upon surrender of ADSs, and the secondary market price of ADSs. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of our common shares.

Use of proceeds

We estimate that the net proceeds to us from our sale of 5,500,000 of our ADSs in this offering will be approximately $88.0 million (based on an assumed initial public offering price of $18.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and the estimated offering expenses of approximately $11.0 million payable by us.

We will not receive any proceeds from the sale of our ADSs by the selling shareholder.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

Each $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per ADS (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $5.2 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us. We may also increase or decrease the number of ADSs we are selling in this offering. An increase (decrease) of 1,000,000 of ADSs offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $16.9 million, assuming the assumed initial public offering price of $18.00 per ADS (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions payable by us. The as-adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

We believe that our funds and the proceeds from this offering will be sufficient to continue our business and operations as currently conducted through 2021; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether or not we enter into strategic collaborations or partnerships, and our general operating costs and expenditures.

We have no agreements or commitments for particular uses of the net proceeds from this offering, and our management may exercise discretion over the terms and timing of any future transaction in light of the changing needs of our business.

Dividend policy

We currently intend to retain our future earnings, if any, to finance the development and expansion of our businesses and, therefore, do not intend to pay cash dividends on our common shares for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its sole discretion. See “Description of securities—Dividends.”

If we pay any dividends on our common shares, we will pay those dividends which are payable in respect of the common shares underlying our ADSs to the depositary, as the registered holder of such common shares, and the depositary then will pay such amounts to our ADS holders in proportion to the common shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our common shares, if any, will be paid in U.S. dollars. See “Description of American Depositary Shares.”

Capitalization

The following table sets forth our capitalization as of March 31, 2020:

•	on an actual basis;

•

on a pro forma basis to give effect (i) to issuances of equity securities after the balance sheet date in connection with the exercise of all outstanding warrants and the conversion of equity-linked debt securities prior to the closing of this offering and (ii) to repayment in full of the short-term debt after the balance sheet date; and

•

on a pro forma, as adjusted, basis to give effect to the above and the issuance of 5,500,000 ADSs in this offering at an assumed initial public offering price of $18.00 per ADS (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth in this prospectus.

You should read the following table in conjunction with the sections titled “Use of proceeds,” “Selected consolidated financial information and operating data” and “Management’s discussion and analysis of financial condition and results of operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

March 31, 2020 (in thousands, except share amounts)	Actual*	Pro forma*	Pro forma as adjusted*
Cash and cash equivalents	$36,512	$20,153	$108,154

Short-term debt	16,359	0	0
Long-term debt with related party	81,793	81,793	81,793
2.5% Convertible bonds	184,574	0	0
2.5% Non-convertible bonds	61,294	0	0
Common shares, par value ￦10,000 per share—200,000,000 shares authorized; 1,192,725 shares issued and outstanding, actual; 2,214,522 shares issued and outstanding, pro forma; and 2,489,522 shares issued and outstanding, pro forma, as adjusted	10,603	18,961	21,210
Additional paid-in capital	344,916	582,426	668,178
Accumulated other comprehensive income	18,972	18,972	18,972
Retained earnings	28,945	28,945	28,945

Total shareholders’ equity	$403,436	$649,303	$737,305

Total capitalization	$747,456	$731,096	$819,098

*	Based upon the exchange rate of ￦1,222.60 = US$1.00, at March 31, 2020, as used in the condensed consolidated financial statements (unaudited) included elsewhere in this prospectus.

Dilution

If you invest in the ADSs, you will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per ADS paid by the purchasers of the ADSs and the pro forma as adjusted net tangible book value (deficit) per ADS immediately after, and giving effect to, the offering. Dilution results from the fact that the offering price per ADS is substantially in excess of the net tangible book value per ADS attributable to the existing shareholders for our presently outstanding shares.

Our historical net tangible book value (deficit) per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding common shares. The historical net tangible book deficit of our common shares as of March 31, 2020 was $(339.6) million, or $(284.74) per share. On a pro forma basis, giving effect to issuances of equity securities after March 31, 2020 in connection with the exercise and/or conversion of 1,021,797 outstanding equity-linked securities prior to closing of the offering, our historical net tangible book value per share would have been $(42.33) as of March 31, 2020.

The pro forma, as adjusted net tangible book value (deficit) as of March 31, 2020 was $(5.8) million, or $(2.31) per common share. The pro forma, as adjusted net tangible book value gives effect to the above issuances and the sale of the ADSs in this offering at an assumed initial public offering price of $18.00 per ADS (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth in this prospectus. The pro forma as adjusted net tangible book value per common share after the offering is calculated by dividing the pro forma as adjusted net tangible book value of $(5.8) million by 2,489,522, which is equal to the pro forma, as adjusted issued and outstanding common share of the Company as of March 31, 2020. The difference between the initial public offering price and the pro forma as adjusted net tangible book value (deficit) per ADS represents an immediate increase in the net tangible book value of $2.00 per ADS to existing shareholders and immediate dilution of $18.12 per ADS to new investors purchasing ADSs in this offering.

The following table (unaudited) illustrates this dilution to new investors:

Assumed initial public offering price per ADS	$18.00
Net tangible book value per common share before this offering (as of March 31, 2020)	$(284.74)
Increase in net tangible book value per common share attributable to existing investors due to the issuance of common shares after March 31, 2020	$242.41
Pro forma net tangible book value per common share as of March 31, 2020	$(42.33)
Increase in net tangible book value per ADS attributable to new investors in this offering	$2.00
Pro forma, as adjusted net tangible book value per ADS after offering	$(0.12)
Dilution per share to new investors per ADS	$18.12

Each $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per ADS after this offering by $0.10, and dilution in pro forma net tangible book value per ADS to new investors by $0.90, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional ADSs, and based on an assumed initial public offering price of $18.00 per ADS (the midpoint of the price range set forth on the cover page of this prospectus), the pro forma, as adjusted net tangible book value after this offering would be approximately $(0.12) per ADS, the increase in the pro forma net tangible book value per ADS attributable to new investors would be approximately $2.00 per ADS and the dilution to new investors purchasing ADSs in this offering would be approximately $18.12 per ADS.

The following table summarizes on the pro forma basis described above, as of March 31, 2020, the differences between the number of common shares underlying the ADSs purchased from us, the total consideration paid to us in cash and the average price per common share underlying the ADSs that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $18.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses payable by us.

	Common shares		Total consideration paid to us		Average price Per common share
	Number	Percent	Amount (in millions)	Percent
Existing shareholders	1,939,522	77.9%	$0.0	0.0%	$0.00
New investors	550,000	22.1%	$99.0	100.0%	$360.00
Total	2,489,522	100.0%		100.0%

A $1.00 increase or decrease in the assumed initial public offering price of $360.00 per common share which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $0.275 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 0.3 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by (0.3) percentage points, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 50,000 common shares underlying the ADSs offered by us, as set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $16.9 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 16.1 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by (23.8) percentage points, assuming that the assumed initial public offering price is the midpoint of the range set forth on the cover page of this prospectus.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional ADSs. If the underwriters’ option to purchase additional ADSs were exercised in full, DUG would own 60.2%, STIC would own 14.4%, and the investors purchasing ADSs in this offering would own 25.4% of the total number of common outstanding immediately after completion of this offering.

Selected consolidated financial information and operating data

The following sets forth our selected consolidated financial information and operating data as of and for each of the years ended December 31, 2019 and December 31, 2018 and three month periods ended March 31, 2020 and March 31, 2019.

You should read the following selected consolidated financial information and operating data in conjunction with, and it is qualified in its entirety by reference to our audited consolidated financial statements and the related notes thereto for the years ended December 31, 2019 and December 31, 2018, our unaudited condensed consolidated financial statements and the related notes thereto for the three months ended March 31, 2020 and March 31, 2019, and the sections entitled “Capitalization” and “Management’s discussion and analysis of financial condition and results of operations,” which are included elsewhere in this prospectus.

Years ended December 31, 2019 and December 31, 2018

Selected consolidated income statement data (in millions)	Year ended December 31,
	2019	2018
Revenue	$273.6	$266.9

Operating expenses:
Cost of revenue(1)	99.6	104.0
Sales and marketing(1)	35.8	39.9
Research and development(1)	19.3	20.1
General and administrative(1)	17.2	17.8
Depreciation and amortization	33.4	30.1

Total operating expenses	205.3	211.9

Operating income	68.3	55.0

Interest expense	(26.6)	(30.4)
Interest income	0.5	0.3
Gain on foreign currency transactions	4.1	2.4
Gain on foreign currency remeasurement of intercompany item	3.2	7.2
Other income (expense), net	0.3	(0.2)
Income tax expense	(13.5)	(9.2)

Net income	$36.3	$25.1

Selected other data (in millions, except ARPDAU and percentages)	Year ended December 31,
	2019	2018
Adjusted EBITDA(2)	$101.7	$85.1
Net income margin(3)	13.3%	9.4%
Adjusted EBITDA margin(2)	37.2%	31.9%
Average MAU(4)	2.8	3.3
Average DAU(4)	1.2	1.3
ARPDAU(4)	$0.64	$0.57
Mobile penetration(5)	67.5%	64.6%

Reconciliation of non-GAAP measures (in millions, except percentages)	Year ended December 31,
	2019	2018
Net income	$36.3	$25.1
Income tax expense	13.5	9.2
Income before tax	49.8	34.3

Adjustments for:
Depreciation and amortization	33.4	30.1
Interest expense	26.6	30.4
Foreign currency transaction/remeasurement (gain) loss	(7.3)	(9.6)
Other income (expense), net	(0.8)	(0.1)
Adjusted EBITDA	$101.7	$85.1
Adjusted EBITDA margin	37.2%	31.9%

Selected Balance Sheet Data (in millions)	As of December 31,
	2019	2018
Cash and cash equivalents	$42.4	$31.0
Total assets	815.4	820.3
Total liabilities	434.7	490.4
Total equity	$380.7	$329.9

(1)	Excluding depreciation and amortization.

(2)	We define Adjusted EBITDA as operating income before interest expense, income tax expense, depreciation and amortization, foreign currency transaction and remeasurement gains and losses, and other income (expense), net (including interest income). Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Management has presented the performance measure Adjusted EBITDA because it monitors performance at a consolidated level and believes that this measure is relevant to an understanding of the Company’s financial performance. In addition, we believe this metric provides useful information in understanding our operating performance and trends in our business. Adjusted EBITDA is not a defined performance measure in U.S. GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities. See also “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends—Adjusted EBITDA.”

(3)	Net income margin represents net income as a percentage of revenue, which is the most directly comparable U.S. GAAP measure to Adjusted EBITDA margin described above.

(4)	See the definitions of the key performance indicators in “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends.”

(5)	Mobile penetration represents the percentage of revenue sourced from the Google, Apple, and Amazon platforms.

Three months ended March 31, 2020 and March 31, 2019

Selected consolidated income statement data (in millions)	Three months ended March 31,
	2020	2019
Revenue	$76.1	$68.3

Operating expenses:
Cost of revenue(1)	26.9	25.5
Sales and marketing(1)	14.5	7.1
Research and development(1)	4.3	5.8
General and administrative(1)	5.0	5.2
Depreciation and amortization	8.0	8.4

Total operating expenses	58.7	52.0

Operating income	17.4	16.3
Interest expense	(6.1)	(6.7)
Interest income	0.1	0.0
Gain on foreign currency transactions	0.8	0.1
Gain on foreign currency remeasurement of intercompany item	4.2	2.8
Other income (expense), net	0.1	(0.2)
Income tax expense	(3.6)	(3.5)

Net income	$12.9	$8.8

Selected other data (in millions, except ARPDAU and percentages)	Three months ended March 31,
	2020	2019
Adjusted EBITDA(2)	$25.3	$24.7
Net income margin(3)	16.9%	12.8%
Adjusted EBITDA margin(2)	33.3%	36.2%
Average MAU(4)	3.0	2.9
Average DAU(4)	1.2	1.2
ARPDAU(4)	$0.70	$0.62
Mobile penetration(5)	69.9%	66.7%

Reconciliation of non-GAAP measures (in millions, except percentages)	Three months ended March 31,
	2020	2019
Net income	$12.9	$8.8
Income tax expense	3.6	3.5
Income before tax	16.5	12.3

Adjustments for:
Depreciation and amortization	8.0	8.4
Interest expense	6.1	6.7
Foreign currency transaction/remeasurement (gain) loss	(5.1)	(2.9)
Other income (expense), net	(0.2)	0.2
Adjusted EBITDA	$25.3	$24.7
Adjusted EBITDA margin	33.3%	36.2%

Selected consolidated balance sheet data (in millions)	As of March 31,
2020
Cash and cash equivalents	$36.5
Total assets	$809.2
Total liabilities	$405.8
Total equity	$403.4

(1)	Excluding depreciation and amortization.

(2)	We define Adjusted EBITDA as operating income before interest expense, income tax expense, depreciation and amortization, foreign currency transaction and remeasurement gains and losses, and other income (expense), net (including interest income). Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Management has presented the performance measure Adjusted EBITDA because it monitors performance at a consolidated level and believes that this measure is relevant to an understanding of the Company’s financial performance. In addition, we believe this metric provides useful information in understanding our operating performance and trends in our business. Adjusted EBITDA is not a defined performance measure in U.S. GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities. See also “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends—Adjusted EBITDA.”

(3)	Net income margin represents net income as a percentage of revenue, which is the most directly comparable U.S. GAAP measure to Adjusted EBITDA margin described above.

(4)	See the definitions of the key performance indicators in “Management’s discussion and analysis of financial condition and results of operations— Other key performance indicators and non-GAAP metrics and trends.”

(5)	Mobile penetration represents the percentage of revenue sourced from the Google, Apple, and Amazon platforms.

Management’s discussion and analysis of financial condition and results of operations

You should read the following in conjunction with the sections of this prospectus entitled “Cautionary note regarding forward-looking statements,” “Risk factors,” “Selected consolidated financial information and operating data,” and “Our business,” and the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk factors” and elsewhere in this prospectus.

Our business

We are a leading developer and publisher of digital games on mobile and web-based platforms. We are the creators of multi-format interactive entertainment experiences for casual players. Our flagship game, DoubleDown Casino, has been in the top 20 grossing mobile games annually on Apple App Store since 2015, according to App Annie. Our newest game, DoubleDown Fort Knox, launched in April 2018, has already achieved over three million cumulative installations as of March 31, 2020.

We have been an early pioneer in the social casino gaming segment and were among the initial publishers to launch a social casino game on the Facebook platform in 2010 with the release of DoubleDown Casino. As the market has shifted materially to mobile platforms in recent years, we have also embraced new distribution channels for our games, which has significantly expanded our overall reach and market opportunity. We currently offer four games, DoubleDown Casino, DoubleDown Fort Knox, DoubleDown Classic, and Ellen’s Road to Riches. Our games attract players of social casino and casual games, and have been installed over 100 million times to date. During 2019, an average of 2.8 million players played our games each month, and for the three months ended March 31, 2020, an average of over 3 million players played our games each month. We believe that success in casual gaming requires a combination of creativity and data science to acquire, engage, and monetize players, and we have invested in our platform to build capabilities in game development and live game operations to capitalize on our opportunity.

All of our games are downloadable and playable for free on mobile platforms, and two of our games, DoubleDown Casino and Ellen’s Road to Riches, are also available on web platforms. We designed our games to provide free virtual chips to players at various time intervals based on our players’ playing behaviors and patterns. We generate substantially all of our revenue from the sale of additional virtual chips, which players can choose to purchase at any time to enhance their playing experience. Our virtual chips cannot be withdrawn from the game, transferred from one game to another or from one player to another, or be redeemed for monetary value. We also generate a small portion of our revenue from our recently-launched subscription model, which allows subscribers to further enhance their gaming experience by gaining early access to new content and earning free virtual chips at a faster rate.

We have achieved consistent revenue growth and strong profitability. Our revenue was $273.6 million in 2019, up from $266.9 million in 2018. Our net income was $36.3 million in 2019, up from $25.1 million in 2018. Our Adjusted EBITDA was $101.7 million in 2019, up from $85.1 million in 2018. Our revenue was $76.1 million for the three months ended March 31, 2020, up from $68.3 million for the three months ended March 31, 2019. Our net income was $12.9 million for the three months ended March 31, 2020, up from $8.8 million for the three months ended March 31, 2019. Our Adjusted EBITDA was $25.3 million for the three months ended March 31, 2020, up from $24.7 million for the three months ended March 31, 2020. See “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends” below for a description of Adjusted EBITDA and for a reconciliation to net income, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Recent developments

The global pandemic associated with COVID-19 has caused major disruption to all aspects of the global economy and societies in recent months, particularly as quarantine and stay-at-home orders have been imposed by all levels of government. We have followed guidance by the Korean government and the state government in Washington to protect our employees and our operations during the pandemic and have effectively implemented a remote environment for our business. To date, we have not incurred any interruptions in operations. We continuously monitor performance and other industry reports to assess the risk of future negative impacts should the disruption of the economy progress.

The online gaming industry, in particular, has been identified in industry and media reports, such as Eilers & Krejcik and AppsFlyer, as an unintended beneficiary of this pandemic as people are quarantined in their homes, and we are not an exception to this benefit. Our DAU and number of payers have increased since the stay-at-home orders began across the United States. We expect this benefit to continue throughout the period of varying quarantine restrictions. However, there is no guarantee that these near-term trends will continue, particularly if quarantine or stay-at-home orders are not eased in coming months or if the pandemic experiences a second wave of infections. Consequently, any change in this current trend resulting in a diversion of player discretionary income to other uses, including for essential items, could adversely impact our cash flows, operating results, and financial condition.

Our history

We have a long and storied history in social casino and broader mobile gaming that reflects our decade-long leadership position in the industry. We were established in Seoul, Korea in 2008 as an independent interactive entertainment studio focusing on development and publishing of casual games and mobile applications. We were fully acquired by a leading social casino business, DUG, in 2017. DUG later acquired DDI-US through our Company, which has now become our primary operating subsidiary. DDI-US has achieved a number of key milestones since its founding in 2010.

$273.6 million Revenue (2019) $101.7 million Adj. EBITDA (2019) >5% Payer conversion Cumulative revenue ($) Established DDI & Launched DDC on Facebook 2010 1 million MAU 0.5 million DAU 4th most user recommended Facebook game 2011 Acquired by IGT & Launched DDC on Apple / Google 2012 Began introducing IGT’s land-based slot content & 50 million+ cumulative installs achieved in 2013 2013 2014 $1 billion+ cumulative revenue & Top 20 gaming app 2015 Launched Loyalty program on DDC 2016 Acquired by & Launched DoubleDown Classic, DoubleDown Fort Knox, and Ellen & Tech platform revamp 2017 2018 2.8 million MAU 1.2 million DAU 110 million cumulative installs $2 billion+ cumulative revenue & Launched 2019

Our cohort dynamics

The success of our business model depends on our ability to acquire, retain and monetize players over time. We have a history of driving sustained monetization, or player spend, within our games. We measure this by tracking annual cohorts of players. We define an annual cohort as all of the game installs in a given year. We then track the total revenue amount of all players in each cohort over time. If a player installs a different game in two different years or the same game on two different devices, they may, in certain circumstances, be included in two different cohorts.

We believe that cohort behavior provides insight into the overall revenue retention dynamics of our business, reflecting our ability to convert players into paying players and drive monetization of our games over time. In 2019, 89% of our revenue was generated by installations prior to 2019 and our 2010 to 2018 cohorts experienced a 92% revenue retention in 2019, demonstrating our ability to consistently retain and monetize players. The chart below represents our quarterly gross player purchases by yearly installations subsequent to our acquisition by DUG in June 2017.

Our Stable and Predictable Income Driven by Our Ability to Retain and Monetize Players Over Time Revenue by user cohort 85% 1Q20 revenue generated by 2010 – 2018 cohorts (US$mm) $80 $70 $60 $50 $40 $30 $20 $10 $0 2020 2019 2018 2017 2016 2015 2014 2013 2012 2011 2010 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2018 2019 2020

Our marketing efficiency

Year ended December 31,	2016	2017	2018
DoubleDown Casino payback period (days)*	477	199	123
New players contributing in payback period (%)	4.8	2.9	2.9

*	Based on available data, management estimates the payback period in 2019 to be less than 180 days.

We acquire players efficiently and at scale through organic and paid channels. We measure the effectiveness of our marketing strategy using average payback period, whether they were acquired through organic or paid channels. We define average payback period as the amount of time it takes for the cumulative revenue generated by all of the players in a given install period to exceed the dollar amount spent on sales and marketing during the same install period. The payback periods shown are the number of days required to generate revenue equal to the cost of a new install for the stated cohort. As noted in the above table, this measurement of our marketing efficiency is based solely on results for DoubleDown Casino, which currently provides substantially all of our revenue.

Our payback period fluctuates based on our total cost of acquiring new players for a given period and our ability to subsequently monetize those players. In recent years, we have experienced decreases in our payback period as our monetization of players has increased, resulting in a corresponding decrease in the percentage of players required in a given cohort to account for cumulative revenues in the payback period. In addition, in the three-year period from 2016 through 2018, the average lead time to initial purchase in the payback period for a given cohort has remained relatively stable at approximately 40 days. Following our acquisition by DUG in 2017, we have shifted more third-party marketing initiatives in-house and have made significant investments in modernizing our technology platform that have allowed us to improve our paid marketing efforts, better predict the monetization potential of new players, and monitor new player acquisition cost across marketing channels in real-time. We believe these investments position us to invest more resources in sales and marketing in the near-term while maintaining payback periods near the lower end of historical ranges. The new technology platform has also enabled us to improve monetization through dynamic and more targeted in-game offers, contributing to further reductions in the payback period. Our ability to effectively manage our new player acquisition cost, which represents fees paid to our marketing partners for new installs, is a key competitive advantage to our business.

Other key performance indicators and non-GAAP metrics and trends

In addition to the measures presented in our consolidated financial statements, we use the following key performance indicators and non-GAAP financial metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

	Three months ended
	(Unaudited)
	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	March 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	March 31, 2018
Average MAU (000s)	3,004	2,791	2,844	2,779	2,873	3,013	3,099	3,411	3,729
Average DAU (000s)	1,195	1,168	1,154	1,169	1,221	1,208	1,225	1,330	1,423
Payer Conversion Rate (%)	5.0%	5.0%	5.0%	5.3%	5.3%	5.1%	5.1%	5.1%	4.8%
ARPDAU ($)	$0.70	$0.64	$0.64	$0.64	$0.62	$0.62	$0.59	$0.55	$0.51
Adjusted EBITDA ($ in millions)(1)	$25.3	$27.2	$24.7	$25.1	$24.7	$23.0	$22.1	$21.7	$18.3
Adjusted EBITDA margin (%)(1)	33.3%	39.3%	36.4%	36.9%	36.2%	33.4%	33.2%	32.6%	28.2%

(1)	For a reconciliation of net income to Adjusted EBITDA, see “Selected consolidated financial information and operating data—Reconciliation of non-GAAP measures.”

Average monthly active users (MAU)

We define Monthly Active Users, or MAU, as the average number of players who played one of our games in a particular month during the period presented. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data and registration for our loyalty program to limit the occurrence of double counting. Average MAU for a period is the average of MAUs for each month for the period presented.

MAU is one key indicator of the scale of our player base and the potential number of paying players. Our MAU has fluctuated as we have reduced investment in our web platform and moderated our sales and marketing spend as we made investments to modernize our technology platform. We expect MAU to continue to fluctuate in the future, with the potential to increase in the near-term, as we adjust our sales and marketing spend, create new content in new and existing market segments, and invest in new games. We also expect external factors to further cause MAU to fluctuate, including market growth, shift to mobile comprising a larger portion of our active player base, and competition.

Average daily active users (DAU)

We define Daily Active Users, or DAU, as the average number of players who played one or more of our games on each day during the period presented. As with MAU, an individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. Average DAU for a period is the average of the monthly average DAUs for the period presented. Our use of third-party data and registration for our loyalty program enables us to limit the occurrence of double counting. DAU is one key indicator of our ability to drive engagement of our player base. Our DAU has fluctuated over time in line with MAU trends.

Payer conversion rate

We define payer conversion rate as the percentage of MAU that made at least one purchase in a month during the same period. Payer conversion rate is a key indicator of our ability to monetize our active player base. Our payer conversion rate has remained relatively stable over time due to the ongoing engagement of our active players and the consistent introduction of new content and features into our games. Increases in payer conversion in recent periods have been driven by increases in our mobile penetration and the release of DoubleDown Fort Knox, which has exhibited payer conversion almost twice that of our other games.

Average revenue per daily active user (ARPDAU)

We define ARPDAU as quarterly revenue divided by quarterly average DAU. ARPDAU is a key indicator of our ability to monetize our paying players. Our ARPDAU has increased over time as we have increased our player engagement, payer conversion, and monetization of paying players. Increases in our monetization of paying players has been driven by several factors, including enhanced meta-features in our games, higher registration rates for our player loyalty program, greater variety of content across our games that appeals to a wider range of players, and significant investments in our technology platform that enables the release of new content more quickly and improves our live game operations capabilities.

Adjusted EBITDA

We define Adjusted EBITDA as operating income before interest expense, income tax expense, depreciation and amortization, foreign currency transaction and remeasurement gains and losses, and other income (expense), net (including interest income). Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. Management has presented the performance measure Adjusted EBITDA because it monitors performance at a consolidated level and believes that this measure is relevant to an understanding of the Company’s financial performance. In addition, we believe this metric provides useful information in understanding our operating performance and trends in our business. Adjusted EBITDA is not a defined performance measure in U.S. GAAP. The Company’s definition of Adjusted EBITDA may not be comparable with similarly titled performance measures and disclosures by other entities. For a reconciliation of Adjusted EBITDA to net income, see “Selected consolidated financial information and operating data—Reconciliation of non-GAAP measures.”

Key factors affecting our performance

Monetizing our active players

While our games are free-to-play, we generate substantially all of our revenue from players’ purchases of in-game virtual chips. Our financial performance will be dependent on our ability to increase monetization of existing paying players and our effectiveness in converting more active players to paying players. Our players’ willingness to pay for the virtual chips is driven by our ability to deliver engaging content and meta-features combined with our sales and marketing strategies. Our subscription model is designed to further improve our monetization of active players.

Sustaining and growing our player network

Establishing and maintaining a loyal network of players is vital for our business as the size of the network determines our maximum addressable audience for engagement and purchase of virtual chips. In order to grow our player network, we will spend on sales and marketing across various user acquisition channels and invest in content development to attract and engage players. In the near-term, as the market backdrop for user acquisition channels continues to be favorable, we may increase spend on sales and marketing as a percentage of revenue to grow our player network. The scale of our player network is determined by a number of factors, including our ability to strengthen player engagement by producing content that players play regularly and our effectiveness in acquiring new players, both of which may in turn affect our financial performance.

Strategic relationships with DUG and IGT

We have access to over 2,000 slot titles from DUG and IGT in addition to our self-developed titles. Our parent company, DUG, has expertise in developing social casino games, which are available to us on an exclusive basis. We have a long-term relationship with IGT, which includes exclusive access to IGT’s library of highly recognizable authentic land-based content. Slot titles that we license from DUG and IGT generally require ongoing royalty payments. Our strategic relationships with DUG and IGT also allow for valuable knowledge sharing across numerous aspects of our operations. Our financial results may be affected by our relationship with DUG and IGT and our ability to create self-developed titles.

International growth and expansion

We currently generate most of our revenue from the United States, though we plan to expand our reach internationally over time, particularly in Asia-Pacific and Western Europe. Our international expansion will require us to devote additional resources to marketing, user acquisition, and localization of content. Our financial performance may be impacted by our geographic expansion initiatives.

Investments in our technology platform

As we further develop the content and features for our games, we plan to continue investing in technology infrastructure. A robust technology platform will enable us to further scale our business and improve the efficiency of our operations. A powerful technology platform also allows for more agile product development and optimized live game operations, which further supports our growth. Continued investment in our technology platform may affect our financial performance.

Relationships with third-party distribution platforms

We derive nearly all of our revenue from the sale of our virtual chips through third-party distribution platforms such as Apple App Store, Facebook, Google Play Store, and Amazon Appstore. These platforms have policies that may impact our reachability to our potential audience. Apple, Facebook, Google, and Amazon have discretion to amend their terms of service which might affect our current operations and in turn impact our financial performance. As we expand to new markets, we anticipate similar relationships with additional distribution partners that could similarly impact our performance.

Summarized consolidated results

Revenue

We generate substantially all of our revenue from the sale of in-game virtual chips, which players of our games can use to enhance their game-playing experience. We also generate a small portion of our revenue from our recently-launched subscription model, which offers early access to new slot contents and daily bonus virtual chips to certain of our DoubleDown Fort Knox users for a monthly subscription fee. Purchases of virtual chips by individual players are made on mobile and web-based platforms, such as the Apple, Facebook, Google, and Amazon platforms. These platforms typically charge us a fixed percentage fee for their payment processing and other services, and remit payments to us net of their fees. We recognize revenue on a gross basis for amounts we charge to players and record a corresponding cost of revenue for the amount paid to our platform partners.

Operating expenses

Operating expenses consist primarily of cost of revenue, sales and marketing expenses, research and development expenses, general and administrative expenses, and depreciation and amortization, each as more fully described below.

Cost of revenue

Cost of revenue includes payment processing fees, royalties, customer service, and hosting fees. Platform providers (such as Apple, Facebook, Google, and Amazon) charge a transactional payment processing fee to accept payments from our players for in-app consumable virtual goods purchased. Royalty fees are incurred and paid in accordance with the license agreements of the applicable intellectual property. Customer service consists of salaries, bonuses, benefits, and general and administrative expenses incurred to operate this service to our players. Depreciation and amortization expenses are excluded from cost of revenue and are separately presented on the consolidated statements of income and comprehensive income.

We expect cost of revenue to fluctuate proportionately with revenue; however, such proportionality may fluctuate as a percentage of revenue depending on our mix of games with royalty-bearing content.

Sales and marketing

Sales and marketing consists of costs related to advertising, player acquisition, engagement and retention, including costs related to salaries, bonuses, benefits, severance payments, and other compensation.

We plan to continue to invest in sales and marketing to retain and acquire users. However, sales and marketing expenses may fluctuate as a percentage of revenue depending on the timing and efficiency of our performance marketing.

Research and development

Research and development, or R&D, consists of salaries, bonuses, benefits, severance payments, and other compensation related to engineering, research, maintenance, development, and ongoing technical support.

We expect R&D expenses will increase in absolute dollars as our business expands and as we increase our personnel headcount to support the expected growth in our technical development and operating activities.

General and administrative

General and administrative consists of salaries, bonuses, benefits, severance payments, and other compensation for all our corporate support functional areas including our executives. In addition, general and administrative expenses include outsourced professional services such as consulting, legal and accounting services, taxes and dues, insurance premiums, as well as costs associated with maintaining our property and infrastructure.

We expect general and administrative expenses will increase in absolute dollars due to the additional administrative and regulatory burden of becoming a public company.

Depreciation and amortization

Depreciation and amortization expenses primarily relate to the amortization of identifiable intangible assets, such as technology development, game development, software, and customer relationships, associated with our acquisition of DDI-US in 2017. For the game development we acquired as part of our acquisition of DDI-US, the costs incurred up to initial launch, that are directly attributable to the design and testing of such games, are capitalized and recorded as intangible assets, and amortized as depreciation and amortization expenses over a period of 36 months. Depreciation expense also includes the depreciation of property and equipment, each of which is computed using the straight-line method based on the depreciable amount of the assets over their respective useful lives.

Other income and other expenses

Our other income consists of interest revenues earned on our cash and cash equivalents, gains on foreign currency transactions, and gains on foreign currency remeasurement of intercompany item.

Our other expenses consist primarily of interest expenses, which include interests payable on our 3.50% Senior Note and notes from DoubleU Games, as well as interest in respect of the convertible bonds and non-convertible bonds with warrants issued to STIC. Our other expenses also include fees paid to lenders in connection with the annual refinancing of our 3.50% Senior Note. See “—Liquidity and capital resources—Short-term and long-term borrowings.”

Income tax expense

Income tax expense consists of current income taxes in the various jurisdictions where we are subject to taxation, primarily the United States, as well as deferred income taxes and changes in the related assessment of the recoverability of deferred tax assets reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities in each of these jurisdictions for financial reporting purposes and the amounts used for income tax purposes. Under current U.S. tax law, the federal statutory tax rate applicable to corporations is 21%. Our operations in Korea do not report income taxes as we have sufficient net operating loss carryforwards for local tax purposes. Our annual effective tax rate fluctuates based on our financial results, as well as the product mix and geographic breakdown of operations and sales. Additionally, future effective tax rates are subject to the tax regimes in which we operate remaining consistent with their current arrangements.

Results of operations

Summarized consolidated results of operations

	Year ended December 31,		Change
($ in millions)	2019	2018	2019 vs. 2018
Revenue	$273.6	$266.9	$6.7		2.5%
Operating expenses	205.3	211.9	$(6.6)		(3.1)%
Operating income	$68.3	$55.0	$13.3		24.2%
Net income	36.3	25.1	$11.2		44.6%
Adjusted EBITDA(1)	$101.7	$85.1	$16.6		19.5%
Operating margin	25.0%	20.6%	4.4	pp	nm
Adjusted EBITDA margin(1)	37.2%	31.9%	5.3	pp	nm

	Three months ended March 31,		Change
($ in millions)	2020	2019	2020 vs. 2019
Revenue	$76.1	$68.3	$7.8		11.4%
Operating expenses	58.7	52.0	$6.7		12.9%
Operating income	$17.4	$16.3	$1.1		6.7%
Net income	12.9	8.8	$4.1		46.6%
Adjusted EBITDA(1)	$25.3	$24.7	$0.6		2.4%
Operating margin	22.9%	23.9%	(1.0	)pp	nm
Adjusted EBITDA margin(1)	33.3%	36.2%	(2.9	)pp	nm

(1)	For reconciliation of net income to Adjusted EBITDA, see “Selected consolidated financial information and operating data—Reconciliation of non-GAAP measures.”

nm=not meaningful.

pp=percentage points.

Year ended December 31, 2019 compared to year ended December 31, 2018 and three months ended March 31, 2020 compared to three months ended March 31, 2019

Revenue and key performance indicators

	Year ended December 31		Change
($ in millions)	2019	2018	2019 vs 2018

Revenue
Mobile	$184.7	$172.4	$12.3	7.1%
Web	88.9	94.5	$(5.6)	(5.9)%
Total revenue	$273.6	$266.9	$6.7	2.5%

	Three months ended March 31		Change
($ in millions)	2020	2019	2020 vs 2019

Revenue
Mobile	$53.2	$45.5	$7.7	16.9%
Web	22.9	22.8	$0.1	0.4%

Total revenue	$76.1	$68.3	$7.8	11.4%

Revenue information by geography(1)

	Year ended December 31		Change
($ in millions)	2019	2018	2019 vs 2018

Revenue
US(1)	$237.7	$222.7	$15.0	6.7%
International	35.9	44.2	$(8.3)	(18.8)%

Total revenue	$273.6	$266.9	$6.7	2.5%

	Three months ended March 31,		Change
($ in millions)	2020	2019	2020 vs 2019

Revenue
US(1)	$71.1	$63.7	$7.4	11.6%
International	5.0	4.6	$0.4	8.7%

Total revenue	$76.1	$68.3	$7.8	11.4%

(1)	Revenue by geography is an estimate based on available information. When location data cannot be validated, the location is assumed to be in the United States.

Key performance indicators

	Year ended December 31		Change
(in millions, except ARPDAU and percentage)	2019	2018	2019 vs 2018

Key performance indicator
Mobile penetration	67.5%	64.6%	2.9pp	nm
Average MAU	2.8	3.3	(0.5)	(15.1)%
Average DAU	1.2	1.3	(0.1)	(7.7)%
ARPDAU	$0.64	$0.57	$0.07	12.3%

	Three months ended March 31,		Change
(in millions, except ARPDAU and percentage)	2020	2019	2020 vs 2019

Key performance indicator
Mobile penetration	69.9%	66.7%	3.2pp	nm
Average MAU	3.0	2.9	0.1	3.4%
Average DAU	1.2	1.2	—	nm
ARPDAU	$0.70	$0.62	$0.08	12.9%

nm=not meaningful.

pp=percentage points.

Our revenue increased by 2.5% from $266.9 million in 2018 to $273.6 million in 2019, primarily due to the continuing popularity of DoubleDown Casino and the growth of DoubleDown Fort Knox. Revenue increased 11.4% to $76.1 million from $68.3 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. The $7.8 million increase was due to our continued efforts to monetize our players, continuing popularity of our games, and positive return on our user acquisition advertising business strategy.

Approximately 67.5% of our revenue was attributable to players on mobile platforms in 2019 compared with 64.6% in 2018, an increase of 2.9 percentage points. For the three months ended March 31, 2020, 69.9% of our revenue was attributable to players on mobile platforms compared to 66.7% for the three months ended March 31, 2019. The increase in mobile penetration for the year ended December 31, 2019 and for the three months ended March 31, 2020 was related to our strength in mobile user acquisition and game content that optimizes the experience for the mobile user and the continued shift in players migrating from web to mobile platforms to play our games.

Average MAU decreased 15.1% and average DAU decreased 7.7% for the year ended December 31, 2019 compared to 2018. Average MAU increased 3.4% for the three months ended March 31, 2020 and average DAU remained flat compared to the three months ended March 31, 2019.

The decline in average MAU and average DAU for the year ended December 31, 2019 compared to 2018 was primarily related to the Company’s decision to reduce marketing expense related to user acquisition, which began in the second half of 2018 and extended into 2019. This decision was partially in response to market factors, including higher user acquisition costs for mobile gaming companies that we observed during the period. As a result, we shifted our focus to optimizing paying user spend in lieu of increasing the total number of players, which resulted in a 12.3% increase in ARPDAU for the year ended December 31, 2019 compared to 2018 and a 12.9% increase for the three months ended March 31, 2020 compared to the three months ended March 31, 2019.

While MAU and DAU are indicators of the scale of our player base and the potential number of paying players, we consider these metrics to be more reflective of the Company’s decisions on how to allocate marketing spend and less significant to our revenue than the total amount that paying users spend. We review and assess the impact of our marketing spend, in particular, on these metrics and makes adjustments as we consider necessary to grow total revenue.

Other metrics

	Year ended December 31		Change
	2019	2018	2019 vs 2018
Average MPUs (in thousands)(1)	146	167	(21)		(12.6)%
Average monthly revenue per payer(2)	$155.8	$134.1	$21.7		16.2%
Payer conversion rate	5.2%	5.0%	0.2	pp	nm

	Three months ended March 31,		Change
	2020	2019	2020 vs 2019
Average MPUs (in thousands)(1)	150	152	(2)		(1.3)%
Average monthly revenue per payer(2)	$168.9	$149.3	$19.6		13.1%
Payer conversion rate	5.0%	5.3%	(0.3	)pp	nm

(1)

We define average MPUs as the average number of players who made a purchase at least once in a month during the applicable time period. However, as with our calculation of average MAU, an individual who plays two different games or from two different devices may, in certain circumstances be counted as multiple MPUs. We use third-party data and registration for our loyalty program to assist us in the limiting occurrences of multiple-counting.

(2)	Average monthly revenue per payer is calculated by dividing the average monthly revenue for the period by the average MPUs in that period.
nm=not	meaningful.
pp=percentage	points.

In addition to the key performance indicators noted above, we also monitor the number of players who make a purchase to assess any periodic changes in behavior and associated trends. Average MPUs declined 12.6% for the year ended December 31, 2019 when compared to 2018. We believe the decline in Average MPU is attributable to the fluctuations and our efforts to minimize duplication within the payer count. The increase in average monthly revenue per payer of 16.2% for the year ended December 31, 2019 when compared to 2018 is an indicator that our payers are engaged and the desire to continue play time drives additional purchases. The growth of 0.2 percentage points in player conversion rate highlights that new users are engaged and monetizing quickly.

For the three months ended March 31, 2020, Average MPU declined slightly when compared to March 31, 2019. As with December 31, 2019, fluctuations are expected as we continue to minimize multiple counting. Average monthly revenue per payer increased 13.1%, with a decline in our payer conversion rate of 0.3 percentage points. Overall, we believe our average monthly revenue per payer is driven by an increase in playing time, enhanced meta-features, variety of in-game content, and other engagement and retention strategies.

Operating expenses

Cost of revenue

	Year ended December 31,		Change		Percentage of revenue
($ in millions)	2019	2018	2019 vs. 2018		2019	2018	2019 vs. 2018 change

Cost of revenue(1)
Platform	$81.3	$79.2	$2.1	2.7%	29.7%	29.7%	0.0pp
Data center	1.8	3.4	(1.6)	(47.1)	0.7	1.3	(0.6)pp
Royalty	15.5	20.6	(5.1)	(24.8)	5.7	7.7	(2.0)pp
Customer service	1.0	0.8	0.2	25.0	nm	nm	nm

Total cost of revenue	$99.6	$104.0	$(4.4)	(4.2)%	36.4%	39.0%	(2.6)pp

	Three months ended March 31,		Change		Percentage of revenue
($ in millions)	2020	2019	2020 vs. 2019		2020	2019	2020 vs. 2019 change

Cost of revenue(1)
Platform	$22.7	$20.3	$2.4	11.8%	29.8%	29.7%	0.1pp
Data center	0.5	0.5	0.0	0.0%	0.7%	0.7%	nm
Royalty	3.4	4.5	(1.1)	24.4%	4.5%	6.6%	(2.1)pp
Customer service	0.3	0.2	0.1	0.5%	nm	nm	nm

Total cost of revenue	$26.9	$25.5	$1.4	5.5%	35.3%	37.3%	(2.0)pp

(1)	Excluding depreciation and amortization.

nm=not meaningful.

pp=percentage points.

Cost of revenue decreased by 4.2% from $104.0 million in 2018 to $99.6 million in 2019, primarily as a result of a reduction in the royalty fee negotiated with IGT at the beginning of 2019, the success of our internally developed slots changing the mix of royalty-bearing content within our games, and technology efficiencies resulting in a decrease in data center costs. Cost of revenue as a percentage of revenue decreased by 2.6 percentage points from 39.0% in 2018 to 36.4% in 2019, consistent with our revenue growth and the decreases in costs.

Cost of revenue increased 5.5% to $26.9 million for the three months ended March 31, 2020 from $25.5 million for the three months ended March 31, 2019. The increase was a result of higher platform fees due to higher revenue for the three months ended March 31, 2020, offset by a decrease in royalty fee to IGT, which was primarily affected by game mix within the comparative periods. Cost of revenue as a percentage of revenue decreased 2.0 percentage points to 35.3% for the three months ended March 31, 2020 from 37.3% for the three months ended March 31, 2019.

Sales and marketing

	Year ended December 31,		Change		Percentage of revenue
($ in millions)	2019	2018	2019 vs. 2018		2019	2018	2019 vs. 2018 change
Sales and marketing(1)	$35.8	$39.9	$(4.1)	(10.3)%	13.1%	14.9%	(1.8)pp

	Three months ended March 31,		Change		Percentage of revenue
($ in millions)	2020	2019	2020 vs. 2019		2020	2019	2020 vs. 2019 change
Sales and marketing(1)	$14.5	$7.1	$7.4	104.2%	19.1%	10.4%	8.7pp

(1)	Excluding depreciation and amortization.

pp=percentage points.

Sales and marketing expenses decreased by 10.3% from $39.9 million in 2018 to $35.8 million in 2019, primarily due to a reduction in user acquisition advertising spend for DoubleDown Classic and Ellen’s Road to Riches in 2019, which was partially offset by an increase in spend on DoubleDown Fort Knox. Total user acquisition advertising costs in 2018 was $31.6 million, representing 11.8% of revenue in 2018 and $28.5 million in 2019, representing 10.4% of revenue in 2019, and a decrease of 1.4 percentage points from 2018, which reflects the effectiveness of our player engagement strategies within the games to increase player purchases and management of total spend to ensure positive return on investment. Total sales and marketing expenses as a percentage of revenue decreased by 1.8 percentage points from 14.9% in 2018 to 13.1% in 2019.

Sales and marketing expenses for the three months ended March 31, 2020 increased $7.4 million over the comparative period, primarily due to the increase in user acquisition costs. Total user acquisition advertising costs increased $7.7 million to $13.0 million for the three months ended March 31, 2020 from $5.3 million for the three months ended March 31, 2019. The increase in investment to acquire new users was based on positive return on investment metric trends observed in the second half of 2019. Other sales and marketing costs decreased $0.3 million from the three months ended March 31, 2020 due to change in personnel related expenses over the comparative period.

Research and development

	Year ended December 31,		Change		Percentage of revenue
($ in millions)	2019	2018	2019 vs. 2018		2019	2018	2019 vs. 2018 change
Research and development(1)	$19.3	$20.1	$(0.8)	(4.0)%	7.0%	7.5%	(0.5)pp

	Three months ended March 31,		Change		Percentage of revenue
($ in millions)	2020	2019	2020 vs. 2019		2020	2019	2020 vs. 2019 change
Research and development(1)	$4.3	$5.8	$(1.5)	(25.9)%	5.7%	8.5%	(2.8)pp

(1)	Excluding depreciation and amortization.

pp=percentage points.

Research and development expenses decreased by 4.0% from $20.1 million in 2018 to $19.3 million in 2019, primarily due to the decrease of research and development costs for Ellen’s Road to Riches, with all other research and development related expenses remaining flat. Research and development as a percentage of revenue decreased by 0.5 percentage points from 7.5% in 2018 to 7.0% in 2019.

Research and development expenses decreased 25.9% for the three months ended March 31, 2020 compared to the comparative period of 2019, which included research and development costs for Ellen’s Road to Riches. Comparatively, all other research and development related expenses remained flat. As a percentage of revenue, research and development decreased by 2.8 percentage points from 8.5% to 5.7%.

General and administrative

	Year ended December 31,		Change		Percentage of revenue
($ in millions)	2019	2018	2019 vs. 2018		2019	2018	2019 vs. 2018 change
General and administrative(1)	$17.2	$17.8	$(0.6)	(3.4)%	6.3%	6.7%	(0.4)pp

	Three months ended March 31,		Change		Percentage of revenue
($ in millions)	2020	2019	2020 vs. 2019		2020	2019	2020 vs. 2019 change
General and administrative(1)	$5.0	$5.2	$(0.2)	(3.8)%	6.6%	7.6%	(1.0)pp

(1)	Excluding depreciation and amortization.

pp=percentage points.

General and administrative expenses decreased by 3.4% from $17.8 million in 2018 to $17.2 million in 2019, due to a reduction in administrative, professional, and outside services, including legal fees. General and administrative expenses as a percentage of revenue decreased by 0.4 percentage points from 6.7% in 2018 to 6.3% in 2019.

General and administrative expenses were relatively unchanged with a single percentage point decrease as a percentage of revenue for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. There were no key drivers for the comparable period.

Depreciation and amortization

	Year ended December 31,		Change
($ in millions)	2019	2018	2019 vs. 2018
Depreciation and amortization	$33.4	$30.1	$3.3	10.9%

	Three months ended December 31,		Change
($ in millions)	2020	2019	2020 vs. 2019
Depreciation and amortization	$8.0	$8.4	$(0.4)	(4.8)%

Depreciation and amortization increased by 10.9% from $30.1 million in 2018 to $33.4 million in 2019, primarily resulting from the change in estimate for the useful life of our developed technology from five years to three years.

Depreciation and amortization decreased 4.8% for the three months ended March 31, 2020 compared to the corresponding period in 2019 primarily due to certain intangible assets becoming fully amortized during the period.

Other income and other expenses

	Year ended December 31,		Change
($ in millions)	2019	2018	2019 vs 2018

Other income
Gain on foreign currency transaction	$4.1	$2.4	$1.7	70.8%
Gain on foreign currency remeasurement of intercompany item	3.2	7.2	(4.0)	(55.6)%
Interest income	0.5	0.3	0.2	66.7%
Miscellaneous income	0.3	nm	0.3	nm

Total other income	$8.1	$9.9	$(1.8)	(17.2)%

Other expenses
Interest expense	$26.6	$30.4	$(3.8)	12.5%
Miscellaneous expenses	nm	0.2	(0.2)	(100.0)%

Total other expenses	$26.6	$30.6	$(4.0)	(13.1)%

Total other income/(expense), net	$(18.5)	$(20.7)	$(2.2)	(11.1)%

	Three months ended March 31,		Change
($ in millions)	2020	2019	2020 vs 2019

Other income
Gain on foreign currency transaction	$0.9	$0.1	$0.8	800.0%
Gain on foreign currency remeasurement of intercompany item	4.2	2.8	$1.4	50.0%
Interest income	nm	nm	nm	nm
Miscellaneous income	0.2	0.0	$0.2	nm

Total other income	$5.3	$2.9	$2.4	82.8%

Other expenses
Interest expense	$6.1	$6.7	$(0.6)	(9.0)%
Miscellaneous expenses	0.0	0.2	$(0.2)	(100.0)%

Total other expenses	6.1	$6.9	$(0.8)	(11.6)%

Total other income/(expense), net	$(0.8)	$(4.0)	$(3.2)	(80.0)%

Other income/expenses decreased 11% from $20.7 million in 2018 to $18.5 million in 2019, primarily due to a reduction in interest expense and gain on foreign currency remeasurement, offset by gains on foreign currency transaction. Interest expense decreased due to the reduction in principal on our 3.50% Senior Note. See “—Liquidity and capital resources—Short-term and long-term borrowings.” Gain on foreign currency remeasurement declined primarily due to the change in ending balances denominated in USD for intercompany item. Gain on foreign currency transaction increased primarily due to favorability in the exchange rate for transactions denominated in USD at DDI.

Other income/expenses decreased $3.2 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 primarily related to the reduction in intercompany related activity and small changes in foreign exchange rates.

Income tax expense

	Year ended December 31,		Change
($ in millions)	2019	2018	2019 vs. 2018
Income tax expense	$13.5	$9.2	$4.3	46.7%

	Three months ended March 31,		Change
($ in millions)	2020	2019	2020 vs. 2019
Income tax expense	$3.6	$3.5	$(0.1)	(2.9)%

Income tax expense increased by 46.7% from $9.2 million in 2018 to $13.5 million in 2019, primarily due to an increase in taxable income primarily related to our revenue growth. Our effective income tax rate of 27.2% and 26.9% for the year ended 2019 and 2018, respectively, differed from our statutory tax rate of 20.0% primarily due to foreign rate differential, withholding taxes offset by tax credits, and an increase in the valuation allowance on Korean deferred tax assets.

Income tax expense of $3.6 million for the three months ended March 31, 2020 reflected an effective tax rate of 22.0%, which was lower than the effective tax rate of 28.7% for the three months ended March 31, 2019. The decrease in rate was primarily related to a lower net loss in 2019 in Korea, which is not recognized due to a valuation allowance.

For further information regarding our income tax expenses, see Note 6: Income taxes of the notes to our audited consolidated financial statements and Note 6: Income taxes of the notes to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

Net income

Net income increased by 45.0%, or $11.2 million, from $25.1 million in 2018 to $36.3 million in 2019, primarily due to our revenue increase of $6.7 million and operating expense reduction of $6.6 million. Our operating margin increased by 4.4 percentage points, from 20.6% in 2018 to 25% in 2019.

For the three months ended March 31, 2020, net income increased 6.7% from the same period in 2019. Our operating margin decreased by 1 percentage point to 22.9% from 23.9% primarily related to increase in sales and marketing expenses which was partially offset by increased revenue.

Adjusted EBITDA

Adjusted EBITDA increased by 19.5% from $85.1 million in 2018 to $101.7 million in 2019, primarily due to our increase in revenue and reduction in operating expenses. Adjusted EBITDA margin increased from 31.9% in 2018 to 37.2% in 2019 with 4.6% basis improvement from cost of revenue and general and administrative cost saving initiatives.

Adjusted EBITDA for the three months ended March 31, 2020 increased 2.4% from $24.7 million for the three months ended March 31, 2019 to $25.3 million for the three months ended March 31, 2020, primarily related to the $7.8 million increase in revenue, a reduction in research and development expenses of $1.5 million, offset by the $7.5 million increase in sales and marketing and $1.3 million increase in cost of revenue, which is primarily related to an increase in platform fees. Adjusted EBITDA margin decreased 2.9 percentage points from 36.2% to 33.4% primarily related to the increase in sales and marketing expenses.

For a reconciliation of net income to Adjusted EBITDA, see “Selected consolidated financial information and operating data—Reconciliation of non-GAAP measures.”

Quarterly results of operations supplemental data

The following table sets forth our unaudited quarterly statements of operating income and Adjusted EBITDA and other data for each of the nine most recent quarters in the period ended March 31, 2020. We have prepared the quarterly results of operations data on a consistent basis with the audited financial statements included elsewhere in this prospectus. In the opinion of management, the quarterly results of operations data reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. The statements of operating income and Adjusted EBITDA data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of results for a full year or for any future period.

	Three months ended
	(Unaudited)
($ in millions)	March 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	March 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	March 31, 2018
Revenue	$76.1	$69.3	$67.9	$68.1	$68.3	$68.8	$66.8	$66.4	$64.9

Operating expenses:
Cost of revenue	26.9	24.0	24.8	25.3	25.5	26.5	25.8	26.3	25.4
Sales and marketing	14.5	10.6	10.1	8.0	7.0	10.2	8.1	9.8	11.8
Research and development	4.3	4.3	4.5	4.6	5.8	5.5	5.2	3.8	5.5
General and administrative	5.0	3.2	3.7	5.1	5.2	3.6	5.5	4.8	3.9
Depreciation and amortization	8.0	8.3	8.4	8.4	8.4	7.7	7.6	7.5	7.4

Total operating expenses	$58.7	$50.4	$51.5	$51.4	$52.0	$53.5	$52.2	$52.2	$54.0

Operating income	$17.4	$18.9	$16.3	$16.7	$16.3	$15.3	$14.6	$14.2	$10.9
Adjusted EBITDA(1)	$25.3	$27.2	$24.7	$25.1	$24.7	$23.0	$22.1	$21.7	$18.3
Adjusted EBITDA margin(1)	33.3%	39.3%	36.4%	36.9%	36.2%	33.4%	33.2%	32.6%	28.2%

(1)	For a reconciliation of net income to Adjusted EBITDA, see “Selected consolidated financial information and operating data—Reconciliation of non-GAAP measures.”

Liquidity and capital resources

Introduction

We have funded our operations primarily through cash flows from operating activities. We manage our liquidity risk by maintaining adequate cash reserves and credit facilities, and by continuously monitoring our cash forecasts and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. Based on our current plans and market conditions, we believe that cash flows generated from our operations, the proceeds from this offering, and borrowing capacity under our current term loan will be sufficient to satisfy our anticipated cash requirements in the ordinary course of business for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure, or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Cash flows

The following table presents a summary of our cash flows for the periods indicated:

	Year ended December 31,
($ in millions)	2019	2018
Net cash flows provided by operating activities	$76.7	$74.5
Net cash flows used in investing activities	(0.2)	(3.2)
Net cash flows used in financing activities	(61.8)	(46.7)
Net foreign exchange difference	(3.2)	(1.7)

Net increase (decrease) in cash and cash equivalents	11.5	22.9
Cash and cash equivalents at the beginning of the period	30.9	8.1

Cash and cash equivalents at the end of the period	$42.4	$31.0

	Three months ended March 31,
($ in millions)	2020	2019
Net cash flows provided by operating activities	$14.1	$11.7
Net cash flows used in investing activities	(2.0)	(0.1)
Net cash flows used in financing activities	(16.7)	(11.5)
Net foreign exchange difference	(1.3)	(0.3)

Net increase (decrease) in cash and cash equivalents	(5.9)	(0.2)
Cash and cash equivalents at the beginning of the period	42.4	30.9

Cash and cash equivalents at the end of the period	$36.5	$30.7

Operating activities

Net cash flows provided by operating activities increased from $74.5 million in 2018 to $76.7 million in 2019, primarily due to stable growth from DoubleDown Casino and improvement of Adjusted EBITDA.

For the three months ended March 31, 2020, net cash flows provided by operating activities increased by $2.4 million over the comparative period primarily due to the increase in revenue, offset by lower operating expenses in research & development.

Investing activities

Net cash flows used in investing activities decreased from $3.2 million in 2018 to $0.2 million in 2019, primarily due to 2018 capitalization of costs incurred from developed technology intangibles.

For the three months ended March 31, 2020, net cash flows used in investing activities increased $1.9 million over the comparative period due to the acquisition of Double8 Games from DoubleU Games in February 2020.

Financing activities

Net cash flows used in financing activities increased from $46.7 million in 2018 to $61.8 million in 2019, primarily due to the reduction in principal on our 3.50% Senior Note.

For the three months ended March 31, 2020, net cash flows used in financing activities increased $5.2 million compared to the three months ended March 31, 2019 due to additional payments made on our borrowing arrangements.

Short-term and long-term borrowings

In conjunction with our acquisition of DDI-US in 2017, a group of Korean lenders agreed to provide annual term senior secured credit facilities (the “2017 Senior Credit Facilities”) in an aggregate principal amount of KRW315 billion (US$257.2 million), comprised of a senior revolving credit facility in the aggregate principal amount of KRW15 billion (US$12.2 million) and a senior term loan facility in an aggregate principal amount of KRW300 billion (US$244.9 million), pursuant to a credit agreement dated May 24, 2017, between us and the lenders thereto.

We refinanced the 2017 Senior Credit Facilities in 2018, and on May 24, 2019, we entered into a new credit agreement (the “3.50% Senior Note”) with KEB Hana Bank and National Fisheries Cooperative Association, as lenders, in the aggregate principal amount of KRW80 billion (US$65.3 million), with a one-year term. The first withdrawal was made on May 27, 2019. The proceeds of the 3.50% Senior Note were used to provide funds to us for the repayment of the then outstanding balance on the refinanced 2017 Senior Credit Facilities. The 3.50% Senior Note provides for a fixed interest rate of 3.50% per annum, payable quarterly, commencing August 2019. A quarterly principal repayment of KRW20 billion (US$16.3 million) is also required. The 3.50% Senior Note ranks senior in priority to the accounts of DDI-US and DUD. DoubleU Games has provided a guarantee of all amounts that become due and payable under the 3.50% Senior Note, including principal, interest, delinquent interest, and enforcement and collection fees. An event of default under the 3.50% Senior Note would be triggered upon occurrence of certain customary events, including a change of control. For purposes of the 3.50% Senior Note, a change of control would occur in the event of any of the following: (i) DoubleU Games ceases to hold, directly or indirectly, 100% of the voting power of all of our outstanding common shares, provided that after this offering, DoubleU Games does not hold directly or indirectly more than 40% of the voting power of all outstanding common shares or ceases to have the power to appoint or elect at least half of our directors; (ii) we cease to hold, directly or indirectly, 100% of the voting power of all outstanding shares of DUD; or (iii) DUD ceases to hold, directly or indirectly, 100% of the voting power of all outstanding shares of DDI-US. On April 23, 2020, the 3.50% Senior Note was repaid in full.

In addition, DoubleU Games has extended five loans to us in an aggregate principal amount as of March 31, 2020 of KRW100 billion (US$81.6 million) on May 25, 2018, August 27, 2018, November 26, 2018, February 25, 2019, and May 27, 2019 (collectively, the “4.6% Senior Notes”). Each note matures on May 27, 2024, subject to the right of prepayment in whole or in part without a prepayment penalty, following repayment of all outstanding amounts under the 3.50% Senior Note and conversion or redemption of all of the Bonds described below and under “Certain relationships and related party transactions—Joint Investment Agreement—Equity-linked securities.” Each note has a fixed rate of interest at 4.6% per annum and accrues quarterly, commencing May 2019, and is not payable until maturity. The notes have a default interest rate of an additional 5.0% per annum.

Equity-linked securities. On May 26, 2017, we issued (i) an aggregate principal amount of KRW210 billion (US$171.5 million) in 2.5% Convertible Bonds and (ii) an aggregate principal amount of KRW90 billion (US$73.5 million) in 2.5% Non-convertible Bonds with warrants to STIC in connection with our acquisition from IGT. We collectively refer to the 2.5% Convertible Bonds and the 2.5% Non-convertible Bonds with warrants as the “Bonds.” The Bonds have a stated fixed coupon rate of 2.5% per annum, payable quarterly on the 25th day of February, May, August, and November, with a term of seven years (May 26, 2024), subject to a right of the third party to require redemption of the Bonds, in whole or in part, after five years (May 26, 2022). In order to exercise the early redemption right, we must be notified by the third party within 30 days before the early redemption date specified in such notice. All or a portion of the convertible bonds may be converted into our common shares or exercise the warrants at any time during the period commencing on the earlier of (i) date of repayment of the amount outstanding under the 2017 Senior Credit Facilities or (ii) one year from the issuance date of the Bonds, and ending on the date that is one month prior to the maturity date of the Bonds. The conversion price of the convertible bonds, as well as the exercise price of the warrants, is KRW293,600 (US$239.71) per common share, subject to certain adjustments for anti-dilution protection. See “Certain relationships and related party transactions—Joint Investment Agreement—Equity-linked securities.”

On May 15, 2020, DoubleU Games purchased the 2.5% Non-convertible Bonds with warrants from STIC and, in conjunction therewith, exercised the warrants by surrendering the 2.5% Non-convertible Bonds with warrants for 306,539 common shares at the exercise price of KRW293,600 (US$239.71). On May 25, 2020, STIC converted 50.3% of the 2.5% Convertible Bonds into 360,000 common shares at the initial conversion price of KRW293,600 (US$239.71). On June 4, 2020, STIC converted the remaining 2.5% Convertible Bonds into 355,258 common shares at the initial conversion price.

See Note 4: Debt to our audited consolidated financial statements and Note 1: Basis of presentation and summary of significant accounting policies—Subsequent events to our unaudited condensed consolidated financial statements for the three month periods ended March 31, 2020 and March 31, 2019 included in this prospectus.

Our principal commitments consist of obligations under our operating leases. The following table sets forth our principal commitments as of March 31, 2020:

	Payments due by period
($ in millions)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Operating lease obligations	$13.7	$3.2	$7.3	$3.2	$0.0

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms. The table above does not include obligations under agreements that we can cancel without a significant penalty.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements in 2018, 2019, or the three months ended March 31, 2020.

Quantitative and qualitative disclosures about market risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in market prices and rates. Our market risk exposure is primarily a result of fluctuations in foreign currency exchange rates and interest rates.

Exchange rate risk

We operate globally and, as such, we are subject to foreign exchange risk in our commercial operations, as well as in our investments and borrowings. Our functional currency is the Korean Won and most of our operations and revenues are in U.S. dollars. Our investments in our non-Korean subsidiaries, including DUD and DDI-US, are also subject to currency risk. We seek to manage our foreign exchange risk, in part, through operational means, including managing same-currency revenues in relation to same-currency costs, and same currency assets in relation to same-currency liabilities. Where foreign exchange risk cannot be mitigated through operational means, we may use foreign currency forward-exchange contracts or swaps to manage that risk. The fair values of our financial instruments are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, assuming that a change in one currency’s rate relative to the U.S. dollar would have an effect on another currency’s rates relative to the U.S. dollar, if the U.S. dollar were to appreciate against the Korean Won by 10%, as of March 31, 2020, the expected adverse impact on our net income would not be significant.

Interest rate risk

We are subject to interest rate risk on our borrowings. We manage interest rate risk in the aggregate, focusing on our immediate and intermediate liquidity needs. We borrow mainly on a long-term, fixed-rate basis. The fair values of our financial instruments are analyzed at year-end to determine their sensitivity to interest rate changes. In this analysis, and assuming a shift in the interest rate curve for all maturities and all instruments, if there were a 100 point decrease in interest rates as of March 31, 2020, the expected adverse impact on our net income would not be significant.

Critical accounting policies and estimates

Our significant accounting policies are set forth in Note 2 to our audited consolidated financial statements, which are included in this prospectus. The preparation of our consolidated financial statements requires our management to make critical estimates and assumptions that affect the amounts reported in our consolidated financial statements. These estimates and assumptions are periodically re-evaluated by management and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ significantly from those estimates and assumptions.

We have identified the following accounting policies as the most critical to an understanding of our financial position and results of operations, because the application of these policies requires significant and complex management estimates, assumptions and judgments, and the reporting of materially different amounts could result if different estimates or assumptions were used or different judgments were made:

Revenue recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. We refer to this standard as ASC 606.

We adopted ASC 606 on January 1, 2018 for all revenue contracts with our customers using the modified retrospective approach. The adoption of ASC 606 had no impact on our consolidated financial statements other than incremental disclosures provided herein.

Our social and mobile apps operate on a free-to-play model, whereby game players may collect virtual currency free of charge through the passage of time or through targeted marketing promotions. If a game player wishes to obtain virtual currency above and beyond the level of free virtual currency available to that player, the player may purchase additional virtual currency. Once a purchase is completed, the virtual currency is deposited into the player’s account and is not separately identifiable from previously purchased virtual currency or virtual currency obtained by the game player for free.

Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than gameplay within our apps. When virtual currency is played on any of our games, the game player could “win” and would be awarded additional virtual currency or could “lose” and lose the future use of that virtual currency. We have concluded that our virtual currency represents consumable goods, because the game player does not receive any additional benefit from the games and is not entitled to any additional rights once the virtual currency is substantially consumed.

Control transfers when the virtual currency is consumed for gameplay. We recognize revenue from player purchases of virtual currency based on the consumption of this currency. We determined through a review of play behavior that game players generally do not purchase additional virtual currency until their existing virtual currency balances have been substantially consumed.

Based on an analysis of customers’ historical play behavior, purchase behavior, and the amount of virtual currency outstanding, we are able to estimate the rate that virtual currency is consumed during gameplay. Accordingly, revenue is recognized using a user-based revenue model with the period between purchases representing the timing difference between virtual currency purchase and consumption. This timing difference is relatively short.

We continuously gather and analyze detailed customer play behavior and assess this data in relation to our judgments used for revenue recognition.

We generate a small portion of our revenue from subscription services. All monthly subscription fees are prepaid and non-refundable for a one-month period and auto-renew until the end customer terminates the service with the platform provider the subscription services originated. The subscription revenue is recognized on a daily basis beginning on the original date of purchase and has no impact on a customer purchased virtual currency.

Goodwill and indefinite-lived intangible assets

Goodwill consists of the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Our indefinite-lived intangible assets were acquired in a business combination and recorded at fair value.

We assess the carrying value of our goodwill and other indefinite-lived assets for potential impairment annually as of October 1, or more frequently if events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

When assessing goodwill for impairment, we may elect to first utilize a qualitative assessment to evaluate if a more detailed quantitative impairment test is necessary. An impairment charge is recorded based on the excess of the reporting unit’s carrying amount over its fair value. In determining fair value of our reporting unit in connection with our annual goodwill impairment test, we perform a blended analysis of the present value of future discounted cash flows and a market valuation approach. The discounted cash flows model indicates the fair value of the reporting unit based on the present value of the cash flows that we expect the reporting unit to generate in the future. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business.

In determining fair value of indefinite-lived intangible assets for purposes of our annual impairment test, we use the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. The amount of impairment of indefinite-lived intangible assets is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

We have identified a single reporting unit based on our management structure. There were no impairments of our indefinite-lived intangible assets or goodwill to date.

Finite-lived intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

Finite-lived intangible assets are amortized over their useful economic life and assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operating to which the assets relate to the carrying amount. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in estimates.

The amortization expense on intangible assets with finite lives is recognized in the statement of income and comprehensive income in depreciation and amortization.

A summary of the amortization period applied to the Company’s finite-lived intangible assets is, as follows:

Useful life
Purchased developed technology	5 years
Development costs	3 years
Software	4 years
Customer relationships	4 years

Development costs for new app development are capitalized and recognized as an intangible asset when the preliminary development stage has been completed, management commits to funding the project, it is probable that the project will be completed, and the software will be used for its intended function.

Following initial recognition of the development costs as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. Amortization is recorded in depreciation and amortization.

Recent accounting guidance

ASU No. 2017-11

The Financial Accounting Standards Board (“FASB“) issued Accounting Standards Update (“ASU“) No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities From Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception” in 2017 that simplifies the guidance for equity-linked financial instruments (free-standing or embedded) with down-round features that reduce the exercise price when the pricing of a future round of financing is lower. The standard was effective for us beginning January 1, 2020, with early adoption permitted. We early-adopted the standard using a full retrospective approach effective January 1, 2017.

In May 2017, we issued an aggregate principal amount of KRW210 billion (US$171.5 million) of 2.5% Convertible Bonds due 2024 and aggregate principal amount of KRW90 billion (US$73.5 million) of 2.5% Non-convertible Bonds due 2024 with detachable warrants to purchase 306,540 shares of our common stock at an initial conversion price of KRW293,600 (US$239.71) per share. Both the 2.5% Convertible Bonds and the detachable warrants contain a provision commonly referred to as “down-round” protection, as well as certain standard anti-dilution provisions.

The warrants were not considered liabilities within the scope of ASC 480. In addition, they also met both the requirements of (1) being considered indexed to the Company’s own stock and (2) the qualifications for equity classification. Therefore, the warrants were recorded within stockholders’ equity. There are no provisions pursuant to which the Company could be obligated to pay cash or other assets to settle the warrants; settlement is in shares only, and all settlement provisions contemplate payment of an amount based on the difference between the fair value and a fixed exercise price for a fixed number of shares; subject to down-round and standard anti-dilution adjustments. Due to the adoption of ASU 2017-11, the presence of the down-round protection feature of the warrants does not preclude equity classification. Instead, the down-round protection feature of the warrants would be recognized as a dividend and as a reduction of income available to common shareholders, which would result in a reduction to our basic net income per share when triggered. As we apply the treasury stock method for calculated diluted earnings per share, this amount would be added back to income available to common stockholders.

The 2.5% Convertible Bonds (and the 2.5% Non-convertible Bonds) are not within the scope of ASC 480 and are not required to be accounted for at fair value. In addition, the Company elected to not carry the Bonds at fair value.

The Company evaluated the terms of the 2.5% Convertible Bonds in accordance with ASC Topic No. 815–40, “Derivatives and Hedging - Contracts in Entity’s Own Stock” and determined that the underlying common stock is indexed to our common stock. We determined that the embedded conversion and other features did not meet the definition of a liability and therefore did not bifurcate the conversion and other features and account for it as a separate derivative liability. In addition, the 2.5% Convertible Bonds contain a contingent beneficial conversion feature that may be triggered if the conversion price is reduced upon a down-round in the future, subject to accounting under ASC 470-20-25-6. The contingent beneficial conversion cannot be cash-settled, is not beneficial upon issuance, and there was no premium upon issuance. Contingent beneficial conversion features are not accounted for until and unless they are triggered. Accordingly, no accounting for the conversion feature is necessary until that time. However, if the beneficial conversion feature is triggered, it would be measured using the number of shares to be received by the holder based on the adjusted conversion price multiplied by the stock price at the commitment date, and recognized as accretion of the debt commencing at the date the down-round provision is triggered.

Leases

The FASB issued ASU No. 2016-02, Leases (Topic 842), in 2016. ASU 2016-02 combined with all subsequent amendments (collectively, “ASC 842”) requires balance sheet recognition for all leases with a lease term greater than one year to be recorded as a lease liability, on a discounted basis, with a corresponding right-of-use-asset. This guidance also expands the required quantitative and qualitative disclosures for lease arrangements and gives rise to other changes impacting certain aspects of lessee and lessor accounting. We adopted ASC 842 as of January 1, 2019 and applied the lessee package of practical expedients.

Financial instruments — credit losses

The FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” in June 2016, and has since modified the standard with several ASUs (collectively, the “new credit loss standard”). The new credit loss standard replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For our impacted instruments, which include accounts and other receivables, we are required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. The new guidance was effective for us beginning January 1, 2020. The adoption of this guidance did not have a material effect on our condensed consolidated financial statements, and we do not expect it to significantly impact future consolidated financial statements.

Fair value measurements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance amends the disclosure requirements for recurring and nonrecurring fair value measurements by removing, modifying, and adding certain disclosures on fair value measurements in ASC 820. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty are applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The new guidance was effective for us beginning January 1, 2020. The adoption of this guidance did not have a material effect on our condensed consolidated financial statements, and we do not expect it to significantly impact future consolidated financial statements.

Income taxes

In December 2019, the FASB issued ASU 2019-12, which is intended to simplify the accounting for income taxes. This update removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. Early adoption of the new standard is permitted for companies for periods for which financial statements have not yet been issued. We adopted this new guidance on January 1, 2020, and it did not have a material effect on our consolidated financial statements.

Emerging growth company status

We are an “emerging growth company,” as defined in Section 2(a) of the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to SEC reporting companies. For so long as we remain an emerging growth company we will not be required to, among other things:

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present more than two years of audited financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	disclose certain executive compensation related items; and

•	seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to our Company as a foreign private issuer.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Our business

Overview

Our mission is to become one of the world’s leading global gaming companies by delivering differentiated content and playing experiences to our players.

We are a leading developer and publisher of digital games on mobile and web-based platforms. We are the creators of multi-format interactive entertainment experiences for casual players. Our flagship game, DoubleDown Casino, has been in the top 20 grossing mobile games annually on Apple App Store since 2015, according to App Annie. Our newest game, DoubleDown Fort Knox, launched in April 2018, has already achieved three million cumulative installations as of March 31, 2020.

We have been an early pioneer in the social casino gaming segment of casual gaming and were among the initial publishers to launch a social casino game on the Facebook platform in 2010 with the release of DoubleDown Casino. As the market has shifted materially to mobile platforms in recent years, we have also embraced new distribution channels for our games, which have significantly expanded our overall reach and market opportunity. We currently offer four games, DoubleDown Casino, DoubleDown Fort Knox, DoubleDown Classic and Ellen’s Road to Riches. Our games attract players of social casino and casual games, and have been installed over 100 million times to date. During 2019, an average of 2.8 million players played our games each month and for the three months ended March 31, 2020, an average of over 3 million players played our games each month.

Our market opportunity includes casual gaming globally, which includes slots, puzzle, card, match three and other similar games. Eilers & Krejcik estimated that the global market for mobile casual games was expected to be $22.1 billion in 2019, an increase of approximately 22% from 2018. Within the social casino segment of casual gaming, which includes free-to-play online slots, poker, table games, and bingo, DoubleDown Casino was ranked third in the top 10 game titles by revenue for the three months ended March 31, 2020, according to Eilers & Krejcik. The growth rate of the social casino market is estimated at 5% over the next four years and is projected to reach $6.8 billion by 2023, according to Eilers & Krejcik. As one of the leading players in social casino today, we believe we are well-positioned to combine our social casino expertise with additional game elements to deliver entertaining playing experiences for our players.

We believe that success in casual gaming requires a combination of creativity and data science to acquire, engage and retain players. We have a deep understanding of our players which allows us to hone our game development, content strategy, and live game operations. Our all-in-one approach that combines numerous pieces of content within a single game streamlines the player experience while our best-in-class gaming elements, including graphics, user interface, and meta-features, such as daily challenges and loyalty programs, keep our players engaged. Collectively, our players exhibit higher monetization compared to that of our social casino peers, which we believe reflects our successful approach. Our ARPDAU was $0.70 for the three months ended March 31, 2020, higher than the $0.53 average of three primary social casino peers in the same period based upon data from Eilers & Krejcik and the approximate $0.02 median of all mobile games during the three months ended June 30, 2019, according to Game Analytics.

We believe our access to content is among the broadest in the gaming industry. In addition to our internally-developed content, we also have access to content from IGT, one of the largest casino equipment suppliers in the world, and creator of well-known slot games such as Cleopatra, Wolf Run, and Megabucks, as well as from DoubleU Games, our controlling shareholder and a leading developer and publisher of social casino games based in Korea. Since 2008, we have had access to over 2,000 slot titles through our partnerships with IGT and DUG and we have internally developed a catalogue of over 20 original slot titles. We continue to provide our players with a superior gaming experience by leveraging our three content pillars: DDI, IGT, and DUG.

Our financial performance has benefitted from the differentiated way in which we approach our market opportunity. Our revenue was $273.6 million in 2019, up from $266.9 million in 2018. Approximately 87% of our revenue in 2019 was generated from the United States. Our net income was $36.3 million in 2019, up from $25.1 million in 2018. Our Adjusted EBITDA was $101.7 million in 2019, up from $85.1 million in 2018, with an Adjusted EBITDA margin of 37.2% and 31.9%, respectively. Our revenue was $76.1 million for the three months ended March 31, 2020, up from $68.3 million for the three months ended March 31, 2019. Our net income was $12.9 million for the three months ended March 31, 2020, up from $8.8 million for the three months ended March 31, 2019. Our Adjusted EBITDA was $25.3 million for the three months ended March 31, 2020, up from $24.7 million for the three months ended March 31, 2019, with an Adjusted EBITDA margin of 33.3% and 36.2%, respectively. See “Management’s discussion and analysis of financial condition and results of operations—Other key performance indicators and non-GAAP metrics and trends” for a description of Adjusted EBITDA, For a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with U.S. GAAP, see “Selected consolidated financial information and operating data—Reconciliation of non-GAAP measures.”

The roots of our business

Our Company was originally established as The8Games Co., Ltd., in Seoul, Korea in 2008, an interactive entertainment studio focused on the development and publishing of casual games and mobile applications. In 2016, DUG acquired a controlling stake in our Company and the remaining stake was acquired by DUG in 2017, making us a wholly-owned subsidiary. Later in 2017, DUG also acquired DDI-US through our Company, believing that our strengths are highly complementary to DDI-US for creating more powerful social casino gaming content. We hold DDI-US through DoubleUDiamond LLC, which is our wholly-owned subsidiary that fully owns DDI-US. We changed our name to DoubleDown Interactive Co., Ltd. in December 2019.

DoubleU Games Co., Ltd. (DUG) Parent entity 100% DoubleDown Interactive Co., Ltd. (DDI) Listing entity Korea 100% US DoubleUDiamond LLC (DUD) DDI’s wholly-owned subsidiary which fully owns DDI-US 100% DoubleDown Interactive LLC (DDI-US) U.S. operating entity, acquired by DUG in 2017

Through the acquisition of DDI-US, we have transformed into one of the world’s leading social casino publishers. DDI-US, our principal operating subsidiary, has been one of the early pioneers of social casino games on mobile and web-based platforms since the origination of the genre in the late-2000s. DDI-US was founded in 2010 with the launch of its flagship game, DoubleDown Casino. The company was among the initial publishers to launch a social casino game on Facebook, where DoubleDown Casino rapidly gained popularity and became the fourth most user-recommended Facebook game across all genres in 2011, according to Facebook. DoubleDown Casino was subsequently launched on the Apple and Google platforms in 2012, which greatly expanded its distribution and player reach. In addition to being an industry pioneer, DDI-US has also proven to be an early innovator. For example, DDI-US was among the first to leverage authentic land-based content in mobile and web-based games. DDI-US was also the first to introduce a tournament feature with the introduction of Social Slot Tournament in 2011, which offered a real-time competitive environment for players to play against other players instead of against the house. With constant innovation, our games continue to perform well over time.

Prior to our acquisition of DDI-US in 2017, it had been a wholly-owned subsidiary of IGT since 2012, which at the time was the global leader in the design, development, and manufacture of gaming machines. Following IGT’s acquisition, DDI-US began to leverage IGT’s expansive selection of land-based casino content, which we continue to utilize through an exclusive licensing agreement, to release proven slot titles that enrich the authentic playing experience of our games.

Since our acquisition of DDI-US in 2017, DUG has brought our Company powerful casino content and the operating expertise of an early mover and leader in social casino gaming. DUG’s strong execution capabilities in post-merger integration have delivered a seamless assimilation post-acquisition and optimized synergies. Particularly, DUG’s operating know-how has helped us enhance our data analytics, incorporate best-in-class meta-features into our games, and develop more efficient marketing and user acquisition capabilities.

Our proprietary capabilities, coupled with the exclusive access to IGT’s content and DUG’s content and capabilities, give rise to three fundamental pillars through which we provide our players with high-quality content and superior gaming experiences.

Ourthree-pillars Double Down INTERACTIVE Proven original social casino content and creative technological competencies DOUBLEU GAMES Exclusive original social casino content and proven execution capabilities IGT Proven and exclusive authentic land-based content

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Proven creative and technological competencies of DDI: We have a sophisticated approach in developing original slot content and have demonstrated our innovation and creativity across social casino and casual mobile games. Furthermore, our centralized slot research and development function can quickly and efficiently incorporate slot content from IGT and DUG through a process known as “porting,” in which existing slot content from a third-party library is adapted into our games. Our technological competencies extend to live game operations, our use of data and analytics to tailor the gaming experience on a player segment-specific level to improve user acquisition, drive increased gameplay, and boost player spending in the in-game economy.

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Proven and exclusive authentic land-based content from IGT: IGT offers us access to over 2,000 slot titles that we can port into our games. We closely monitor their land-based market performance and select top-performing titles to incorporate into our games. Content from IGT features iconic slot titles and authentic casino gameplay mechanics that appeal to a large audience of loyal players, with a particular focus on those who enjoy land-based slot machines. Current and future land-based slot titles from IGT provide a large and growing pipeline of slot content.

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Exclusive original social casino content and proven execution capabilities from DUG: DUG has built a collection of over 300 original slot titles that have been optimized for social casino experiences. We have exclusive access to DUG’s growing slot content that appeals to both authentic and casual players. In addition, DUG provides expertise in operating social casino mobile games, which enables us to improve execution across numerous aspects of our business including game development, marketing and user acquisition, and live game operations.

Industry overview and market opportunity

Gaming has gained widespread popularity over the last decade and has become one of the largest forms of entertainment globally. Consumer spending on gaming was projected to be approximately $152 billion in 2019, according to data from Newzoo 2019, which would be more than double the actual combined consumer spending in 2019 on music and at the global cinematic box office, $28.2 billion and $42.2 billion, respectively, according to IFPI and MPAA. As consumers spend an increasing amount of time and money on digital devices, digital gaming has become the fastest growing segment within gaming according to ResearchandMarkets.com. According to Newzoo 2019, it was estimated that there will be 2.5 billion gamers in 2019. This has been driven by a number of technology and consumer trends:

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Growth of mobile platforms and entertainment increasingly consumed through mobile. According to data from Newzoo Online, the number of smartphone users was expected to grow by 10% to 3.2 billion users in 2019. Furthermore, more people are using their mobile devices to enjoy convenient access to digital content at all times. According to data from eMarketer, an average U.S. adult spent an average time of 2 hours and 55 minutes per day on a smartphone in 2019; time spent on consuming content via mobile devices was expected to surpass time spent watching TV for the first time in 2019. Both hardcore (such as racing, shooting, etc.) and casual U.S. gamers, with average ages of 34 and 45, respectively, averaged over 10 hours per week on mobile gaming in 2018, according to the most recent data available from IDC. We believe this trend presents an opportunity for greater engagement with players on mobile devices.

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Role of app stores as distribution and payment gateways. Developers are now able to distribute apps to global audiences and regularly update the apps with new content and features. App stores are now a popular destination for users to find and access content, and also serve as integrated payment systems where users can conveniently make purchases in a trusted and secure setting. According to App Annie, mobile games accounted for 72% of total revenue worldwide across Apple App Store, Google Play Store, and other third-party platforms in 2019.

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Success of the free-to-play model has widened appeal of gaming to the masses. Free-to-play games have significantly increased the revenue potential of mobile and web-based games by eliminating upfront barriers and facilitating purchases throughout the player lifecycle. Free-to-play games allow for a wider audience, increasing the number of potential paying players and enhancing the overall game experience by facilitating greater social interaction among players. Through offering a variety of in-game purchase options, players can spend according to their entertainment value derived from the game which allows developers to maximize revenue from their existing player base.

We also believe that the competencies required to succeed in the market have evolved:

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Scale is increasingly important. While developer tools and app store distribution have lowered the technical barriers to entry, long-term success generally favors larger gaming companies. Only a small fraction of games reaches meaningful scale. Through 2019, only 1,121 games of more than a million games available on Google Play Store and Apple App Store generated over $5 million of revenue, according to App Annie. As games compete for limited playing time, gaming companies with an ability to invest significant amounts of resources to marketing, research and development, and ongoing costs are able to improve the probability of success. There is also a virtuous cycle whereby top-ranked games drive greater organic growth, which promotes higher social engagement and sharing. This translates to a potential larger player base which provides more data from which more effective user acquisition and engagement strategies can be formulated.

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Content is a key differentiator. Gaming companies face significantly higher costs to develop, market, and operate games. As greater resources are invested in these games, players have become more engaged and deeply invested in the games they play, resulting in higher switching costs. We believe both new and existing games have shown a higher inclination towards proven and recognizable content as a key form of differentiation to improve the likelihood of success in the long-term.

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Increasing longevity of games. Games have evolved into services, significantly extending the lifecycles of successful games. According to data from SensorTower and Cowen and Company, the top 20 grossing games on Apple App Store were first released an average of over four years ago. It is generally considered more efficient to grow an existing game with an established player base than to develop a new game and acquire players. Facilitated by a shift in monetization strategy towards more in-game purchases, greater ability to update games post-launch via app store platforms, and the incorporation of social aspects into the games, players stay engaged longer, which in turn drives higher and more stable monetization. As the lifecycles of games continue to increase, we believe that strong, data-driven live operations capabilities are crucial to optimize games to drive long-term and sustainable value.

We believe that our market opportunity includes casual gaming globally, which includes slots, puzzle, card, match three and other similar games. Eilers & Krejcik defines casual games as games that have simple decision-making with the ability for players to start or stop playing at any time without heavily impacting the overall experience. Eilers & Krejcik estimated that the global market for mobile casual games was expected to be $22.1 billion in 2019, an increase of approximately 22% from 2018. The growth rate of the social casino market is estimated at 5% over the next four years and is projected to reach $6.8 billion by 2023, according to Eilers & Krejcik. We believe that casual and social casino genres are converging, blending elements into new games. As one of the leading players in social casino gaming today, we believe we are well-positioned to combine our social casino expertise with additional game elements to deliver entertaining playing experiences for our players. Our management and development teams have experience developing both social casino and casual games.

Our value proposition to players

Each of our games is targeted at a broad and diverse set of players, ranging from social casino enthusiasts to casual gamers. Our games are evergreen in nature, in known formats, self-directed in pace and session length, and incorporate a regular cadence of in-game events. We believe that our gameplay style unlocks an audience that has historically been underserved by gaming, as our data reflects our average player skews female, older, and with higher income compared to the gaming industry average according to data from the Entertainment Software Association, thereby potentially supporting higher retention and monetization.

While the majority of our players engage with our authentic land-based casino content, we believe significant opportunity exists in broader casual and social segments. Our all-in-one approach to each game allows for all types of players to engage with our content within the same game. In addition, we believe that DoubleDown Fort Knox, which offers higher resolution graphics, additional innovative meta-features, and a mobile-first experience compared to our initial game, DoubleDown Casino, will expand the range of player segments we address. Our diversity of content within one game, ranging from authentic to casual, appeals to numerous types of players. Our longest-standing game, DoubleDown Casino contains over 200 titles.

Our All-in-One Approach

Authentic Casual Double Diamond Blackjack Remletto BingoLand slots Social casino land slots Social casino slots Card/table Bingo 128 21 37 21 1 200+ total titles within DoubleDown Casino

We believe that our games offer a compelling value proposition to players that drives their loyalty and continued engagement and monetization:

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Proven library of content: We have a diverse library of content to entertain and engage players, including proven social casino gaming content developed by DUG; authentic, land-based casino content from IGT; and innovative, original content developed internally. DUG and IGT’s content libraries include widely-known titles with strong player affinities that drive player interest and engagement. The breadth of our content allows us to target a wide spectrum of player segments. Based on continual analysis of in-market performance of DUG titles and IGT land-based machines, we are able to carefully select top performing content to port to our games.

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Cross-platform playability: Our players can play our games anytime and anywhere on mobile and web-based platforms. Our games are available on all major platforms including Apple App Store, Facebook, Google Play Store, and Amazon Appstore. The accessibility of our games allows players to engage with our content in their preferred format.

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All-in-one approach: Each of our games provides a one-stop shop for gaming entertainment with diversified content. We believe that users prefer fewer apps on their smartphones, not more. According to a 2017 comScore study, smartphone and tablet users, age 18 or older, spent 96% of their time on their personal top ten apps. To play a multitude of our content, players are only required to download one game. The content choices available within each game allow the player to tailor the experience to their preferences, and the unified environment lowers the barrier to new content discovery, enhancing entertainment and engagement for our players. Additionally, players are able to earn rewards and spend currency in one environment rather than being fragmented across multiple apps, thereby enhancing loyalty.

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Enhanced player experience through DoubleDown Fort Knox: DoubleDown Fort Knox was designed to deliver a best-in-class mobile gaming experience for our players across all aspects of the game including graphics, user interface, and meta-features. In addition to high-resolution graphics, we believe that DoubleDown Fort Knox is the only social casino game that provides 3D game viewing as well as the option to play the game in both portrait and landscape mode. These features fully utilize the capabilities of high-end mobile devices and allow for more immersive player experiences. DoubleDown Fort Knox’s compelling suite of meta-features includes frequent challenges for players with a range of rewards such as additional virtual chips and a variety of enhanced bonuses. We believe these innovative elements create an engaging game that appeals to a wider base of players than our other games.

Our data-driven approach

We employ a data-driven approach throughout our business, from new game strategy to live operations of existing games. We have been operating in this manner for over ten years, and have developed a system of analysis leveraging our longevity and depth of player information. Our analytic capabilities allow for real-time and more accurate analysis, thereby reducing our reliance on third-party providers. We continually analyze and test granular changes to features, content, and live game operations to hone our offering.

Proprietary data insights and analytics Iterative design of game elements to achieve results Feature development Data analytics Live game operations Content strategy Optimization of meta-features on player-segment level High-velocity release cadence based on market performance

Feature development

We build features that are designed to enhance the gaming experience for our players and drive engagement and monetization. Prior to full launch, we employ a variety of testing processes, including alpha testing, beta testing, and targeted launches, to estimate granular impacts on player behavior. Based on our analysis of test results, we are able to predict whether implementation of the feature will drive increased playing time or session frequency, or generate additional purchases in the in-game economy for particular player segments. We hone our features in an iterative process prior to full release. We develop features to continue to grow our player base, increase our current players’ engagement with our games, and boost player monetization within our games. For example, to drive higher monetization of players, we tested an enhanced jackpot feature designed to provide greater jackpot wins during a limited period of time. Our testing confirmed that such a feature motivated higher wager levels and related purchases. As a result, the Jackpot Happy Hour feature was introduced to all players in DoubleDown Casino.

Content strategy

We release new content with a high velocity cadence, typically every 1.5 weeks. Fresh content is important in heightening player engagement, providing new opportunities for players to utilize virtual chips, and motivating additional purchases. We continually analyze in real-time how our slot titles are performing across our games to provide insights into which content in our development pipeline is optimal to introduce next. We extend our performance analysis to all in-market titles, and our development speed enables us to be a fast-follower for any type of content gaining traction in the market. If our data analytics show a particular style of content driving increases in monetization or number of playing sessions per player, we believe we can quickly and efficiently introduce related content. For example, our decision to expand the scope of our content beyond authentic slot titles to include more original social casino content was based on the strong positive data trends seen in the performance of initial content launches of this type.

Live game operations

We use our data and analytics to tailor the application of meta-features on a player segment-specific level to improve user acquisition, drive increased gameplay, and boost spend in the in-game economy. Based on our real-time analysis of how a specific player reacts to specific changes in gameplay mechanics or communications, we can tailor the gaming experience of the player or the special offers the player receives. We can utilize these insights to optimize our user acquisition spend, gameplay mechanics, and monetization efforts to other players with similar behavior. Our customized analytics improve over time as we optimize these live operations functions daily. Our data-driven live game operations is a core capability that we believe helps to boost our marketing efficiency and increase engagement and monetization of existing players. For example, we are able to deliver optimized purchase offers to first-time payers based on initial playing behavior of each new player cohort.

Our strengths

All-in-one strategy offers scalability, player insights, and operational efficiency

Our all-in-one approach allows our players to access our extensive library of slot content through a single game download. We believe that by consolidating players of multiple slot titles into fewer games, we have built a larger and more connected player base, fostering a stronger sense of loyalty among players and promoting higher levels of engagement with our content. Additionally, we believe that the singular environment of our games facilitates discovery of new content and leads to increases in the number of playing sessions over time. For 2019, the average number of playing sessions per day increased 21% compared to 2018.

The all-in-one approach provides an enhanced understanding of our players as all of their behaviors take place within the same game. We leverage our proprietary, in-house developed analytic tools to capture rich data insights we can leverage throughout our entire game development and operation process. Additionally, our players self-select slot content that they want to play within our game, thereby revealing their preferences and playing style over time, which we can utilize to effectively introduce new content and features for further monetization opportunities.

By centralizing our content into fewer games, we can also adopt a more focused and efficient approach to user acquisition. Our all-in-one approach improves our marketing efficiency, promotes awareness of our games, and reduces cannibalization across multiple games.

Exclusive access to deep content libraries and proven track record of developing new content

We believe our content library, underpinned by our three pillars for content access and development, is among the deepest in casual gaming and allows us to target a wide audience of players globally. We have exclusive access to hundreds of highly recognizable, branded land-based slot titles through our partnership with IGT which enables us to deliver an authentic casino floor experience to our players. In addition to deep content libraries of IGT-developed slots such as Cleopatra, Wolf Run, and Megabucks, the IP License Agreement with IGT allows us to gain access to other iconic third-party slots, such as Wheel of Fortune. Our parent company, DUG, also has deep experience in developing social casino games. More than 300 titles are available to us exclusively, further enriching our content library. Both IGT and DUG’s content further extends the range of player segments we can address, which we believe is a competitive advantage over our peers.

In addition to IGT and DUG content, our in-house research and development team develops proprietary slot content. Collectively, we have had access to over 2,000 slot titles through our partnerships with IGT and DUG and we have internally developed a proprietary catalogue of over 20 original slot titles.

Comprehensive player lifecycle management

We employ a rigorous, data-driven approach to player lifecycle management from user acquisition to ongoing engagement and monetization. We use internally-developed analytic tools to segment and target players and to optimize user acquisition spend across multiple channels. Once a player is acquired, our proprietary analytic tools dissect their playing behavior on a granular level. We build a sophisticated understanding of our players that allows us to tailor game mechanics, features, and offers to drive increased gameplay or number of playing sessions. Greater engagement from our players has a flywheel effect of further improving our data analytics and ability to retain those players through customized game elements. As the players progress in their lifecycle, we also use our data analytics capabilities to boost monetization. We strategically deploy personalized special offers and tune gameplay to drive additional player spend. We believe our comprehensive, data-driven approach to managing players throughout the entirety of their lifecycle drives better monetization than our competitors, resulting in ARPDAU of $0.70, higher than the average of three primary social casino peers of $0.53 based upon data from Eilers & Krejcik, for the three months ended March 31, 2020.

Robust technology platform

We operate on a centralized, cloud-based technology platform which enables us to consistently launch high-quality slot content and operate our games on a global level. Our robust infrastructure allows us to capture and analyze player data in real-time, which fuels our development and operations. In addition, we have proprietary porting capabilities that allow us to implement content from DUG and IGT quickly and efficiently, which enables our high velocity approach to content development. Our shared code base also increases speed to market for new content, features, and services while minimizing development costs, as we are able to roll-out software and content updates across all of our games simultaneously. Lastly, our high-capacity servers minimize loading time and service outage risks, contributing to a streamlined and consistent gaming experience for our players.

Deep talent pool and shareholder support

We have a global development team with extensive experience across multiple geographies and functions. Our management team and employee base have a proven track record of creating and scaling social casino and casual games. For example, in 2016, our senior management launched Catch Monsters, a casual game for the Facebook platform. Our talent pool of 280 employees is comprised of highly experienced engineers, creative artists, product managers, data scientists and market researchers. We also benefit from our controlling shareholder DUG, a leader in the social casino gaming industry, with whom we regularly engage to share best practices.

Our strategies

Grow our player network

We aim to expand our player base by utilizing our data-driven approach to player segmentation and acquisition. We plan to develop new content and features within our existing games to grow the number of active players in our existing player segments. In addition, we intend to further develop additional content and features to cultivate new players from adjacent segments and new geographies. We also aim to efficiently deploy our marketing spend to attract new players to our platform. We believe that our investments in our platform to enhance our marketing capabilities can accelerate our user acquisition efforts going forward.

Increase engagement and monetization of existing players

We intend to improve engagement and monetization of our existing players by leveraging enhanced data insights gained from our analytic capabilities. We believe these insights will enable us to continually increase attractiveness of our content and improve the in-game experience of our existing players. We also aim to utilize our rich data to hone our development, marketing, and live game operations efforts to drive additional player engagement and monetization.

Grow DoubleDown Fort Knox, our newest game

We intend to rapidly build-out our latest game, DoubleDown Fort Knox, which utilizes our all-in-one approach. We aim to leverage first-of-its-kind features, such as 3D slots and the option to play the game in both portrait and landscape mode, to target new players and drive paying player conversion. We aim to continue to demonstrate best-in-class payer conversion, having already achieved 7.7% for this game in 2019. We aim to continuously cultivate and develop innovative meta-features that resonate well with both our existing and new players.

Expand geographically

We aim to expand geographically with both existing and new content. We believe we can further leverage our existing content to grow in regions that share familiarity with our current content and gameplay features, such as Asia-Pacific and Western Europe. Additionally, we see an opportunity to offer localized slot content specially designed to appeal to players from additional geographies where we may be underpenetrated today, such as the Asia-Pacific region.

Develop new games targeting adjacent casual genres

We plan to broaden our existing product offering with expanded casual game elements. Through a combination of self-developed content and content accessible from IGT and DUG, we aim to continue to enrich our product offerings and further penetrate the casual gaming segment. We intend to continue to utilize expertise shared from our parent company, DUG, in the development process.

Pursue selective mergers and acquisitions

We intend to pursue selective merger and acquisition opportunities to expand our capabilities and grow our industry and geographic footprint. Our management team has a demonstrated track record of execution and integration for strategic mergers and acquisitions, having been successful in integrating content and capabilities from our controlling shareholder, DUG. We believe we can further maximize the value of acquired assets by leveraging our scalable platform and deep talent pool.

Our games

DoubleDown Casino (launched in April 2010)

Start screen	Lobby

Slot game start screen	Hall of Fame History showing player ranking

Double Down casino connecting Rolling in more gold cash the ages Megabucks park diamond super stacks high limit wheel of fortune double diamond spin bar Megabucks hall of fame jackpot of the month $1,991,330,916,805

DoubleDown Casino, our flagship game, targets social casino gamers who value authentic Vegas-style gameplay. The game replicates the land-based casino environment and utilizes our internally-developed slot titles, as well as those from IGT and DUG. A pioneer in the social casino gaming industry, DoubleDown Casino was first introduced in April 2010 on Facebook and achieved 10 million cumulative downloads in just 23 months. In February 2012, the DoubleDown Casino mobile app was launched on Apple App Store, Google Play Store, and Amazon Appstore. In 2018, we fully renewed the game by incorporating additional content, including from DUG, along with additional engaging in-app features such as High Limit Room, Jackpot Happy Hour, vouchers and coupon systems, and more granular membership segmentation. DoubleDown Casino features 186 free-to-play slots as of March 31, 2020. Almost a decade after its initial launch, DoubleDown Casino remains one of the most recognized social casino games, and ranked third in the top 10 social casino game titles by revenue for the three months ended March 31, 2020, according to Eilers & Krejcik.

DoubleDown Fort Knox (launched in April 2018)

Start screen	Lobby	Slot game start screen	Time-based bonuses

Double Down fort knox Cleopatra gold 6,268,847 1,200 SPIN 300,00,00 Lucky cat wheel of fortune 17:59 8 1,000,00 collect 250,000 50,000

DoubleDown Fort Knox, offered as a mobile app on Apple App Store and Google Play Store, is designed to attract players who prefer more casual and dynamic gameplay. DoubleDown Fort Knox utilizes our next-generation technology platform with high-resolution graphics that allows for a more immersive player experience, which appeals to a younger player demographic and caters to players with high-end mobile devices. For instance, among games from the top ten social casino publishers, DoubleDown Fort Knox is the only game that offers 3D game viewing feature. We also believe we were the first to bring technology to market allowing gameplay in both portrait and landscape mode. We believe DoubleDown Fort Knox’s suite of meta-features is competitively robust, including daily bingo challenges and progress boosters. Additionally, we believe we are among the first to introduce a supplementary subscription revenue model for DoubleDown Fort Knox in August 2018, where players can subscribe to a premium account offering early access to new content and the ability to earn free virtual chips at a faster rate. DoubleDown Fort Knox features 79 slots and has recorded over three million cumulative installations as of March 31, 2020.

DoubleDown Classic (launched in July 2017)

Start screen	Lobby

Double down classic slots new Wheel of fortune new triple lucky four leaf clolen jackpot triple lucky 7 super free games 20 Hot hot games high limit jackpots all games last played

Slot game start screen	Daily Bonus

35,00 Free game$ bar buy credits max bet Daily bonus daily bonus rewards good luck day 1 1 day steak! Spin now

DoubleDown Classic focuses on players with a strong appetite for classic wheel-based slot games, who prefer an old-fashioned, mechanical, reel-based gaming experience. In this game, players can find some of the most traditional and popular 3-reel and 5-reel slots seen in land-based casinos, which are designed to maximize authenticity of the gaming experience. DoubleDown Classic is offered through Apple App Store and Google Play Store, with over 1.6 million cumulative installations as of March 31, 2020.

Ellen’s Road to Riches (launched in November 2017)

Start screen	Lobby

Slot game start screen	Rewards of Daily Challenges

Ellen’s road to riche$ slots Ellen’s on special delivery ellen air Ellen’s Daily Challenges Complete all challenges 20,000,000 get 50 symbols in on my way! In progress get 1 Epic win play bonus game(s) in ellen’s on

Ellen’s Road to Riches utilizes content from the popular American TV show, The Ellen DeGeneres Show by Warner Bros Interactive Entertainment. Players can meet various guests as they advance through the levels within the game, which is designed to promote a sense of achievement and increase player engagement. Ellen’s Road to

Riches is serviced on both web and mobile platforms including Apple App Store, Google Play Store, and Amazon Appstore, with over 2.4 million cumulative installations as of March 31, 2020.

Technology infrastructure

We operate our games on robust technology infrastructure. We utilize an Amazon Web Service-based data infrastructure that enables stable and agile data management. We designed our platform with multiple layers of redundancy to guard against data loss and to deliver high availability. Our data centers are currently located in Virginia and California. Our high capacity servers support our data and analytics capabilities.

Our technology platform enables us to port new content ourselves. Our systematic ability to port gaming content from both DUG and IGT has enabled us to customize content for our gaming environment, so that we can provide a more consistent interface with improved aesthetics to ensure a seamless experience for our players.

We operate using a shared code base. Our shared code base improves speed to market and minimizes development costs. Our shared global architecture enables every innovation and upgrade to our infrastructure to be simultaneously available to all of our games and development teams. We are able to continuously incorporate learnings across our platform to optimize performance.

Our platform partners

Our games are primarily distributed, marketed, and promoted through third party platform providers, primarily Apple App Store, Facebook, Google Play Store, and Amazon Appstore. Most of the virtual chips we sell are purchased using the payments processing systems of these platform providers. These platforms generally charge us approximately 30% of the gross receipts they collect from our players.

Our use of mobile and web-based platforms and data derived from such platforms is subject to each platform provider’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on their platforms. Our platform providers have the ability to make unilateral changes to their platforms, their terms of service, the amounts of or method by which our players obtain content and make payments, how they are paid, and any other aspect of their platforms and services. Those changes may negatively impact how our games work, how players interact with our games, and our ability to attract and monetize players.

Technology and content development

We have a dedicated technology and content development team that works to expand our player reach, and impact with new, innovative games. Since the acquisition of DDI-US from IGT in 2017, we have endeavored to strengthen our in-house development capabilities to enable us to be less reliant on third-party licensing arrangements, primarily with IGT and DUG, by developing proprietary intellectual property. We consider it important to create new and innovative games, such as DoubleDown Fort Knox, on a continuing basis in order to attract and retain players and, ultimately, to increase our market share.

Our development operations are based in our Seattle office, where we maintain a game and slot content development center, and in our Seoul headquarters facility, which includes a Korea game development center. The Seattle center has approximately 70 employees who focus on the design, development, testing and delivery of our social casino games. The Korea center has approximately 87 employees who focus on the integration of our gaming platform with other internet applications and platforms. Our expenditures on technology and content development were approximately $19.3 million in 2019 and approximately $20.1 million in 2018. We anticipate that our expenditures will increase 10~15% annually over the next three to five years.

Marketing

We focus our marketing efforts on acquiring new players and retaining existing players. We acquire players both organically and through paid channels. Our paid marketing includes performance marketing and dynamic media buying on Facebook, Google, and other channels such as mobile ad networks. Underlying our paid marketing efforts are our data analytics that allow us to estimate the expected value of a player and adjust our user acquisition spend to a targeted payback period. Our broad capabilities in promotions allow us to tailor promotional activity around new releases, execute differentiated multi-channel campaigns, and reach players with preferred creative content. In addition to our paid player acquisition efforts, we acquire players organically. Our expansive base of players attracts other players to our games through the viral and sharing features provided by social networks, the social innovations in our games, and the network effects of our business. The social innovations in our games include tournaments, bonuses for friend invites, and social network leaderboards. Our games’ prominent rankings on app store distribution channels also boost organic installations.

Our player retention marketing includes advertising on Facebook as well as outreach through email, push notifications, and social media posts on channels such as Facebook, Instagram, and Pinterest. Our data and analytics also inform our retention marketing efforts. Campaigns are specially designed for each channel based upon player preferences for dimensions such as time of day and creative content. We consistently monitor marketing results and return on investment, replacing ineffective marketing tactics to optimize and improve channel performance.

Competition

We face significant competition in all aspects of our business. Our primary social casino game competitors include Playtika (acquired by a group of investors led by Shanghai Giant Network Technology Co.), Product Madness/Big Fish Games (subsidiaries of Aristocrat), Zynga Inc., and SciPlay. Our principal competitors in the broader casual game market include Glu Mobile, Activision Blizzard, Electronic Arts, Take Two Interactive, Kabam, Rovio, and Tencent Holdings. On the broadest scale, we compete for the leisure time, attention, and discretionary spending of our players versus other forms of online entertainment, including social media, reading, and other video games on the basis of a number of factors, including:

•	quality of player experience,
•	breadth and depth of gameplay,
•	innovative game mechanics,
•	ability to create or license compelling content,
•	ability to invest in leading technology,
•	game awareness and reputation, and
•	access to distribution channels.

We believe these factors, among other things, enable us to compete favorably in the market. Our industry and the markets for our games, however, are highly competitive, rapidly evolving, fragmented, and subject to changing technology, shifting needs, and frequent introductions of new games, development platforms, and services. Successful execution of our strategy depends on our continuous ability to attract and retain players, expand the market for our games, maintain a technological edge, and offer new capabilities to players.

Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, greater financial, technical, and other resources, and, in some cases, the ability to rapidly combine online platforms with full-time and temporary employees. Internationally, local competitors may have greater recognition than us in their local country and a stronger understanding of local culture and commerce. They may also offer their products and services in local languages we do not offer.

Intellectual property

We rely on a combination of patent, copyright, trademark, and trade secret laws to protect our intellectual property rights. As of March 31, 2020, we have six registered patents in the United States, three pending patent applications in the United States, Canada and Australia, respectively, approximately 25 registered trademarks in the United States, and approximately 63 registered trademarks in jurisdictions outside of the United States.

We also license a significant amount of the intellectual property that we use in our business from IGT pursuant to the IP License Agreement. We entered into the IP License Agreement with IGT on June 1, 2017, and it was subsequently amended on October 4, 2018 with effect from January 1, 2019. Pursuant to the IP License Agreement, as amended, IGT grants us an exclusive, perpetual and irrevocable license to license and distribute certain IGT social casino game titles in the social online game field of use. The exclusive license granted by IGT is subject to our payment of license fees and other customary terms. The IP License Agreement has an initial term of ten years, and may be renewed, if certain conditions are met, for two additional five-year periods. The IP License Agreement may be terminated by either us or IGT for cause. Pursuant to the IP License Agreement, as of March 31, 2020, we license from IGT approximately 287 slot gaming intellectual property rights that are actively offered to end users through our game titles.

We entered into the DoubleU Games License Agreement on March 7, 2018, and it was subsequently amended on July 1, 2019 and November 27, 2019. Pursuant to the DoubleU Games License Agreement, DoubleU Games grants us an exclusive license to develop and distribute certain DoubleU Games social casino game titles and sequels thereto in the social online game field of use. Pursuant to the DoubleU Games License Agreement, as of March 31, 2020, we license approximately 24 game titles that are actively offered to end users. The exclusive license is subject to our payment of license fees. As amended to date, the agreement remains in effect until either DUG no longer holds an interest, directly or indirectly, in DDI, or DDI no longer holds an interest, directly or indirectly, in DDI-US. In such event, the agreement provides that the parties will mutually renegotiate the terms of the agreement.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights.

Facilities

We currently lease two facilities located in Seoul, Korea, and Seattle, Washington, which comprise approximately 2,413 square meters and 49,375 square feet, respectively. The Seoul facility is our principal office, serving as our management headquarters and providing research and development activities. The Seattle facility serves as our center of research and development, human resources and administrative activities for the U.S. operations. We lease our principal office from DoubleU Games, and DDI-US leases the Seattle office from an independent third party. Our Seoul lease expires on September 30, 2020, but is renewable annually on the same terms unless express prior written notice of non-renewal is given by either party, providing us the flexibility to seek alternative facilities in light of prevailing market conditions. Our Seattle lease was originally entered into in July 2012 and expires on October 31, 2024. The terms of the Seattle lease provide for annual rent increases of $49,375, or an increase of approximately 2.5% per year.

We believe our existing facilities are sufficient for our current needs. We may add new facilities or expand our existing facilities as we continue to add employees and expand into new markets. We expect that suitable additional space will be available to us as and when needed to accommodate our future growth.

Regulation of the industry

We are subject to foreign and domestic laws and regulations that affect companies operating online, including over the internet and mobile networks, many of which are still evolving and could be interpreted in ways that could negatively impact our business, revenue, and results. Our social casino games, like many of those operated by our competitors, are not regulated under gambling or gaming laws. Certain jurisdictions, such as China, prohibit the operation of online social casino games completely within their country.

There is certain opposition in some jurisdictions to interactive online gaming, including social casino games. In September 2018, the World Health Organization added “gaming disorder” to the International Classification of Diseases, defining the disorder as a pattern of behavior characterized by impaired control over gaming and an increase in the priority of gaming over other interests and daily activities. Some states or countries have anti-gaming groups that specifically target social casino games. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino games specifically. These could result in a prohibition on interactive online gaming or social casino games altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations, all of which could have an adverse effect on our results of operations, cash flows, and financial condition. We cannot predict the likelihood, timing, scope, or terms of any such legislation or regulation or the extent to which they may affect our business.

On September 17, 2018, 15 international gambling regulators, plus the Washington State Gambling Commission, signed a declaration expressing concern “with the risks posed by the blurring of lines between gambling and other forms of digital entertainments such as video gaming,” including, among others, social casino gaming. The regulators committed to work together to analyze the characteristics of video games and social gaming and to engage in an informed dialogue with the video game and social gaming industries to ensure the appropriate and efficient implementation of applicable laws and regulations. The regulators also indicated they would work closely with their consumer protection enforcement agencies. We cannot predict the likelihood, timing, scope, or terms of any actions taken as a result of the declaration.

Consumer protection concerns regarding games such as ours have been raised in the past and may again be raised in the future. These concerns include (i) whether social casino games may be shown to serve as a gateway for adolescents to money gambling, and (ii) a concern that social casino gaming companies are using big data and advanced technology to predict and target “vulnerable” users who may spend significant time and money on social casino games in lieu of other activities. Such concerns could lead to increased scrutiny, including the potential imposition of a regulatory framework, over the manner in which our games are designed, developed, distributed, and presented. It is difficult for us to monitor and enforce age restrictions with respect to players who download or play our games, as we rely on third-party distribution platforms such as Apple App Store, Facebook, Google Play Store, and Amazon Appstore. We cannot predict the likelihood, timing, or scope of any concern reaching a level that will impact our business, or whether we would suffer any adverse impacts to our results of operations, cash flows, and financial condition.

In a recent case, the United States Court of Appeals for the Ninth Circuit decided that a social casino game produced by one of our competitors should be considered illegal gambling under Washington state law. Similar lawsuits have been filed against other defendants, including DDI-US. See “Our business—Legal proceedings.”

Data privacy and security

We collect, process, store, use, and share data, some of which contains personal information. Consequently, our business is subject to a number of U.S. and international laws and regulations governing data privacy and security, including with respect to the collection, storage, use, transmission, sharing, and protection of personal information and other consumer data. Such laws and regulations may be inconsistent among countries or conflict with other rules.

The European Union, or EU, has adopted strict data privacy and security regulations. The “GDPR”, effective May 2018, created new compliance obligations applicable to even non-EU businesses that offer their services to individuals located in the European Union. Companies that fail to comply with their GDPR obligations can face large financial penalties (including fines of up to four percent of global annual revenue for the preceding financial year or €20 million (whichever is higher) for the most serious violations).

In addition, rulings from the Court of Justice of the European Union (“CJEU”) may have a great impact on how companies subject to the GDPR process EU personal data. For example, in 2015 the CJEU ruled that the EU—U.S. Safe Harbor Certification was no longer a valid mechanism for transferring personal data from the European Union to the United States. Currently, a similar case is pending, wherein the CJEU must decide on the validity of the most commonly used legal transfer mechanisms—the EU—U.S. Privacy Shield certification, which is the successor of the EU—U.S. Safe Harbor program, and standard contractual clauses. The possible invalidity of such data transfer mechanism(s) will once again, lead to an increase of the complexity and challenges of data privacy compliance.

In addition, the scope of data privacy regulations worldwide continues to evolve. New, increasingly restrictive regulations are coming into force all around the world, such as in Thailand and Brazil, but also within the United States. The California Consumer Privacy Act, or CCPA, became effective on January 1, 2020.

In short, the CCPA:

•	provides California consumers with new rights—specifically the right to notice, access, deletion, and to opt-out of sales of their personal information,

•	will affect several marketing activities due to the CCPA’s broad definitions of personal information and sale, and

•

provides for private actions and permits for class action which could result in businesses being subject to substantial statutory fines in cases involving thousands of impacted consumers where the business is found to have failed to implement and maintain reasonable and appropriate security procedures.

The interpretation and practical implication of several provisions remain somewhat uncertain, especially since the California Attorney General’s Office draft CCPA Regulations, offering further guidance on compliance that were issued in mid-October 2019, will not be finalized until after the effective date of the CCPA. However, it is clear that the effects of the CCPA are significant and that they will require us to modify our data, security, and marketing practices and policies, and to incur substantial costs and expenses in an effort to comply with the CCPA and other applicable data protection laws.

In addition, there currently are a number of other proposals related to data privacy and security pending before several legislative and regulatory bodies. For example, the European Union is contemplating the adoption of the Regulation on Privacy and Electronic Communications (the “e-Privacy Regulation”). While this regulation was planned to take effect simultaneously with GDPR, it is currently still being debated and discussed by the EU member states. The e-Privacy Regulation focuses on the privacy of electronic communications and within that respect, it contains new rules for direct marketing activities. It is highly likely that these rules will lead to new consent requirements.

Efforts to comply with these and other data privacy and security restrictions that may be enacted could require us to modify our data processing practices and policies and to incorporate privacy by design into our games and website, as well as significantly increase the cost of our operations. Failure to comply with such restrictions could subject us to criminal and civil sanctions and other penalties. In part due to the uncertainty of the legal climate, complying with regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security, and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to attract or retain players, and otherwise adversely affect our business, financial condition, and operating results.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our games.

Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our players’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements or to modify their enforcement or investigation activities, which may increase our costs and risks.

As we offer our games worldwide, foreign jurisdictions may claim we are required to comply with local laws, including in jurisdictions where we have no local presence, offices, or other equipment. We are subject to a variety of laws in the United States and other non-U.S. jurisdictions, including laws regarding consumer protection, intellectual property, virtual items and currency, export, and national security, all of which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources, modify our games, or block users from a particular jurisdiction, each of which would harm our business, financial condition, and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States, Korea, Europe, and elsewhere that could restrict the online and mobile industries, including player privacy, advertising, taxation, gaming, copyright, distribution, and antitrust. Furthermore, the growth and development of electronic commerce, social gaming, and virtual items and currency may lead to more stringent consumer protection laws that may impose additional burdens on or limitations on operations of companies such as ours conducting business through the internet and mobile devices. If scrutiny and regulation of our industry increase, we will be required to devote additional legal and other resources to addressing such regulation. For example, certain jurisdictions may seek to regulate social games. If a jurisdiction important to our business regulates social games, we would incur additional costs associated with compliance with such regulation, or depending on the nature of the regulation, we could be prohibited from providing social games in such jurisdiction altogether. Such new compliance costs or jurisdictional restrictions on our ability to offer social games could have a material adverse effect on our business, financial condition, and operating results.

Legal proceedings

We have been party to, are currently party to, and in the future may become subject to additional, legal proceedings in the operation of our business, including, but not limited to, with respect to consumer protection, gaming-related matters, employee matters, alleged service and system malfunctions, alleged intellectual property infringement, and claims relating to our contracts, licenses and strategic investments.

For example, in 2015, a plaintiff commenced a putative class action in the United States District Court for the Western District of Washington against Churchill Downs Incorporated, one of our competitors, alleging that Churchill Downs’ virtual game platform, “Big Fish Casino,” violated Washington’s Recovery of Money Lost at Gambling Act (“WRMLGA”) and Consumer Protection Act (“CPA”). The District Court dismissed plaintiff’s action. On March 28, 2018, the United States Court of Appeals for the Ninth Circuit reversed the District Court’s holding, concluding that, because Big Fish Casino’s virtual chips are a “thing of value,” Big Fish Casino falls under the WRMGLA. The Ninth Circuit remanded the action to the District Court for further proceedings consistent with its opinion. On March 4, 2020, plaintiff’s motion for class certification was denied by the District Court without prejudice to refile.

In April 2018, a putative class action lawsuit, Benson, et al. v. DoubleDown Interactive, LLC, et al., was filed against DDI-US in the United States District Court for the Western District of Washington based upon the theory, like Big Fish Casino, that the use of the DoubleDown Casino Facebook and mobile applications violated the WRMGLA and CPA. The plaintiffs make their allegations on behalf of themselves and “all persons in the United States who purchased and lost chips by wagering at the DoubleDown Casino.” Plaintiffs seek to recover, on behalf of themselves and the class, among other things, (i) all money they wagered and lost playing DDI-US games; and (ii) treble damages. Plaintiffs also seek injunctive and/or declaratory relief as necessary to protect the interests of Plaintiff and the class. On November 13, 2018, the District Court denied DDI-US’s motion to compel arbitration. DDI-US filed an appeal to the United States Court of Appeals for the Ninth Circuit, arguing that plaintiff’s action should have been dismissed because their individual cases are subject to the arbitration agreement in the applicable Terms of Use. On October 3, 2019, the Ninth Circuit held DDI-US’s appeal in abeyance pending resolution of a similar appeal before the Ninth Circuit in Wilson v. Huuuge, Inc. On December 20, 2019, the Ninth Circuit rendered its decision in the Wilson case, affirming the District Court’s denial of Huuuge’s motion to compel arbitration. On January 29, 2020, DDI-US’s appeal to the Ninth Circuit was denied and the case was remanded to the District Court for further proceedings. On June 17, 2020, the Company filed a motion in the United States District Court for the Western District of Washington, which, if granted, would certify certain questions of state law to the Washington State Supreme Court for interpretation in accordance with applicable state law. No date for a hearing on the motion has been set. Discovery has commenced and is continuing.

We may incur significant expense defending this lawsuit or any other lawsuit to which we may be a party. If the plaintiffs were to obtain a judgment in their favor in this lawsuit, then our operating results could be materially negatively impacted, and we could, among other things, be restricted from operating social casino games in Washington. Additional legal proceedings targeting our social casino games and claiming violations of state or federal laws could also occur in other states, based on the unique and particular laws of each jurisdiction. We cannot predict the likelihood, timing, or scope of the consequences of such an outcome, or the outcome of any other legal proceedings to which we may be a party, any of which could have a material adverse effect on our results of operations, cash flows, or financial condition.

See “Risk factors—Legal proceedings may materially adversely affect our business and our results of operations, cash flows, and financial condition” and “Our business—Regulation of the industry.”

Our employees

As of March 31, 2020, we had approximately 280 full-time employees worldwide, of whom approximately 131 are based in our Seoul facility and 149 are based in our Seattle facility. We have 193 employees dedicated to technology and content development, 59 in marketing, and 28 in general administration. We do not have any part-time employees nor do we have any unions or collective bargaining agreements with any of our employees.

Management

Our executive officers and directors

The following table sets forth information regarding members of our executive officers and our board of directors as of the date of this prospectus. The business address for each of our executive directors and officers is 605 5th Avenue, Suite 300, Seattle, Washington 98104. The business address for Yanghoon Cho is 4th Floor, 121, Yeoksam-ro, Gangnam-gu, Seoul, Republic of Korea 06243. The business address for Jaesung Chung is 28, International Finance Center, 10, Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Republic of Korea 07326.

Name	Age	Position(s) with our Company

In Keuk Kim	41	Chief Executive Officer; Director

Joseph A. Sigrist	58	Chief Financial Officer; Director

Haenam Kim	41	Chief Marketing Officer; Director

Ki Chul Kim	41	Chief Data Officer; Director

Yanghoon Cho	52	Independent Director

Jaesung Chung	61	Independent Director

Biographical information

The following is a summary of certain biographical information concerning our executive officers and directors as of the date of this prospectus.

In Keuk Kim, Chief Executive Officer; Director. Mr. Kim has served as our Chief Executive Officer and a member of our board of directors since November 2019, and has served as the Chief Executive Officer of DUD since May 2017. He has been on the board of directors of DoubleU Games since 2013, serving initially as an outside director until April 2015, at which time he became an executive director and Chief Strategy Officer. Mr. Kim served as Chief Strategy Officer of DoubleU Games until October 2017. Mr. Kim has expertise in information technology, game business development, and strategic investments. While at DoubleU Games, Mr. Kim led the execution and acquisition of DoubleDown Interactive, LLC and investment in our Company. His prior experience includes cloud computing development, proprietary trading, and corporate mergers and acquisitions. He received a Bachelor of Science in Computer Science from the Korea Advanced Institute of Science and Technology, or KAIST, in 2000.

Joseph A. Sigrist, Chief Financial Officer; Director. Mr. Sigrist has served as our Chief Financial Officer and a member of our board of directors since November 2019, and has served as Senior Vice-President and General Manager of DDI-US since April 2015. Prior to joining DDI-US, Mr. Sigrist served as Senior Vice-President, Global Product Development & Operations for IGT from 2012 until 2015, and he was responsible for several key product strategic planning and development functions. Previously, for over twenty years, Mr. Sigrist worked as an executive for a variety of technology companies, holding senior leadership roles in product management, product development, and general management, including at Avaya, Polycom and Lucent Technologies. He has expertise in the areas of leadership, business strategy, product planning, financial management, and corporate mergers and acquisitions. He earned his MBA from Santa Clara University in 1986 and a Bachelor of Science in Mechanical Engineering from Santa Clara University in 1983.

Haenam Kim, Chief Marketing Officer; Director. Ms. Kim has served as our Chief Marketing Officer and a member of our board of directors since November 2019, and has served as the Chief Operating Officer of DUD since November 2017. Previously, Ms. Kim served as Chief Operating Officer of our Company from May 2017 to November 2017. Prior to joining our Company, Ms. Kim held various positions in business consulting and software marketing, sales, and operations at IBM Korea since 2000. Most recently with IBM Korea, Ms. Kim held the position of Software Business Unit Sales Leader of IBM Collaboration and Talent Solutions from February 2017 to May 2017, where she developed the business unit’s business strategy and plan, executed sales activities, and was responsible for sales and general administration for that unit. Ms. Kim was promoted to the position of Software Business Unit Sales Leader based on her prior experience as Software Digital Sales Leader from February 2014 to January 2017, where she led a sales team for analytics, cloud, security, social, and commerce in a commercial sales territory representing IBM customers plus white space customers. Ms. Kim received a Bachelor of Science in Industrial Engineering from KAIST in 2000.

Ki Chul Kim, Chief Data Officer; Director. Mr. Kim has served as our Chief Data Officer and a member of our board of directors since November 2019, and has served as the Chief Marketing Officer of DUD since May 2017. Mr. Kim joined the board of directors of DoubleU Games in 2013 and, from February 2015 until September 2017, served as an executive director and Chief Marketing Officer of DoubleU Games. Mr. Kim’s experience as executive director and Chief Marketing Officer at DoubleU Games included management of the rapidly growing 50-member organization, overseeing the marketing, platform, communication, design, and quality assurance teams in accordance with the organization’s goals, as well as budgeting, execution of, and collating and reporting results for new and retention marketing campaigns for all games for which DoubleU Games provides services and conducts user acquisition and retention programs. Mr. Kim also participated in the acquisition of DoubleDown Interactive, LLC in 2017. Previously, Mr. Kim was a director of Hulab Co., Ltd. from February 2012 to February 2015. He has worked in the gaming industry for more than four years as a senior executive. Mr. Kim received a Bachelor of Science in Civil, Urban and Geosystem Engineering and a Bachelor of Business Administration from Seoul National University in 2005.

Yanghoon Cho, Independent Director. Mr. Cho has served as an independent director since May 20, 2020. Mr. Cho is a partner at Jungjinserim Accounting Firm, an accounting firm based in Korea. From 1996 to 2019, Mr. Cho served as a mergers and acquisitions advisor for Korea Investment & Securities. Mr. Cho is a Korea Certified Public Accountant and received a Master of Business Administration from Yonsei University in 2005. Mr. Cho is sophisticated in financial matters, including financial statements and audits, and is a financial expert.

Jaesung Chung, Independent Director. Mr. Chung has served as an independent director since May 20, 2020. He has worked as Chief Executive Officer of NTT Korea Co., Ltd. since 2019. Mr. Chung previously served as Vice President of Sun Microsystems from 2005 to 2011, as General Manager of IBM Korea Software Group from 2011 to 2014 and as Chief Executive Officer of Dimension Data Korea from 2014 to 2019. Mr. Chung received his Ph.D. in Computer Science from Lehigh University in 1990. Mr. Chung is sophisticated in information technology, including system integration and information & communication technology.

Corporate governance practices

We are a “foreign private issuer” under the federal securities laws of the United States and the NASDAQ listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the NASDAQ listing standards. Under the SEC rules and the NASDAQ listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the NASDAQ permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. In particular, as a foreign private issuer, we will follow Korean law and corporate practice in lieu of the corporate governance provisions set out under NASDAQ Rule 5600, the requirement in Rule 5250(b)(3) to disclose third party director and nominee compensation, and the requirement in Rule 5250(d) to distribute annual and interim reports. Of particular note, the following rules under NASDAQ Rule 5600 differ from Korean law requirements:

•

NASDAQ Rule 5605(b)(1) requires that at least a majority of the Company’s board of directors shall be independent directors, and NASDAQ Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. We will have two independent directors at the time of listing, who will meet regularly with other members of the board. We intend to appoint more independent directors after the listing over time, and they may choose to meet in executive session at their discretion.

•

NASDAQ Rule 5620(c) sets out a quorum requirement of 33-1/3% applicable to meetings of shareholders. In accordance with Korean law and generally accepted business practices, our articles of incorporation provide for a 25% quorum requirement that are generally applicable to meetings of shareholders.

•

NASDAQ Rule 5605(c)(2)(A) requires that the Company shall have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Korean law, a company may have a statutory auditor or an audit committee of three directors, two of whom must be independent. We expect to have a committee of three directors, and two of the directors will meet the requirements of Rule 10A-3 under the Exchange Act. See “—Audit committee” below for further detail.

•

NASDAQ Rule 5605(d) requires, among other things, that the Company’s compensation committee is comprised of at least two members, each of whom is an independent director as defined under such rule. There is no similar requirement under Korean law. Our board of directors will together participate in the strategic discussions and determination of directors and executive compensation and other compensation-related matters. The Company expects to establish a compensation committee of the board within the first 12 months following listing.

•

NASDAQ Rule 5605(e) requires that the nomination and corporate governance committee be comprised solely of independent directors. We will not have a standalone nomination and corporate governance committee. Our board of directors will together participate in the nomination process and oversee the corporate governance practices of the Company. The Company expects to establish a nomination and corporate governance committee of the board within the first 12 months following listing.

Board of directors

The board of directors’ mandate is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company. Our corporate governance practices are the responsibility of the board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the board and who are charged with the day-to-day management of the Company. The board and senior management consider good corporate governance to be central to the effective and efficient operation of the Company.

The board is specifically responsible for approving long-term strategic plans and annual operating plans and budgets recommended by management. Board consideration and approval is also required for all material contracts, business transactions and all debt and equity financing proposals. The board also takes responsibility for identifying the principal risks of our business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable. In keeping with its overall responsibility for the stewardship of the Company, the board is also responsible for the integrity of the Company’s internal control and management information systems and for the Company’s policies respecting corporate disclosure and communications.

The board delegates to management, through the Chief Executive Officer, responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on the Company’s business in the ordinary course, managing the Company’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The board also looks to management to furnish recommendations respecting corporate objectives, long-term strategic plans and annual operating plans. The board monitors the adequacy of information given to directors, communication between the board and management and the strategic direction and processes of the board and any committees.

The board considers its size each year when it considers the number of directors to recommend to the shareholders for election at the annual meeting of shareholders, taking into account the number required to carry out the board’s duties effectively and to maintain a diversity of views and experience. Immediately following this offering, our board of directors will consist of six members. Each director will hold office for three years from the date of appointment, provided, however, that the term of office shall be extended until the close of the ordinary general meeting of shareholders convened in respect of the last fiscal year of such term of office. Under the Commercial Act of Korea, (i) an ordinary resolution, which is adopted by an affirmative majority vote of the shares present representing at least one-fourth of the total number of the shares then issued and outstanding, is required to elect a director, and (ii) a special resolution, which is adopted by at least two-thirds of the votes of the shares present representing a quorum of at least one-third of the total number of the shares then issued and outstanding, is required to remove a director. Under the Commercial Act of Korea, the number of directors shall be at least three, although our articles of incorporation may make the requirement of minimum number of directors more stringent.

We intend to phase-in one additional independent director over the first 12 months following listing, as permitted by the listing rules. However, at the time of listing, we will have at least two independent directors, consistent with requirements of Korean law and in order to satisfy the applicable listing requirements.

The board as a whole has the responsibility of determining the compensation for directors and officers. To determine compensation payable, the board considers an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors, while taking into account the financial and other resources of the Company. Compensation of our executive officers is based upon a maximum remuneration amount determined and approved at our general shareholders’ meeting each year in accordance with Korean law and practice. Any performance-based bonus of such officer for such year is determined and approved by the board within such maximum remuneration amount. The remuneration amount of each employee of the Company is determined based on the Company’s compensation rules and regulations and we pay such remuneration amount after obtaining approval from our Chief Executive Officer.

The board does not currently have an independent chairperson and, at this stage of our development, the board does not feel it is necessary to have one to ensure that the board can function independently of management, as sufficient guidance is found in the applicable corporate and securities legislation and regulatory policies. The non-management directors exercise their responsibilities for independent oversight of management, and are provided with leadership through their position on the board and ability to meet independently of management whenever deemed necessary. In addition, each member of the board understands that he or she is entitled to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.

Our Chief Executive Officer, In Keuk Kim, and our Chief Marketing Officer, Haenam Kim, are married. There are no other family relationships among any of our other directors or executive officers.

Audit committee

Upon the completion of this offering, our board of directors will have one standing committee, an Audit Committee, as permitted by Korean law. The expected composition, duties, and responsibilities of this committee is set forth below. As noted above, we will have at least two independent directors on this committee at the time of listing, consistent with requirements of Korean law and in order to satisfy NASDAQ corporate governance requirements.

The Audit Committee’s responsibilities, pursuant to its written charter, include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	assisting our board of directors in overseeing our internal control over financial reporting and disclosure controls and procedures;

•	reviewing the effectiveness of our risk management policies;

•	reviewing legal, regulatory and compliance matters that could have a significant impact on our financial statements;

•	meeting independently with our internal auditing staff, if any, our registered public accounting firm, and management; and

•	reviewing and approving or ratifying related person transactions.

Following the consummation of this offering, the members of our Audit Committee will be Ki Chul Kim, Yanghoon Cho, and Jaesung Chung, all of whom meet the requirements for financial literacy under the NASDAQ rules. Yanghoon Cho will serve as the chairperson of the committee. Our board of directors has determined that Yanghoon Cho and Jaesung Chung meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable NASDAQ rules. Our board of directors has determined that Yanghoon Cho is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and has the requisite financial sophistication as defined under the applicable NASDAQ rules.

Role of the board in risk oversight

One of the key functions of our board of directors following completion of this offering is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and following completion of this offering, our Audit Committee will have the responsibility to consider our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Following completion of the offering, our Audit Committee will review legal, regulatory and compliance matters that could have a significant impact on our financial statements. Our Audit Committee will also monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct.

Code of ethics

Our board of directors will adopt, with effect from listing, a written code of ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other of our agents.

Compensation of directors

To date, none of our directors have received compensation for their service to the Company as a member of our board of directors. Following the consummation of this offering, we intend to adopt a policy to provide competitive compensation to our directors who are not our employees that will enable us to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our common shares to further align their interests with those of our shareholders. Our directors who are also our employees will receive no additional compensation for their service as members of our board of directors.

Executive compensation

Consistent with disclosure requirements under applicable Korean law, we are required to report, on an aggregate basis, the compensation of our directors and officers as a group. For the fiscal years ended December 31, 2019 and 2018, aggregate compensation of our directors and officers was $3,154,480 and $4,722,321, respectively.

Employment agreements

We entered into a letter agreement with each of our Chief Executive Officer, In Keuk Kim, our Chief Marketing Officer, Haenam Kim, and Chief Data Officer, Ki Chul Kim with effect from October 1, 2017, with respect to their initial employment by our Company through our wholly-owned subsidiary, DoubleUDiamond, LLC. Under their respective letter agreement, each executive is entitled to an annual base salary, subject to adjustment annually, and is eligible to participate in the bonus and incentive compensation programs, as may be adopted by the Company from time to time, subject to an assessment of such executive’s performance during the course of the year and the Company’s financial results. Bonuses are subject to the Company’s discretion and are not guaranteed.

We entered into an employment agreement with Joseph A. Sigrist, our Chief Financial Officer, with effect from June 1, 2017, in connection with our acquisition of DDI-US. Under the terms of Mr. Sigrist’s employment agreement, Mr. Sigrist is entitled to an annual base salary, subject to adjustment annually, and is eligible to participate in bonus and incentive compensation programs, as may be adopted by the Company from time to time, subject to an assessment of such executive’s performance during the course of the year and the Company’s financial results. In addition, Mr. Sigrist is entitled to reimbursement annually for his personal federal income tax preparation costs.

Outstanding equity awards at fiscal year-end; Incentive compensation programs

The Company has not, to date, made any awards of equity to its directors, executive officers or employees in connection with their service to us. In connection with the consummation of the offering, the Company intends to propose for adoption by our Board an incentive compensation program for our executive officers and key employees.

Principal and selling shareholders

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common shares, immediately prior to and immediately after the completion of this offering, by:

•	each of our directors and named executive officers;

•	all of our directors and named executive officers as a group;

•	each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our common shares; and

•	the selling shareholder.

To our knowledge, each shareholder named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such shareholder, except as otherwise set forth in the footnotes to the table. The number of common shares shown represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power.

The percentages reflect beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) immediately prior to and immediately after the completion of this offering, and are based on 2,214,522 common shares outstanding as of the date immediately prior to the completion of this offering, and 2,489,522 common shares outstanding as of the date immediately following the completion of this offering of 275,000 newly issued common shares in the form of ADSs. The percentages assume no exercise by the underwriters of their option to purchase up to an additional 82,500 common shares from the selling shareholder within 30 days after the date of this prospectus to cover over-allotments, if any.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o DoubleDown Interactive Co., Ltd., 13F, Gangnam Finance Center, 152, Teheran-ro Gangnam-gu, Seoul 06236, Korea.

	Common shares beneficially owned immediately prior to this offering(1)		Common shares beneficially owned immediately after this offering(1)
Name of beneficial owner	Shares	Percent	Shares	Percent

Directors and executive officers:
In Keuk Kim	*	*	*	*
Joseph A. Sigrist	*	*	*	*
Haenam Kim	*	*	*	*
Ki Chul Kim	*	*	*	*
Yanghoon Cho	*	*	*	*
Jaesung Chung	*	*	*	*
All directors and executive officers as a group (6 persons)	*	*	*	*

Principal shareholders:
DoubleU Games Co., Ltd.(2)	1,499,264	67.7	1,499,264	60.2
STIC Special Situation Diamond Limited(3)	715,258	32.3	440,258	17.7

Selling shareholder:
STIC Special Situation Diamond Limited(3)	715,258	32.3	440,258	17.7
Total Common Shares Outstanding	2,214,522	100	2,489,522	77.9

*	Represents less than 1% of the number of common shares outstanding.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days.

(2)	The address for DoubleU Games is 16F, Gangnam Finance Center, 152, Teheran-ro Gangnam-gu, Seoul 06236, Korea.

(3)

Number of shares held prior to the offering assumes the conversion into common shares of the 2.5% Convertible Bonds prior to the offering. See “Certain relationships and related party transactions—Joint Investment Agreement.” The address for STIC Special Situation Diamond Limited is 10F, MSA Building, 12, Teheran-ro 78-gil, Gangnam-gu, Seoul 06194, Korea.

As of the date of this prospectus, none of our common shares are held by record holders in the United States.

The ADSs that we issue in this offering will represent our common shares.

We are not aware of any arrangement that may, at a subsequent date, result in change of control of our Company.

For additional information about our principal shareholders, please see “Certain relationships and related party transactions.”

Certain relationships and related party transactions

The following includes summaries of transactions or agreements, during our last three fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, affiliates of our directors, executive officers and holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under “Management—
Executive compensation.” The following summaries are qualified in their entirety by reference to such agreements, copies of which (or forms of such agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Our relationship with DoubleU Games

In addition to the licensing and research and development arrangements and a sub-lease agreement we have with DoubleU Games, as described under “Our business—Intellectual property,” “Our business—Game and content development,” Note 12: Related party transactions, and Note 10: Leases to our audited consolidated financial statements we are party to certain loan agreements with DoubleU Games, as described under “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Short-term and long-term borrowings.”

We entered into the DoubleU Games License Agreement on March 7, 2018, and it was subsequently amended on July 1, 2019 and November 27, 2019. Pursuant to the DoubleU Games License Agreement, DoubleU Games grants us an exclusive license to develop and distribute certain DoubleU Games social casino game titles and sequels thereto in the social online game field of use. The exclusive license is subject to our payment of royalties with certain customary terms and conditions. The Company incurred royalties of $4.6 million and $3.4 million for years ended December 31, 2019 and 2018, respectively, and $0.5 million and $1.3 million for the three months ended March 31, 2020 and 2019, respectively. The agreement remains in effect until either DUG no longer holds an interest, directly or indirectly, in DDI, or DDI no longer holds an interest, directly or indirectly, in DDI-US. In such event, the agreement provides that the parties will mutually renegotiate the terms of the agreement. As of March 31, 2020, we license approximately 24 game titles under the terms of this agreement.

On February 25, 2020, we acquired Double8 Games from DoubleU Games in exchange for KRW2.3 billion (US$1.9 million). Double8 Games is based in Seoul, Korea, with the primary business of developing digital gaming content for international markets. See Note 1: Description of business to our audited consolidated financial statements and Note 1: Basis of presentation and summary of significant accounting policies to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

Joint Investment Agreement

In connection with our acquisition of DDI-US in 2017, DoubleU Games entered into a Joint Investment Agreement, dated April 11, 2017 (the “Joint Investment Agreement”), with STIC Special Situation Private Equity Fund, pursuant to which each of DUG and STIC (directly or through an affiliate) agreed to make certain investments in our Company in order to facilitate the financing of the acquisition. STIC is a special purpose vehicle managed by STIC Investments, Inc., a Korean private equity manager. Under the terms of the Joint Investment Agreement, (i) DoubleU Games acquired 1,166,667 of our common shares for approximately KRW350 billion (US$285.8 million) and (ii) we issued to STIC certain equity-linked securities in the form of convertible bonds and bonds with warrants in the aggregate amount of KRW300 billion (US$244.9 million), the terms of which are described below.

Pursuant to the Joint Investment Agreement, DoubleU Games has the right to nominate a majority of the members of our and DUD’s boards of directors, and STIC has the right to nominate two or more of the members of such boards, based upon certain criteria, including the number of our common shares held by STIC (assuming a full conversion of the outstanding equity-linked securities held by STIC) from time to time, if any. The Joint Investment Agreement further provides that none of DDI, DUD or DDI-US will enter into certain transactions or engage in certain activities without the prior written consent from STIC, including, but not limited to, issuing new share capital, acquiring or selling material businesses, and paying dividends.

The Joint Investment Agreement provides that each party may terminate the agreement upon the occurrence of certain events, including, among others, repayment of the Bonds or the completion by DDI of an initial public offering. DoubleU Games and STIC have agreed to terminate the Joint Investment Agreement upon the consummation of the offering. See Note 4: Debt to our audited consolidated financial statements and Note 1: Basis of presentation and summary of significant accounting policies—Subsequent events to our unaudited condensed consolidated financial statements included in this prospectus.

Call Option and Other Rights. The Joint Investment Agreement granted to (i) DoubleU Games a call option to purchase the equity-linked securities issued to STIC under certain time and price conditions, by May 26, 2020, or it would expire; (ii) STIC tag-along rights to sell all or part of its direct and indirect share interest in our Company, including the equity-linked securities, if DoubleU Games sells its interest in our common shares to a third party; and (iii) STIC drag-along rights to request DoubleU Games to sell its interest in our common shares if STIC wishes to sell its interest in us to any third party under one of the following circumstances: (a) DoubleU Games does not exercise the call option, (b) DoubleU Games is in material breach of the Joint Investment Agreement, or (c) the purpose of the acquisition of DDI-US is not likely to be achieved as a result of a reduction in value of DDI-US. On May 15, 2020, DoubleU Games purchased the 2.5% Non-convertible Bonds with warrants from STIC as discussed below.

Equity-linked securities. On May 26, 2017, we issued to STIC (i) an aggregate principal amount of KRW210 billion (US$171.5 million) in 2.5% Convertible Bonds and (ii) an aggregate principal amount of KRW90 billion (US$73.5 million) in 2.5% Non-convertible Bonds with warrants. We collectively refer to the 2.5% Convertible Bonds and the 2.5% Non-convertible Bonds with warrants as the “Bonds.” The Bonds have a stated fixed coupon rate of 2.5% per annum, payable quarterly on the 25th day of February, May, August, and November, with a term of seven years, subject to a right of STIC to require redemption of the Bonds, in whole or in part, early after five years. In order to exercise the early redemption right, STIC must notify us within 30 days before the early redemption date specified in such notice. STIC may convert all or a portion of the 2.5% Convertible Bonds into our common shares or exercise the warrants at any during the period commencing on the earlier of (i) date of repayment of the amount outstanding under the 2017 Senior Credit Facilities or (ii) one year from the issuance date of the Bonds, and ending on the date that is one month prior to the maturity date of the Bonds. The conversion price of the 2.5% Convertible Bonds, as well as the exercise price of the 2.5% Non-convertible Bonds with warrants, is KRW293,600 (US$239.71) per common share, subject to certain adjustments for anti-dilution protection.

On May 15, 2020, DoubleU Games purchased the 2.5% Non-convertible Bonds with warrants from STIC and, in conjunction therewith, exercised the warrants by surrendering the 2.5% Non-convertible Bonds with warrants for 306,539 common shares at the exercise price of KRW293,600 (US$239.71). On May 25, 2020, STIC converted 50.3% of the 2.5% Convertible Bonds into 360,000 common shares at the initial conversion price of KRW293,600 (US$239.71). On June 4, 2020, STIC converted the remaining 2.5% Convertible Bonds into 355,258 common shares at the initial conversion price. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Short-term and long-term borrowings.”

Policies and procedures for related person transactions

We intend that our Audit Committee’s charter will include a related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships that meets the disclosure requirements set forth in Item 404 of Regulation S-K under the Securities Act, or Item 404, in which we were, are or are to be a participant, and in which a “related person”, as defined in Item 404, had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction. We expect that, under the approval policy, the Audit Committee will similarly oversee approval of transactions and arrangements between us and our subsidiaries, on the one hand, and between DoubleU Games and us and our subsidiaries, on the other hand, to the extent involving amounts in excess of $120,000.

Description of securities

The section below provides summary information relating to the material terms of our capital stock and our articles of incorporation. It also includes a brief summary of certain provisions of the Commercial Act of Korea (the “Commercial Act”) and other related Korean laws and regulations, all as currently in effect. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

General

Our total authorized share capital is 200,000,000 shares, which consists of common shares each with a par value of 10,000 Korean Won per share. As of the date hereof, no preferred shares are permitted to be issued under our articles of incorporation.

On May 12, 2017, we affected a 1-for-20 reverse stock split, following which our previously issued 521,178 common shares have been adjusted to 26,058 common shares to reflect the reverse stock split. On May 20, 2017, 1,010,913 common shares were newly issued, resulting in the increase in the aggregate number of the common shares then issued and outstanding to 1,036,971. On May 25, 2017, 155,754 common shares were newly issued, resulting in the increase in the aggregate number of the common shares then issued and outstanding to 1,192,725. On May 15, 2020, 306,539 common shares were newly issued, resulting in the increase in the aggregate number of common shares then issued and outstanding to 1,499,264. On May 25, 2020, 360,000 common shares were newly issued, resulting in the increase of the aggregate number of common shares then issued and outstanding to 1,859,264. On June 4, 2020, 355,258 common shares were newly issued, resulting in the increase of the aggregate number of common shares then issued and outstanding to 2,214,522. See “Certain relationships and related party transactions-Joint Investment Agreement.”

As of the date hereof, there are 2,214,522 common shares issued and outstanding. All of the issued and outstanding common shares are fully-paid and non-assessable and are in registered form. We have not issued any equity securities other than the common shares including, without limitation, non-voting preferred shares.

Board of directors

Under our articles of incorporation and the Commercial Act, any director who has a special interest in a proposal or a resolution is prohibited from voting on such proposal or resolution at a meeting of the board of directors. Unless otherwise provided in the relevant laws or our articles of incorporation, a resolution of the board of directors is required to be adopted in the presence of a majority of the directors in office by the affirmative votes of a majority of the directors present at the meeting.

The compensation for the directors, including severance benefits, is paid within the limitation approved by the annual general meeting of shareholders.

Dividends

If and when our board of directors declares dividends, we will distribute the dividends to our shareholders in proportion to the number of shares owned by each shareholder. The common shares represented by the ADSs have the same dividend rights as other outstanding common shares. There is no guarantee that our board will declare a dividend at any time and it has no obligation to do so.

We may declare dividends annually at the annual general meeting of shareholders which is held within three months after the end of the fiscal year. If declared, we pay the dividend shortly after the annual general meeting to the shareholders of record as of the end of the preceding fiscal year. In addition to annual dividends, we may declare semi-annual dividends pursuant to the resolution of the board of directors each fiscal year to the eligible shareholders recorded as of the relevant record date of the relevant fiscal year. We may distribute dividend in cash or shares. However, a dividend in shares must be distributed at par value and may not exceed one-half of the annual dividends declared each fiscal year in the aggregate. We have no obligation to pay any dividend unclaimed for five years from the payment date.

Under the Commercial Act, we may pay dividends only to the extent the net assets amount in our balance sheets exceeds the sum of the following: (i) our stated capital, (ii) the total amount of our capital surplus reserve and earned surplus reserve accumulated up to the end of the relevant fiscal year, (iii) the legal reserve to be set aside for the annual dividends, and (iv) unrealized profits determined pursuant to the relevant provisions of the Presidential Decree to the Commercial Act. We may not pay dividends unless we have set aside as earned surplus reserve an amount equal to at least 10% of the cash portion of dividends for the relevant fiscal year or unless we have accumulated earned surplus reserve of not less than one-half of our stated capital. We may not use the legal reserve to pay cash dividends but we may transfer amounts from the legal reserve to capital stock or use the legal reserve to reduce an accumulated deficit.

Distribution of free shares

In addition to paying dividends in shares out of our retained or current earnings, we may also distribute to our shareholders an amount transferred from our capital surplus or legal reserve to our stated capital in the form of free shares. We must distribute such free shares to all our shareholders in proportion to their existing shareholdings.

Preemptive rights and issuance of additional shares

We may issue authorized but unissued shares at the times and, unless otherwise provided in the Commercial Act, on such terms as our board of directors may determine. We must offer new shares on uniform terms to all shareholders with preemptive rights who are listed on our shareholders’ register as of the relevant record date.

Notwithstanding the foregoing, we may issue new shares to those other than the shareholders by the resolution of the board of directors under the following circumstances:

•

when issuing new shares to increase our capital through a public offering to the extent not exceeding 50% of our total number of issued and outstanding shares pursuant to Article 165-6 of the Financial Investment Services and Capital Markets Act of Korea (“FSCMA”);

•	when preferentially allocating new shares to members of the Employees Share Ownership Association to the extent not exceeding 20% of our total number of issued and outstanding shares;

•	when issuing new shares as a result of the exercise of stock options pursuant to Article 340 of the Commercial Act;

•

when issuing new shares for the purpose of the foreign investment made under the Foreign Investment Promotion Act of Korea (as deemed necessary for the management purposes) to the extend not exceeding 20% of our total number of issued and outstanding shares;

•

when issuing new shares to the extent not exceeding 20% of our total number of issued and outstanding shares to a new technology venture capitalist and new technology venture investment association pursuant to the Specialized Credit Finance Business Act of Korea and to an investment company for the establishment of small and medium enterprise and a small and medium enterprise establishment investment association pursuant to the Support for Small and Medium Enterprise Establishment Act of Korea;

•

when allocating new shares to another company to the extent not exceeding 20% of our total number of issued and outstanding shares for a strategic partnership, such as through the introduction of high technology, business diversification, overseas expansion, and fundraising;

•

when necessary to achieve our business objectives, such as an introduction of new technology, improvement of financial structure, new market development, and strategic partnership pursuant to a proviso of Article 418(2) of the Commercial Act to the extent not exceeding 50% of our total number of issued and outstanding shares;

•

when issuing new shares to financial institutions or institutional investors, domestic and/or international, to the extent not exceeding 20% of our total number of issued and outstanding shares for managerial purposes including, without limitation, raising emergency funds; or

•	when offering new shares to the public or having an underwriter subscribe for shares in such public offering in order to have our shares listed on a stock exchange.

Under our articles of incorporation, we may issue convertible bonds up to an aggregate principal amount not exceeding 300 billion Korean Won to persons other than the existing shareholders pursuant to a resolution of the board of directors. Notwithstanding the foregoing, our issuance of convertible bonds to persons other than existing shareholders is limited to the following events:

•	the issuance of convertible bonds through a general public offering;

•	the issuance of convertible bonds to financial institutions or institutional investors, domestic or international, for the purpose of raising emergency funds; or

•

the issuance of convertible bonds to another party for the introduction of technology, research and development, production and sales, and capital alliances which are important in our business operations.

Under our articles of incorporation, we may issue bonds with warrants up to an aggregate principal amount not exceeding 200 billion Korean Won to persons other than the existing shareholders pursuant to a resolution of the board of directors. Notwithstanding the foregoing, our issuance of the bonds with warrants to persons other than existing shareholders is limited to the following events:

•	the issuance of bonds with warrants through a general public offering;

•	the issuance of bonds with warrants to financial institutions or institutional investors, domestic or international, for the purpose of raising emergency funds; or

•

the issuance of bonds with warrants to another party for the introduction of technology, research and development, production and sales, and capital alliances which are important in our business operations.

General meeting of shareholders

We generally hold the annual general meeting of shareholders within three months after the end of each fiscal year. Subject to the resolution of the board of directors or court approval, we may hold an extraordinary general meeting of shareholders:

•	as necessary;

•	at the request of holders of an aggregate of three percent or more of our outstanding common shares; or

•	at the request of our audit committee.

We must give our shareholders a written notice setting out the date, place, and agenda of the meeting at least two weeks prior to the general meeting of shareholders. The agenda of the general meeting of shareholders is determined at the meeting of the board of directors. In addition, a shareholder holding an aggregate of three percent or more of the outstanding shares may propose an agenda for the general meeting of shareholders. Such proposal should be made in writing at least six weeks prior to the meeting. The board of directors may decline such proposal if it is in violation of the relevant law and regulations or our articles of incorporation. Shareholders not on the shareholders’ register as of the record date are not entitled to receive notice of the general meeting of shareholders or attend or vote at the meeting.

Our general meetings of shareholders are held in the place where our head office is located and may also be held in any other place adjacent to it, whenever circumstances require.

Voting rights

Our shareholders are entitled to one vote for each share. However, shares held by us (i.e., treasury shares) or by any corporate entity in which we directly or indirectly hold equity interests greater than 10% of the total equity interests do not have voting rights. Unless our articles of incorporation explicitly state otherwise, the Commercial Act permits cumulative voting pursuant to which each common share entitles the shareholder thereof to multiple voting rights equal to the number of directors to be elected at such time. A shareholder may exercise all voting rights with respect to his or her shares cumulatively to elect one director. However, our articles of incorporation prohibit cumulative voting.

Our shareholders may adopt resolutions at a general meeting of shareholders, where a quorum is present, by an affirmative majority vote of the voting shares present or represented at the meeting. However, under the Commercial Act and our articles of incorporation, the following matters, among others, require a special resolution and approval by the shareholders of at least two-thirds of the voting shares present or represented at a meeting, where the affirmative votes also represent at least one-third of our total voting shares then issued and outstanding:

•	amending our articles of incorporation;

•	removing a director;

•	effecting any dissolution, merger, or consolidation of us;

•	transferring the whole or any significant part of our business;

•	acquisition of all or a part of the business of any other company that may have a material impact on our business; or

•	issuing any new shares at a price lower than their par value.

Our shareholders may exercise their voting rights by proxy. Under our articles of incorporation, the person exercising the proxy does not have to be a shareholder. A person with a proxy must present a document evidencing its power of attorney in order to exercise voting rights.

Holders of ADSs will exercise their voting rights through the ADS depository. Subject to the provisions of the deposit agreement, the holders of ADSs will be entitled to instruct the depository how to vote the common shares underlying their ADSs.

Rights of dissenting shareholders

In some limited circumstances, including the transfer of all or any significant part of our business and our merger or consolidation with another company, dissenting shareholders have the right to require us to purchase their shares. In order for a dissenting shareholder to be entitled to such right, the common shares must have been acquired before the relevant resolution of the board of directors was disclosed to the public or the legal action resulting in the acquisition of the shares must have been taken no later than the date immediately following the date on which the resolution was disclosed. To exercise this right, the dissenting shareholders must submit to us a written notice of their intention to dissent before the applicable general meeting of shareholders. Within 20 days after the relevant resolution is passed, the dissenting shareholders must request us in writing to purchase their shares. We are obligated to purchase the shares of the dissenting shareholders within two months of the expiration of the applicable exercise period. The purchase price for the shares is required to be determined through negotiations between the dissenting shareholders and us. If an agreement is not attained within 30 days of the expiration of the applicable exercise period, we or the dissenting shareholder requesting the purchase of shares may request the court to determine the purchase price.

Holders of ADSs will not be able to exercise dissenter’s rights unless they withdraw the underlying common shares and become our direct shareholders.

Register of shareholders and record dates

Our transfer agent, Korea Securities Depository, maintains the registry of our shareholders at its office in Seoul, Korea. It records and registers transfers of our shares on the registry of shareholders.

The record date for annual dividends is December 31 of the applicable fiscal year. For the purpose of determining shareholders entitled to annual dividends, the registry of shareholders is closed for the period from January 1 to January 31 of the following fiscal year. Further, for the purpose of determining shareholders entitled to any other rights pertaining to the shares, we may, on at least two weeks’ public notice, set a record date and/or close the registry of shareholders for not more than three months. The trading of shares may continue while the registry of shareholders is closed.

Annual report

At least one week before the annual general meeting of shareholders, we must make our annual report and audited financial statements available for inspection at our principal office and at all of our branch offices. In addition, copies of annual reports, the audited financial statements and any resolution adopted at the general meeting of shareholders will be available to our shareholders.

Transfer of shares

Under the Commercial Act, the transfer of shares is effected by the delivery of share certificates. Our shares are registered electronically pursuant to such Act and we have not issued definitive share certificates. Under the Act on Electronic Registration of Stocks, Bonds, Etc. of Korea, the transfer of shares is effected by electronic registration of such transfer. However, to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. For this purpose, a shareholder is required to file his name, address and seal with our transfer agent. A non-Korean shareholder may file a specimen signature in place of a seal, unless he is a citizen of a country with a sealing system similar to that of Korea. In addition, a non-resident shareholder must appoint an agent authorized to receive notices on his behalf in Korea and file a mailing address in Korea.

The above requirements do not apply to the holders of ADSs.

Under current Korean regulations, the Korea Securities Depository, foreign exchange banks (including domestic branches of foreign banks), financial investment companies with a brokerage, dealing, or collective investment license, and internationally recognized custodians may act as agents and provide related services for foreign shareholders. Certain foreign exchange controls and securities regulations apply to the transfer of shares by non-residents or non-Koreans.

Acquisition of shares

Under the Commercial Act, we may acquire our own shares through (i) purchases on a stock exchange or (ii) purchase of the shares in proportion to the number of shares held by each shareholder on equal terms and conditions, by a resolution of the shareholders at a general meeting of shareholders. The aggregate amount of the acquisition price shall not exceed the excess of our net assets, on a non-consolidated basis, over the sum of (w) our stated capital, (x) the total amount of our capital surplus reserve and earned surplus reserve which have accumulated up to the end of the previous fiscal year, (y) our earned surplus required to be accumulated for the then current fiscal year, and (z) our net assets stated in the balance sheet as being increased as a result of the evaluation of the assets and liabilities in accordance with our accounting principles without being set off against any unrealized losses.

In addition, under the Commercial Act, we may not acquire our own shares if our net assets may fall short of the aggregate amount of the items (w) to (z) above, on a non-consolidated basis, as of the conclusion of the relevant business year of us. In general, our subsidiaries (of whose shares more than 50% are owned by us) may not acquire our shares.

Liquidation rights

In the event of our liquidation, after payment of all debts, liquidation expenses, and taxes, our remaining assets will be distributed among shareholders in proportion to their shareholdings.

Other provisions

Under our articles of incorporation, there exists no provision (i) which may delay or prevent a change in control of us (that is triggered only in the event of a merger, acquisition, or corporate restructuring), (ii) which requires disclosure of ownership above a certain threshold, or (iii) that governs the change in capital that is more stringent than required by the applicable laws in Korea.

Further, under our articles of incorporation, we are required to register the rights to be recorded on share certificates and preemptive right certificates with the electronic registration ledger of the electronic registration authority, in lieu of issuing share certificates and preemptive right certificates.

Transfer agent and registrar

The transfer agent and registrar for our common shares will be Korea Securities Depository having its registered office at BIFC, 40, Munhyeongeumyung-ro, Nam-gu, Busan 48400, Korea.

Stock exchange listing

Our ADSs have been approved for listing on the NASDAQ Global Select Market under the symbol “DDI.”

Korean foreign exchange controls and securities regulations

General

The Foreign Exchange Transaction Act of Korea and the Presidential Decree and regulations under that Act and Decree, which we refer to collectively as the Foreign Exchange Transaction Laws, regulate investments in Korean securities by non-residents and issuances of securities outside Korea by Korean companies. Non-residents may invest in Korean securities pursuant to the Foreign Exchange Transaction Laws. The Financial Services Commission has also adopted, pursuant to its authority under the FSCMA, regulations that regulate investments by foreigners in Korean securities and issuances of securities outside Korea by Korean companies.

Subject to certain limitations, the Ministry of Economy and Finance has the authority to take the following actions under the Foreign Exchange Transaction Laws:

•

if the Korean government deems it necessary on account of war, armed conflict, natural disaster, grave and sudden and significant changes in domestic or foreign economic circumstances, or similar events or circumstances, the Ministry of Economy and Finance may (i) temporarily suspend payment, receipt, or performance under any or all foreign exchange transactions, in whole or in part, to which the Foreign Exchange Transaction Laws apply (including suspension of payment and receipt of foreign exchange), (ii) impose an obligation to deposit, safe-keep, or sell precious metal or any means of payment to The Bank of Korea, a foreign exchange equalization fund, or certain other governmental agencies or financial companies, or (iii) require resident creditors to collect and recover debts owed by non-resident debtors and to retrieve them to Korea; and

•

if the Korean government concludes that the international balance of payments and international financial markets are experiencing or are likely to experience significant disruption or that the movement of capital between Korea and other countries is likely to adversely affect its currency policies, exchange rate policies or other macroeconomic policies, the Ministry of Economy and Finance may take action to require any person who intends to effect a capital transaction to obtain permission or to require any person who effects a capital transaction to deposit a portion of the means of payment acquired in such transaction with The Bank of Korea, a foreign exchange equalization fund, or certain other governmental agencies or financial companies.

The authority of the Ministry of Economy and Finance would not, however, be applicable to foreign investments made pursuant to the Foreign Investment Promotion Act of Korea.

Government review of issuances of ADSs

In order for us to issue ADSs in excess of US$30 million, we are required to submit a report to the Ministry of Economy and Finance with respect to the issuance of such ADSs prior to and after such issuance. The aggregate principal amount of any foreign currency loans borrowed, and any securities offered and issued, outside Korea during the one-year period immediately preceding the submission of such report will be counted to determine whether such US$30 million threshold has been exceeded. The Ministry of Economy and Finance may at its discretion direct us to take necessary measures to avoid exchange rate fluctuations in connection with its acceptance of the report of our issuance of the ADSs.

Under current Korean laws and regulations, in order for the depositary to accept for deposit any existing common shares from holders of the common shares, other than from us, for the purpose of issuing ADSs representing such common shares, the depositary would be required to obtain our prior consent if the number of common shares to be deposited for the purpose of issuing such ADSs exceeds that of the common shares already withdrawn from the ADS facility.

Reporting requirements for holders of substantial interests

In the case of an investment in the amount of Won 100 million or more, (i) an investment by a foreign investor in 10% or more of the outstanding shares with voting rights of a Korean company or (ii) an acquisition by a foreign investor holding shares of a Korean company of a right to nominate or appoint a director or a senior officer of such company constitutes a foreign direct investment for purposes of the Foreign Investment Promotion Act of Korea. Generally, under the Foreign Investment Promotion Act of Korea, such foreign direct investment must be reported to a foreign exchange bank or Korea Trade-Investment Promotion Agency designated by the Ministry of Trade, Industry and Energy prior to such investment. The acquisition of shares in a Korean company by a foreign investor may also be subject to certain foreign or other shareholding restrictions in the event that the restrictions are prescribed in a specific law that regulates the business of the Korean company. Changes in ownership of shares of a Korean company by a foreign direct investor are subject to reporting requirements.

Restrictions applicable to ADSs

No Korean governmental approval is necessary for the sale and purchase of ADSs in the secondary market outside Korea or for the withdrawal of shares underlying ADSs. Persons who have acquired shares as a result of the withdrawal of shares underlying the ADSs may exercise their preemptive rights for any newly issued shares of ours and participate in free distributions and receive dividends on shares without any further governmental approval. In addition, we are required to file a securities registration statement with the Financial Services Commission and such securities registration statement has to become effective pursuant to the FSCMA in order for us to issue shares represented by ADSs, except in certain limited circumstances.

Restrictions applicable to shares

Certificates evidencing common shares of Korean companies must be kept in custody with an eligible custodian in Korea. Only foreign exchange banks, investment dealers or brokers (which may include a Korean securities company and a non-Korean securities company’s branch office in Korea), the Korea Securities Depository, asset management companies, and internationally recognized custodians are eligible to act as a custodian of such shares for a non-resident or foreign investor. A custodian acting for a non-resident or foreign investor must deposit the shares with the Korea Securities Depository. However, a foreign investor may be exempted from such deposit requirement with the approval of the Governor of the Financial Supervisory Service (the “Governor”) in circumstances where its compliance with such requirement is impracticable, including cases where such compliance would contravene the laws of its home country.

A foreign investor may appoint one or more standing proxies from among the Korea Securities Depository, foreign exchange banks, investment dealers or brokers (which may include Korean securities companies and Korean branch offices of non-Korean securities companies), asset management companies, and internationally recognized foreign custodians. Generally, a foreign investor may not allow any person, other than its standing proxy, to exercise any rights associated with its shares or perform any tasks related to such shares on its behalf. However, a foreign investor may be exempted from complying with these standing proxy rules with the approval of the Governor in circumstances where such compliance is impracticable, including cases where such compliance would contravene the laws of its home country.

No governmental approval is required for a foreign investor to receive any dividends or sales proceeds in Korean Won of any shares in a Korean company which are to be paid, received, and retained in Korea. Such dividends or sales proceeds received by such foreign investor may be deposited in a Korean Won account established with such investor’s investment dealer or investment broker or its Korean Won account established with a foreign exchange bank. Funds in such foreign investor’s Korean Won account may be transferred to its foreign currency account in Korea or withdrawn for investing in shares in any Korean company (including the Company) and other limited purposes.

Investment dealers and investment brokers are allowed to open foreign currency accounts with foreign exchange banks exclusively for accommodating foreign investors’ stock investments in Korea. Through these accounts, investment dealers and investment brokers may enter into foreign exchange transactions on a limited basis, such as conversion of foreign currency funds and Korean Won funds, either as a counterparty to or on behalf of foreign investors, without the investors having to open their own accounts with foreign exchange banks.

Description of American Depositary Shares

American Depositary Shares

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Korea Securities Depository, located at 23, Yeouinaru-ro 4-gil, Yeongdeungpo-gu, Seoul 07330, Korea.

We appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-239022 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Twenty ADSs represent the right to receive, and to exercise the beneficial ownership interests in, one common share that is on deposit with the depositary bank and/or custodian. ADSs also represent the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADSs, but that have not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank, and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian, or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the ADSs. The depositary bank, the custodian, and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder, you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary bank, the custodian, us, nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the common shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes, and expenses.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Korea.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest-bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of shares

Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes, and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	We fail to deliver satisfactory documents to the depositary bank;

•	It is not reasonably practicable to distribute the rights; or

•	Any rights made available are not exercised and appear to be about to lapse.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Korea would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, common shares, or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you;

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes affecting common shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs, and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs, and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon deposit of common shares

After the completion of the offering, the common shares that are being offered for sale pursuant to the prospectus will be deposited by us and by the selling shareholder with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offering, the depositary bank may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Korean legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit the common shares.

•

The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split-up of ADRs

As an ADR holder, you will be entitled to transfer, combine, or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of common shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and Korean legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes, and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of securities—Voting rights.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the common shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of common shares may be adversely affected, and except as otherwise contemplated in the deposit agreement. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•   Issuance of ADSs (e.g., an issuance of ADSs upon a deposit of common shares, upon a change in the ADS-to-common share ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares)

Up to $0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS-to-common share ratio, or for any other reason)	Up to $0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

• ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS (or fraction thereof) transferred

•   Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to $0.05 per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the depositary bank, or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex, and facsimile transmission and delivery expenses;

•

the fees, expenses, spreads, taxes, and other charges of the depositary bank and/or service providers (which may be a division, branch, or affiliate of the depositary bank) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, ADSs, and ADRs; and

•	the fees, charges, costs, and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC, and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest-bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes, and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the common shares represented by ADSs and to direct the depositary of such common shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in the City of New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future, of any law or regulation, or by reason of any provision, present or future, of our articles of incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war, or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of incorporation or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right, or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank, and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the holders and beneficial owners of ADSs have interests, and nothing in the deposit agreement obligates Citibank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the holders of beneficial owners of ADSs, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank, and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split, and combine ADRs, or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank, and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign currency conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing law; waiver of jury trial

The deposit agreement, the ADRs, and the ADSs will be governed by and interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of the Korea.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary bank arising out of or relating to our common shares, the ADSs, or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Shares eligible for future sale

Prior to this offering, no public market existed for our common shares or the ADSs. Sales of substantial amounts of our ADSs following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our ADSs and could impair our future ability to obtain capital, especially through an offering of equity securities. We will have an aggregate of 2,489,522 common shares outstanding upon completion of this offering. Of these shares, the ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of ADSs described below and whose sales would be subject to additional restrictions described below.

The remaining common shares will be held by our existing shareholders. Because substantially all of these shares were sold outside the United States to persons residing outside the United States at the time, they also will be freely tradable without restriction or further registration, except for the restrictions described below. None of our outstanding shares are subject to such lock-up agreements, except as described below.

Rule 144

In general, under Rule 144 under the Securities Act, or Rule 144, as in effect on the date hereof, beginning 90 days after the date hereof, a person who holds restricted shares (assuming there are any restricted shares) and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of our common shares, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares in us and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date hereof, our affiliates who have beneficially owned our common shares for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of our common shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 24,895 common shares immediately after this offering; and

•

the average weekly trading volume of our ADSs on the NASDAQ Global Select Market on which our ADSs trade during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided that current public information about us is available and the affiliate complies with the manner of sale requirements imposed by Rule 144.

Upon expiration of the lock-up restrictions described under “Underwriting” below, substantially all of our outstanding common shares will either be unrestricted or will be eligible for sale under Rule 144, subject to Rule 144 volume limitations applicable to our affiliates. We cannot estimate the number of our common shares that our existing shareholders will elect to sell.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Material tax considerations

The following description is not intended to constitute a complete summary of all tax consequences relating to the ownership or disposition of our common shares, including the ADSs, and does not constitute legal advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Korea, or other taxing jurisdiction.

Material Korean income tax considerations

The following is a summary of the principal Korean tax consequences to owners of the common shares or ADSs, as the case may be, who are non-resident individuals or non-Korean corporations without a permanent establishment in Korea to which the relevant income is attributable or with which the relevant income is effectively connected, or Non-resident Holders. The statements regarding Korean tax laws set forth below are based on the laws in force and as interpreted by the Korean taxation authorities as of the date hereof. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership, and disposition of the common shares or ADSs, including specifically the tax consequences under Korean law, the laws of the jurisdiction of which they are resident, and any tax treaty between Korea and their country of residence, by consulting their own tax advisors.

Tax on dividends

Dividends on the common shares or ADSs paid (whether in cash or in shares) to a holder who is not a resident of Korea (a “Non-resident Holder”) will be subject to Korean withholding taxes at the rate of 22.0% (including local income tax) or such lower rate as is applicable under a treaty between Korea and such Non-resident Holder’s country of tax residence. Free distributions of shares representing a capitalization of certain capital surplus reserves may be subject to Korean withholding taxes.

The tax is withheld by the payer of the dividend. Excess taxes withheld may be recoverable if you subsequently produce satisfactory evidence that you were entitled to have taxes withheld at a lower rate.

Tax on capital gains

As a general rule, capital gains earned by Non-resident Holders upon transfer of the common shares or ADSs are subject to Korean withholding tax at the lower of (i) 11.0% (including local income tax) of the gross proceeds realized or (ii) 22.0% (including local income tax) of the net realized gains (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs), unless exempt from Korean income taxation under the effective Korean tax treaty with the Non-resident Holder’s country of tax residence.

It should be noted that capital gains earned by you (regardless of whether you have a permanent establishment in Korea) from a transfer of ADSs outside Korea will generally be exempt from Korean income taxation so long as the ADSs are deemed to have been issued overseas, provided that this exemption shall not be applicable in the case where the holder of shares prior to the issuance of ADSs holds the newly-issued ADSs (with such shares underlying such ADSs).

Inheritance tax and gift tax

Korean inheritance tax is imposed upon (i) all assets (wherever located) of the deceased if at the time of his death he was domiciled in Korea or had resided in Korea continuously for at least 183 days immediately prior to the death, and (ii) all property located in Korea which passes on death (irrespective of the domicile or residence of the deceased). Gift tax is imposed in similar circumstances to the above. The taxes are imposed if the value of the relevant property is above a certain limit and vary according to the identity of the parties involved.

Under Korean inheritance and gift tax laws, securities issued by a Korean corporation are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

If a person dies while holding ADSs or if a person donates ADSs, it is unclear whether, for Korean inheritance and gift tax purposes, such person will be treated as the owner of the common shares underlying the ADSs. If the tax authority deems that ownership of ADSs is to be treated as ownership of the underlying share certificates, the holder of such ADSs may be treated as the owner of the common shares and such person’s heir or donee (or in certain circumstances, such person as the donor) will be subject to Korean inheritance or gift tax; provided that the value of the ADSs or the underlying common shares is greater than a specified amount.

At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

Securities transaction tax

Depositary receipts, which the ADSs constitute, are included in the scope of securities the transfers of which are subject to a securities transaction tax. However, transfer of depositary receipts listed on a foreign securities exchange similar to that of Korea (e.g., NASDAQ) will not be subject to the securities transaction tax. If you transfer common shares, subject to certain exceptions, you will be subject to a securities transaction tax at the rate of 0.5% and will not be subject to an agriculture and fishery special surtax.

The securities transaction tax, if applicable, must be paid by the transferor of the shares or rights, in principle. When the transfer is effected through a securities settlement company, such settlement company is generally required to withhold and pay (to the tax authority) the tax, and when such transfer is made through a financial investment company with a brokerage license only, such company is required to withhold and pay the tax. Where the transfer is effected by a Non-resident Holder without a permanent establishment in Korea, other than through a securities settlement company or a financial investment company with a brokerage license, the transferee is required to withhold the securities transaction tax. Failure to do so will result in the imposition of penalties equal to the sum of (i) between 10.0% to 60.0% of the tax amount due, depending on the nature of the improper reporting, and (ii) 9.125% per annum on the tax amount due for the default period.

Tax treaties

Korea has entered into a number of income tax treaties with other countries, including the United States, which reduce or exempt Korean withholding tax on dividend income and capital gains on transfer of common shares or ADSs. For example, under the Korea-U.S. income tax treaty, reduced rates of Korean withholding tax on dividends of 16.5% or 11%, respectively (including local income surtax), depending on your shareholding ratio, and an exemption from Korean withholding tax on capital gains are available to residents of the United States that are beneficial owners of the relevant dividend income or capital gains. However, under Article 17 (Investment or Holding Companies) of the Korea-U.S. income tax treaty, such reduced rates and exemption do not apply if (i) you are a U.S. corporation, (ii) by reason of any special measures, the tax imposed on you by the United States with respect to such dividends or capital gains is substantially less than the tax generally imposed by the United States on corporate profits, and (iii) 25% or more of your capital is held of record or is otherwise determined, after consultation between competent authorities of the United States and Korea, to be owned directly or indirectly by one or more persons who are not individual residents of the United States. Also, under Article 16 (Capital Gains) of the Korea-U.S. income tax treaty, the exemption on capital gains does not apply if you are an individual, and (A) you maintain a fixed base in Korea for a period or periods aggregating 183 days or more during the taxable year and your ADSs or common shares giving rise to capital gains are effectively connected with such fixed base, or (B) you are present in Korea for a period or periods of 183 days or more during the taxable year. You should inquire for yourself whether you are entitled to the benefit of an income tax treaty with Korea. It is the responsibility of the party claiming the benefits of an income tax treaty in respect of dividend payments or capital gains to submit to us, the purchaser or the financial investment company, as applicable, a certificate as to his tax residence. In the absence of sufficient proof, we, the purchaser, or the financial investment company, as applicable, must withhold tax at the normal rates.

Furthermore, in order for you to claim the benefit of a tax rate reduction or tax exemption on certain Korean source income (e.g., dividends and capital gains) under an applicable tax treaty, subject to certain exceptions, Korean tax law requires you (or your agent) as the beneficial owner of such Korean source income to submit the relevant application (Application for Entitlement to Reduced Tax Rate or Application for Tax Exemption, as the case may be) along with a certificate of your tax residency issued by a competent authority of your country of tax residence, or BO Application. Such application should be submitted to the withholding agent prior to the payment date of such Korean source income. Subject to certain exceptions, where the Korean source income is paid to an overseas investment vehicle that is not the beneficial owner of such income, or OIV, a beneficial owner claiming the benefit of an applicable tax treaty with respect to the Korean source income must submit its BO Application to such OIV, which must submit an OIV report and a schedule of beneficial owners to the withholding agent prior to the payment date of such Korean source income. In the case of an application for tax exemption, the withholding agent is required to submit the application (together with the applicable OIV report in the case of income paid to an OIV) to the relevant district tax office by the ninth day of the month following the date of the payment of such income. However, an owner of ADSs who is a non-resident of Korea is not required to submit such application, if the Korean source income from the ADSs is paid through an account opened at the Korea Securities Depository by a foreign depository.

U.S. federal income tax considerations for U.S. holders

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common shares or ADSs by a U.S. holder (as defined below) that acquires our common shares or ADSs in this offering. This summary is for general information purposes only and does not purport to be a complete discussion of all potential tax considerations that may be relevant to a particular person’s decision to acquire common shares or ADSs.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code (the “U.S. Treasury Regulations”), the income tax treaty between Korea and the United States (the “Treaty”), published rulings of the U.S. Internal Revenue Service (the “IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. We have not requested a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result, the IRS could disagree with portions of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the common shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control ass substantial decisions of the trust, or (ii) that has validly elected to be treated as a U.S. person under the Code.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds the common shares or ADSs, the U.S. federal income tax consequences to such partnership and its partners of the ownership and disposition of the common shares or ADSs generally will depend in part on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner or partnership. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of the common shares or ADSs.

This discussion applies only to a U.S. holder that holds common shares or ADSs as “capital assets” under the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. holder’s particular circumstances, including alternative minimum tax consequences, the Medicare tax on certain net investment income, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

•	are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

•	have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

•	own common shares or ADSs as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquire common shares or ADSs in connection with the exercise of employee stock options or otherwise as compensation for services;

•	are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

•	are required to accelerate the recognition of any item of gross income with respect to the common shares or ADSs as a result of such income being recognized on an applicable financial statement;

•	own or will own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value;

•

hold the common shares or ADSs in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

•	are former U.S. citizens or former long-term residents of the United States.

Each U.S. holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S., and other tax considerations of the ownership and disposition of our common shares or ADSs.

ADSs

For U.S. federal income tax purposes, a U.S. holder of ADSs generally will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of common shares for ADSs generally will not be subject to U.S. federal income tax.

Passive foreign investment company considerations

A non-U.S. corporation, such as our company, is classified as a passive foreign investment company (“PFIC”) for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either: (i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or (ii) at least 75% of the corporation’s gross income is passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Based upon our current and projected income and assets and the valuation of our assets, including goodwill, we do not expect to be a PFIC for our current taxable year or the foreseeable future. However, the determination of whether any corporation was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, because the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year. Furthermore, because we have valued our goodwill based on the expected market price of the ADSs in this offering, a decrease in the market price of our ADSs may also cause us to be classified as a PFIC for the current or any future taxable year.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold the common shares or ADSs, we will generally continue to be treated as a PFIC for all succeeding years during which you hold such common shares or ADSs. However, if we cease to be a PFIC, provided that you have not made a mark-to-market election, as described below, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the common shares or ADSs, as applicable.

The discussion below under “—Distributions on the common shares or ADSs” and “—Sale or other disposition of the common shares or ADSs” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that generally would apply if we are treated as a PFIC are discussed below under “—Passive foreign investment company rules.”

Distributions on the common shares or ADSs

The gross amount of any distributions paid on our common shares or ADSs will generally be included in the gross income of a U.S. holder as dividend income on the date actually or constructively received by the U.S. holder, in the case of common shares, or by the depositary, in the case of ADSs, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed on the basis of U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of

U.S. federal income tax principles, we expect that distributions will generally be reported to U.S. holders as dividends. Dividends received on our common shares or ADSs will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. holders will be subject to tax on any such dividends at the lower capital gains tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) the common shares or ADSs on which the dividends are paid are readily tradable on an established securities market in the United States or we are eligible for the benefits of the Treaty, (ii) we are not a PFIC nor treated as such with respect to a U.S. holder (as discussed below) for either our taxable year in which the dividend was paid or for the preceding taxable year, and (iii) certain holding period requirements are met. For this purpose, ADSs listed on the NASDAQ Global Select Market will generally be considered to be readily tradable on an established securities market in the United States. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our common shares or ADSs.

For U.S. foreign tax credit purposes, dividends paid on our common shares or ADSs generally will be treated as foreign source income and generally will constitute passive category income. The amount of a dividend will include any amounts withheld by us in respect of Korean income taxes. Subject to applicable limitations, some of which vary depending upon the U.S. holder’s particular circumstances, Korean income taxes withheld from dividends on the common shares or ADSs, at a rate not exceeding any reduced rate available pursuant to the Treaty, will be creditable against the U.S. holder’s U.S. federal income tax liability. In lieu of claiming a foreign tax credit, U.S. holders may, at their election, deduct foreign taxes, including any Korean income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.

The amount of any dividend paid in Korean Won will equal the U.S. dollar value of the Korean Won received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of common shares, or by the depositary, in the case of ADSs, regardless of whether the Korean Won are converted into U.S. dollars. If the Korean Won received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Korean Won received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Korean Won equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Korean Won will be treated as U.S. source ordinary income or loss.

Sale or other disposition of the common shares or ADSs

A U.S. holder will recognize gain or loss on the sale or other disposition of a common share or ADS equal to the difference between the amount realized for the common share or ADS and the holder’s tax basis in the common share or ADS. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such common share or ADS was more than one year as of the date of the sale or other disposition. Long-term capital gain recognized by a non-corporate U.S. holder is subject to U.S. federal income tax at rates lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations. Any gain or loss recognized will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. holder may not be able to use the foreign tax credit arising from any Korean tax imposed on the disposition of the common share or ADS unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.

Any Korean securities transaction tax will not be treated as a creditable foreign tax for U.S. federal income tax purposes, although a U.S. holder may be entitled to deduct such taxes, subject to applicable limitations under the Code.

Passive foreign investment company rules

If we are a PFIC for any taxable year during which you hold our common shares or ADSs, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares or ADSs, unless you make a mark-to-market election as discussed below. Distributions you receive from us in a taxable year that are greater than 125% of the average annual distributions you received from us during the shorter of the three preceding taxable years or your holding period for the common shares or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the common shares or ADSs,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax calculated as an interest charge on the resulting tax deemed deferred with respect to each such other taxable year at the rates generally applicable to underpayments of tax payable in those years.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares or ADSs and any of our subsidiaries or other corporate entities in which we own equity interests is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder may make a mark-to-market election with respect to our common shares or ADSs, provided such common shares or ADSs are treated as “marketable stock.” The common shares or ADSs generally will be treated as marketable stock if the common shares or ADSs are regularly traded on a “qualified exchange or other market,” as defined in applicable U.S. Treasury Regulations. Our ADSs will be marketable stock as long as they remain listed on the NASDAQ Global Select Market, which is a qualified exchange for this purpose, and are regularly traded. We anticipate that our ADSs should qualify as being regularly traded, but no assurances can be given in this regard. Only the ADSs and not the common shares will be listed on the NASDAQ Global Select Market. Consequently, a U.S. holder of common shares that are not represented by ADSs generally will not be eligible to make the mark-to-market election.

If a U.S. holder makes a valid mark-to-market election with respect to the ADSs, the holder generally will (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss in each such year the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes a mark-to-market election in respect of our ADSs and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. holder makes a mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. holder may continue to be subject to the general PFIC rules described above with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. holder owns common shares or ADSs during any year in which we are a PFIC, the holder generally must file an annual report containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form). A failure to file this report generally will suspend the statute of limitations with respect to any tax return, event, or period to which such report relates (potentially including with respect to items that do not relate to a U.S. holder’s investment in common shares or ADSs).

The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules, the elections which may be available to it, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of common shares or ADSs.

Information reporting and backup withholding

Payments of dividends or sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. holder is a corporation or other exempt recipient, or (ii) in the case of backup withholding, the U.S. holder provides a correct U.S. taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS in a timely manner. Each U.S. holder should consult its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.

Reporting obligations for certain owners of foreign financial assets

Certain U.S. holders may be required to file information returns with respect to their investment in common shares or ADSs. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U.S. holders may be subject to these reporting requirements unless their common shares or ADSs are held in an account at certain financial institutions.

The discussion of reporting obligations set forth above is not intended to constitute an exhaustive description of all reporting obligations that may apply to a U.S. holder. A failure to satisfy certain reporting obligations may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting obligation. Penalties for failure to comply with these reporting obligations are substantial. U.S. holders should consult with their own tax advisors regarding their reporting obligations under these rules, including the requirement to file an IRS Form 8938.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND ADSS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Underwriting

We are offering the ADSs described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and BofA Securities, Inc. (the “Joint Lead Managers”) are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed, severally and not jointly, to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name	Number of ADSs
J.P. Morgan Securities LLC	•
BofA Securities, Inc.	•
Macquarie Capital (USA) Inc.	•

Total	11,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs offered by us under the underwriting agreement if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$ • per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to US$ • per ADS from the initial public offering price. After the initial offering of the ADSs to the public, the public offering price, concession, or any other terms of the offering may be changed.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered in this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Sales of any ADSs made outside of the United States may be made by affiliates of the underwriters.

Option to purchase additional ADSs

The underwriters have an option to buy up to 1,650,000 additional ADSs from the selling shareholder to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

Commissions and discounts

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is US$ • per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Without option to purchase additional ADSs exercise		With full option to purchase additional ADSs exercise
Per ADS	US$	•	US$	•
Total	US$	•	US$	•

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$5,058,698.

We have agreed to reimburse the underwriters for certain expenses in connection with this offering in the amount up to $25,000.

Electronic distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No sales of similar securities

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our common shares, ADSs, or securities convertible into or exercisable or exchangeable for any of our common shares or ADSs, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any of our common shares, ADSs, or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of the common shares, ADSs, or such other securities, in cash or otherwise), in each case without the prior written consent of the Joint Lead Managers for a period of 180 days after the date of this prospectus, other than our ADSs to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of our common shares or securities convertible into or exercisable for any of our common shares pursuant to the conversion or exchange of convertible bonds and bonds with warrants, in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of any stock, or stock option or incentive plan adopted by us after the closing date for the benefit of our board of directors, management or employees; provided that the recipient executes and delivers to the Joint Lead Managers a lock-up agreement.

DoubleU Games and STIC (collectively, “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of the lock-up parties, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of the Joint Lead Managers, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares, ADSs, or any securities convertible into or exercisable or exchangeable for our common shares or ADSs (including, without limitation, the common shares, ADSs, or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of the convertible bonds and bonds with warrants (collectively with the common shares and the ADSs, the “lock-up securities”)), (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of lock-up securities, in cash or otherwise, (iii) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act , or (iv) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or shareholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase our common shares or ADSs (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) conversion of convertible securities into our common shares or ADSs or warrants to acquire our common shares or ADSs, provided that any of our common shares or ADSs or warrant received upon such conversion or exercise would be subject to restrictions similar to those in the immediately preceding paragraph; (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that (1) such plan does not provide for the transfer of lock-up securities during the restricted period, and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan; and (e) the sale of our ADSs pursuant to the terms of the underwriting agreement.

The Joint Lead Managers, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ listing

Our ADSs have been approved for listing on the NASDAQ Global Select Market under the symbol “DDI.”

Price stabilization, short positions and penalty bids

Until the distribution of the ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix, or maintain that price.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing, and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain, or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market, or otherwise.

Prior to this offering, there has been no public market for our ADSs. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors, including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our financial information;

•	our prospects and the history and prospects for the industry in which we compete;

•	the present state of our development;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Selling restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Joint Lead Managers; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the Joint Lead Managers have been obtained to each such proposed offer or resale.

The Company, the underwriters, and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements, and agreements.

For the purposes of this provision, the term “offer to the public” in relation to ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the term “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or any of its contents or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold, or delivered, and no copies of this prospectus or any other documents relating to the ADSs may be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale, or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks, or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190, and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB, the Bank of Italy, or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Notice to prospective investors in Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance of prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations, the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules, or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to prospective investors in Monaco

The ADSs may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The ADSs may not be, directly or indirectly, offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement, or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of

12 months from the date of issue of the ADSs, offer, transfer, assign, or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in New Zealand

This document has not been registered, filed with, or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The ADSs may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;
•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;
•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;
•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or
•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Notice to prospective investors in Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation, or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than:

(i)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(ii)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to prospective investors in People’s Republic of China (“PRC”)

This prospectus will not be circulated or distributed in the PRC and the ADSs will not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC, except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to prospective investors in Korea

The ADSs have not been and will not be registered under the FSCMA and the decree, rules and regulations thereunder. Accordingly, none of the ADSs may be offered, sold, or delivered directly or indirectly, in Korea or to, or for the account of or benefit of any resident (as defined under the Foreign Exchange Transaction Act of Korea and the decree, rules and regulations thereunder (the “FETL”)) of Korea, except as otherwise permitted under applicable Korean laws and regulations. In addition, the ADSs may not be offered, sold, transferred, or delivered for re-offering or resale, directly or indirectly, in Korea or to, or for the account of or benefit of any resident (as defined under the FETL) of Korea during the one-year period from the date of issuance of the ADSs, except as otherwise permitted under applicable Korean laws and regulations. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that it is not in Korea and is not a resident of Korea.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to prospective investors in Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding, or otherwise intermediate the offering and sale of the ADSs in Taiwan.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004, as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to prospective investors in Qatar

The ADSs described in this prospectus have not been, and will not be, offered, sold, or delivered, at any time, directly or indirectly, in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold, directly or indirectly, to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted, or advertised in the United Arab Emirates (including the Dubai International Financial Centre), other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering, and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, or the Dubai Financial Services Authority.

Notice to prospective investors in Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons

(including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in the British Virgin Islands

The ADSs are not being, and may not be, offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to prospective investors in Bahamas

ADSs may not be offered or sold in The Bahamas via a public offer. ADSs may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the ADSs in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The ADSs are not offered, and the offer shall not be transferred, sold, renounced, or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a): the offer, transfer, sale, renunciation, or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorised financial service providers under South African law;

(v)	financial institutions recognised as such under South African law;

(vi)	a wholly-owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

Section 96 (1) (b): the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

No South African residents or offshore subsidiary of a South African resident may subscribe for or purchase any of the ADSs or beneficially own or hold any of the ADSs unless specific approval has been obtained from the financial surveillance department of the South African Reserve Bank (the “SARB”) by such persons or such subscription, purchase, or beneficial holding or ownership is otherwise permitted under the South African Exchange Control Regulations or the rulings promulgated thereunder (including, without limitation, the rulings issued by the SARB providing for foreign investment allowances applicable to persons who are residents of South Africa under the applicable exchange control laws of South Africa).

Notice to prospective investors in Chile

THESE SECURITIES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336, THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

(i)	THE INITIATION OF THE OFFER IN CHILE IS •, 2020.

(ii)	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

(iii)	THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

b.	THE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATIONS WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

(iv)	THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

(i)	LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA • DE • DE 2020.

(ii)	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA ECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

(iii)	LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a.	LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

b.	EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.

(iv)	LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Notice to prospective investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Expenses related to the offering

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with this offering. All amounts shown are estimates, except the U.S. Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee, and the NASDAQ Global Select Market entry and listing fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$31,198
Financial Industry Regulatory Authority filing fee	15,500
NASDAQ Global Select Market entry and listing fee	150,000
Accounting fees and expenses	1,742,000
Legal fees and expenses	2,500,000
Blue sky fees and expenses	25,000
Printing expenses	585,000
Miscellaneous	10,000

Total	$5,058,698

Legal matters

We are represented by Greenberg Traurig, LLP, Los Angeles, California and Seoul, Korea, with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are represented by Simpson Thacher & Bartlett LLP, Hong Kong and New York, New York, with respect to certain legal matters as to United States federal securities and New York State law. The validity of the shares represented by the ADSs offered in this offering and certain legal matters as to Korean law will be passed upon for us by Kim & Chang, Seoul, Korea. Certain legal matters as to Korean law will be passed upon for the underwriters by Bae Kim & Lee LLC, Seoul, Korea.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Enforceability of civil liabilities

We are a corporation organized under Korean law. Two of our directors reside in Korea and some of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Korea, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

Where you can find more information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the underlying common shares represented by the ADSs being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

You may read and copy the registration statement and prospectus, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a “foreign private issuer,” we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of common shares. Furthermore, as a “foreign private issuer,” we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, we will not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies that have securities registered under the Exchange Act. As such, we will file with the SEC, within 120 days after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish to the SEC under cover of Form 6-K certain other material information.

We expect to maintain a corporate website at https://doubledowninteractive.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Bibliography of referenced industry sources

The following italicized terms refer to specific industry publications and reports referenced in this prospectus:

1.	App Annie — State of Mobile, by App Annie (2020).

2.	AppsFlyer — The Coronavirus (COVID-19) Impact on App Installs and Marketing Budgets, by AppsFlyer (April 9, 2020).

2.	comScore — The Global Mobile Report, by comScore (June 2017).

3.	Eilers & Krejcik —

a.	Social Casino Gaming Tracker — 1Q20, by Eilers & Krejcik Gaming (April 20, 2020).

b.	Social Casino Tracker Recap — 4Q19, by Eilers & Krejcik Gaming (February 25, 2020).

c.	Social Casino Gaming Tracker — 4Q19 & CY19, by Eilers & Krejcik Gaming (January 14, 2020).

d.	Social Casino Gaming Tracker — 3Q19, by Eilers & Krejcik Gaming (October 14, 2019).

e.	EKG Taxonomy: Rethinking Game Categories by Eilers & Krejcik Gaming (October 7, 2019).

4.	eMarketer — US Time Spent with Mobile 2019, Smartphones Gain Minutes, but New Challenges Emerge, by Wurmser, Yoram, https://www.emarketer.com/content/us-time-spent-with-mobile-2019 (May 2019).

5.	Entertainment Software Association — 2019 Essential Facts About the Computer and Video Game Industry, by Entertainment Software Association (May 2019).

6.	IDC — Worldwide Mobile and Handheld Gaming Forecast, 2019 - 2023, by Lewis Ward, International Data Corporation (March 2019).

7.	IFPI — Global Music Report 2020: The Industry in 2019, by International Federation of the Phonographic Industry (2020).

8.	Game Analytics — Industry Report: A Global Analysis of Mobile Gaming Benchmarks, by Game Analytics (H1 2019 Edition).

9.	MPAA — 2019 Theatrical and Home/Mobile Entertainment Market Environment Report, by Motion Picture Association of America (2019 Annual Report).

10.	Newzoo 2019 — 2019 Global Games Market Report, by Newzoo (July 2019).

11.	Newzoo Online — Newzoo’s Global Mobile Market Report: Insights into the World’s 3.2 Billion Smartphone Users, the Devices They Use & the Mobile Games They Play, by Gu, Tianyi, https://newzoo.com/insights/articles/newzoos-global-mobile-market-report-insights-into-the-worlds-3-2-billion-smartphone-users-the-devices-they-use-the-mobile-games-they-play/, (September 17, 2019).

12.	ResearchandMarkets.com — Global Digital Gaming Market 2018-2023: Key Growth Factors & Treats and Key Players, by ResearchandMarkets.com (July 2018).

13.	SensorTower and Cowen and Company — December 2019 Mobile Gaming Monthly, by Cowen (January 8, 2020).

Index to consolidated financial statements

DoubleDown Interactive Co., Ltd.

Consolidated financial statements (as adjusted)

December 31, 2019 and 2018

DoubleDown Interactive Co., Ltd.

Condensed consolidated financial statements (unaudited)

March 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of DoubleDown Interactive Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DoubleDown Interactive Co., Ltd. (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, changes in shareholder’s equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Seattle, WA

May 17, 2020

DoubleDown Interactive Co., Ltd.

Consolidated statements of income and comprehensive income

(in thousands of U.S. dollars, except per share amounts)

	(as adjusted)
	Year ended December 31,
	2019	2018
Revenue	$273,610	$266,880

Operating expenses:
Cost of revenue(1)	99,620	104,047
Sales and marketing(1)	35,827	39,932
Research and development(1)	19,245	20,057
General and administrative(1)	17,198	17,800
Depreciation and amortization	33,422	30,100

Total operating expenses	205,312	211,936

Operating income	68,298	54,944

Other income (expense):
Interest expense	(26,566)	(30,392)
Interest income	524	272
Gain on foreign currency transactions	4,128	2,396
Gain on foreign currency remeasurement of intercompany item	3,206	7,221
Other, net	277	(183)

Total other expense, net	(18,431)	(20,686)

Income before income tax	49,867	34,258
Income tax expense	(13,542)	(9,206)

Net income	$36,325	$25,052

Other comprehensive income (expense):
Pension adjustments, net of tax	(385)	(19)
Gain on foreign currency translation	9,742	12,175

Comprehensive income	$45,682	$37,208

Earnings per share:
Basic	$30.46	$21.00
Diluted	$21.87	$16.92

Weighted average shares outstanding:
Basic	1,192,725	1,192,725
Diluted	1,995,131	1,926,714

(1)	Excluding depreciation and amortization.

See accompanying notes to consolidated financial statements.

DoubleDown Interactive Co., Ltd.

Consolidated balance sheets

(in thousands of U.S. dollars)

	(as adjusted)
	As of December 31,
	2019	2018

Assets

Current assets:
Cash and cash equivalents	$42,418	$30,964
Accounts receivable	19,811	16,092
Prepaid expenses and other assets	3,635	2,817

Total current assets	65,864	49,873
Property and equipment, net	379	499
Operating lease right-of-use assets	12,384	—
Intangible assets, net	102,697	135,803
Goodwill	633,965	633,965
Other non-current assets	113	176

Total assets	$815,402	$820,316

Liabilities and Shareholder’s Equity

Current liabilities:
Short-term senior note	$34,548	$123,424
Accounts payable and accrued expenses	10,915	14,296
Short-term operating lease liabilities	2,795	—
Income taxes payable	171	1,771
Contract liabilities	1,804	1,916
Other current liabilities	261	1,197

Total current liabilities	50,494	142,604
Bonds	256,133	251,806
Long-term borrowings with related party	86,371	71,550
Long-term operating lease liabilities	10,424	—
Deferred tax liabilities, net	24,008	21,752
Other non-current liabilities	7,304	2,742

Total liabilities	434,734	490,454

Shareholder’s equity:
Common stock	10,603	10,603
Additional paid-in-capital	344,547	339,423
Accumulated other comprehensive income	9,433	76
Retained earnings (deficit)	16,085	(20,240)

Total shareholder’s equity	380,668	329,862

Total liabilities and shareholder’s equity	$815,402	$820,316

See accompanying notes to consolidated financial statements.

DoubleDown Interactive Co., Ltd.

Consolidated statements of changes in shareholder’s equity

(in thousands of U.S. dollars, except share amounts) (as adjusted)

	Common shares	Common stock	Additional paid- in-capital	Accumulated other comprehensive income/(loss)	Retained earnings (Deficit)	Total shareholder’s equity
As of January 1, 2018	1,192,725	$10,603	$337,554	$(12,080)	$(45,292)	$290,785
Net income	—	—	—	—	25,052	25,052
Pension adjustments, net of tax	—	—	—	(19)	—	(19)
Capital investment from parent	—	—	1,869	—	—	1,869
Gain on foreign currency translation	—	—	—	12,175	—	12,175

As of December 31, 2018	1,192,725	$10,603	$339,423	$76	$(20,240)	$329,862
Net income	—	—	—	—	36,325	36,325
Pension adjustments, net of tax	—	—	—	(385)	—	(385)
Capital investment from parent	—	—	5,124	—	—	5,124
Gain on foreign currency translation	—	—	—	9,742	—	9,742

As of December 31, 2019	1,192,725	$10,603	$344,547	$9,433	$16,085	$380,668

See accompanying notes to consolidated financial statements.

DoubleDown Interactive Co., Ltd.

Consolidated statements of cash flows

(In thousands of U.S dollars)

	(as adjusted) Year ended December 31,
	2019	2018

Net income	$36,325	$25,052

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	33,422	30,100
Gain on foreign currency remeasurement of intercompany item	(3,206)	(7,221)
Deferred taxes	2,706	3,192
Non-cash interest expense	12,874	12,097

Working capital adjustments:
Accounts receivable	(3,680)	3,485
Prepaid expenses, other current and non-current assets	(870)	2,431
Accounts payable, accrued expenses and other payables	(1,630)	3,157
Contract liabilities	(112)	(405)
Income tax payable	(1,749)	1,652
Other current and non-current liabilities	2,582	986

Net cash flows provided by operating activities	76,662	74,526

Cash flows from investing activities
Purchases of property and equipment	(200)	(294)
Acquisition of intangible assets	—	(2,888)

Net cash flows used in investing activities	(200)	(3,182)

Cash flows from financing activities
Proceeds from capital investment from parent	5,124	1,869
Proceeds received from short-term borrowings	68,631	206,307
Proceeds received from long-term borrowings with related parties	17,158	72,707
Repayments of short-term borrowings	(152,704)	(327,563)

Net cash flows used in financing activities	(61,791)	(46,680)

Net foreign exchange difference on cash and cash equivalents	(3,217)	(1,768)

Net increase in cash and cash equivalents	11,454	22,896
Cash and cash equivalents as of January 1	30,964	8,068

Cash and cash equivalents as of December 31	$42,418	$30,964

Supplemental disclosures of cash flow information

Cash paid during year for:
Interest	$9,779	$15,565
Income taxes	$10,196	$3,601

DoubleDown Interactive Co., Ltd.

Notes to consolidated financial statements

Note 1: Description of business

Background and nature of operations

DoubleDown Interactive Co., Ltd. (“DDI,” “we,” “us,” “our” or “the Company,” formerly known as The8Games Co., Ltd.) was incorporated in 2008 in Seoul, Korea as an interactive entertainment studio, focused on the development and publishing of casual games and mobile applications. DDI is a wholly owned subsidiary of DoubleU Games Co., Ltd. (“DUG” or “DoubleU Games”), a Korean company and our controlling shareholder. In 2017, DDI acquired DoubleDown Interactive, LLC (“DDI-US”) from International Gaming Technologies (“IGT”) for approximately $825 million. DDI-US, with its principal place of business located in Seattle, Washington, is our primary revenue-generating entity.

We develop and publish digital gaming content on various mobile and web platforms through our multi-format interactive all-in-one game experience concept. We host DoubleDown Casino, DoubleDown Classic, DoubleDown Fort Knox, and Ellen’s Road to Riches applications (“apps”) within various formats.

Acquisition of Double8 Games Co., Ltd. (“Double8 Games”)

On February 25, 2020, we completed the acquisition of Double8 Games Co., Ltd. (“Double8 Games”) from DoubleU Games in exchange for KRW2.3 billion (US$2 million). Double8 Games is based in Seoul, Korea, with the primary business of developing digital gaming content for international markets. The acquisition was considered a business combination among entities under common control and, therefore, the transfer of net assets was recorded at their carrying value with all financial information prior to the acquisition adjusted for comparability.

Assets acquired and liabilities assumed primarily consist of working capital items, including a right of use asset and lease obligation. The difference between the cash paid and carrying value of the net assets received was recorded as a capital investment from parent.

Note 2: Significant accounting policies

Basis of preparation and consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of DDI and its controlled subsidiaries. All significant inter-company transactions, balances and unrealized gains or losses have been eliminated. The accounting policies were consistently applied to all periods presented, except as indicated under “Recently issued accounting standards — adopted” described elsewhere below.

Use of estimates

The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures. We regularly evaluate estimates and assumptions related to provisions for income taxes, revenue recognition, expense accruals, deferred income tax asset valuation allowances, valuation of goodwill and intangibles, and legal contingencies. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and the actual results, future operating results may be affected.

Functional currency and translation of financial statements

Our functional currency is the Korean Won (“KRW”) and the U.S. Dollar (“dollar,” “USD,” “US$,” or “$”) is the functional currency of our United States subsidiaries. The accompanying consolidated financial statements are presented in USD. The consolidated balance sheets have been translated at the exchange rates prevailing at each balance sheet date. The consolidated statement of comprehensive income and statement of cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. The equity capital is denominated in the functional currency, KRW, and is translated at historical exchange rates. All translation adjustments resulting from translating into the reporting currency are accumulated as a separate component of accumulated other comprehensive income in shareholder’s equity. Gains or losses resulting from foreign currency transactions are included in other income (expense).

Intercompany monetary items denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date with the gain or loss arising on translation recorded to other income (expense). Intercompany non-monetary items that are measured at historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. When we parenthetically disclose USD amounts for certain financial instruments denominated in KRW for the benefit of the reader, we use the exchange rates in effect as of December 31, 2019, unless otherwise noted.

Cash and cash equivalents

We consider all money market funds and short-term investments with a maturity of three months or less when acquired to be cash and cash equivalents. Cash and cash equivalents are held by high credit quality financial institutions and balances may exceed limits of federal insurance. We have not experienced any losses resulting from these excess deposits.

Financial instruments and concentration of credit risk

Financial instruments, which potentially expose us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable.

Accounts receivable are recorded and carried at the net invoiced amount, which is net of platform payment processing fees, unsecured, and represent amounts due to us based on contractual obligations where an executed contract exists. We do not require collateral and have not recognized an allowance as management estimates the net receivable is fully collectible. Apple, Inc. (“Apple”), Facebook, Inc. (“Facebook”), and Google, LLC (“Google”) represent significant distribution, marketing, and payment platforms for our games. A substantial portion of our 2019 and 2018 revenue was generated from players who accessed our games through these platforms and a significant concentration of our accounts receivable balance is comprised of balances owed to us by these platforms.

The following table summarizes the percentage of revenues and accounts receivable generated via our platform providers in excess of 10% of our total revenues and total accounts receivable:

Revenue concentration year ended December 31,

	2019	2018
Apple	48.1%	46.3%
Facebook	31.2%	33.9%
Google	17.2%	16.0%

Accounts receivable concentration as of December 31,

	2019	2018
Apple	53.6%	47.7%
Facebook	28.0%	32.5%
Google	16.8%	17.9%

Fair value measurements

Fair value is defined as an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The three-tiered fair value hierarchy that prioritizes the inputs based on the observability as of the measurement date is as follows:

Level 1 –	Observable inputs for identical assets or liabilities, such as quoted prices in active markets;

Level 2 –	Inputs other than quoted prices in active markets that are either directly or indirectly observable;

Level 3 –	Unobservable inputs in which little or no market data exists, therefore they are developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy. See Note 5: Fair value measurements.

Goodwill and indefinite-lived intangible assets

Goodwill consists of the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in a business combination. Our indefinite-lived intangible assets were acquired in a business combination and recorded at fair value.

We assess the carrying value of our goodwill and other indefinite-lived assets for potential impairment annually as of October 1, or more frequently if events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

When assessing goodwill for impairment, we may elect to first utilize a qualitative assessment to evaluate if a more detailed quantitative impairment test is necessary. An impairment charge is recorded based on the excess of the reporting unit’s carrying amount over its fair value. In determining fair value of our reporting unit in connection with our annual goodwill impairment test, we perform a blended analysis of the present value of future discounted cash flows and a market valuation approach. The discounted cash flows model indicates the fair value of the reporting unit based on the present value of the cash flows that we expect the reporting unit to generate in the future. The market valuation approach indicates the fair value of the business based on a comparison of the Company to comparable publicly traded firms in similar lines of business.

In determining fair value of indefinite-lived intangible assets for purposes of our annual impairment test, we use the relief-from-royalty method. This method assumes that the trade name and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. The amount of impairment of indefinite-lived intangible assets is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

We have identified a single reporting unit based on our management structure. There were no impairments of our indefinite-lived intangible assets or goodwill to date.

Finite-lived intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The carrying value of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

Finite-lived intangible assets are amortized over their useful economic life and assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows from use and eventual disposition of the asset over its remaining economic life to its carrying value. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in estimates.

The amortization expense on intangible assets with finite lives is recognized in the statement of income and comprehensive income in depreciation and amortization.

Development costs

Development costs for new app development are capitalized and recognized as an intangible asset when the preliminary development stage has been completed, management commits to funding the project, it is probable that the project will be completed, and the software will be used for its intended function.

Following initial recognition of the development costs as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. Amortization is recorded in depreciation and amortization.

Revenue recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. We refer to this standard as ASC 606.

We adopted ASC 606 on January 1, 2018, for all revenue contracts with our customers using the modified retrospective approach. The adoption of ASC 606 had no impact on our consolidated financial statements other than incremental disclosures provided herein.

Our social and mobile apps operate on a free-to-play model, whereby game players may collect virtual currency free of charge through the passage of time or through targeted marketing promotions. If a game player wishes to obtain virtual currency above and beyond the level of free virtual currency available to that player, the player may purchase additional virtual currency. Once a purchase is completed, the virtual currency is deposited into the player’s account and is not separately identifiable from previously purchased virtual currency or virtual currency obtained by the game player for free.

Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than gameplay within our apps. When virtual currency is played on any of our games, the game player could “win” and would be awarded additional virtual currency or could “lose” and lose the future use of that virtual currency. We have concluded that our virtual currency represents consumable goods, because the game player does not receive any additional benefit from the games and is not entitled to any additional rights once the virtual curency is substantially consumed.

Control transfers when the virtual currency is consumed for gameplay. We recognize revenue from player purchases of virtual currency based on the consumption of this currency. We determined through a review of play behavior that game players generally do not purchase additional virtual currency until their existing virtual currency balances, regardless of source (e.g, bonus currency, gifted currency through social media channels, daily free chips, etc.), have been substantially consumed.

Based on an analysis of customers’ historical play behavior, purchase behavior, and the amount of virtual currency outstanding, we are able to estimate the rate that virtual currency is consumed during gameplay. Accordingly, revenue is recognized using a user-based revenue model with the period between purchases representing the timing difference between virtual currency purchase and consumption. This timing difference is relatively short.

We continuously gather and analyze detailed customer play behavior and assess this data in relation to our judgments used for revenue recognition.

We generate a small portion of our revenue from subscription services. All monthly subscription fees are prepaid and non-refundable for a one-month period and auto-renew until the end customer terminates the service with the platform provider the subscription services originated. The subscription revenue is recognized on a daily basis beginning on the original date of purchase and has no impact on a customer purchased virtual currency.

Disaggregation of revenue

We believe disaggregation of our revenue based on platform and geographical location are appropriate categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table represents our disaggregation of revenue between mobile and web platforms (in thousands):

	Year ended December 31,
	2019	2018
Mobile	$184,755	$172,403
Web	88,855	94,477

Total revenue	$273,610	$266,880

The following table presents our revenue disaggregated based on the geographical location of our players (in thousands):

	Year ended December 31,
	2019	2018
U.S.(1)	$237,712	$222,661
International	35,898	44,219

Total revenue	$273,610	$266,880

(1)	Geographic location is presented as being derived from the U.S. when data is not available.

Principal-agent considerations

Our revenue contracts are with game players who are our customers. We have exclusive control over all content, pricing, and overall functionality of games accessed by players. Our games are played on various third-party platforms for which the platform providers collect proceeds from our customers and remit us an amount after deducting a fee for processing and other agency services. We record revenue at the gross amount charged to our customers and classify fees paid to platform providers (such as Apple, Facebook, and Google) within cost of revenue.

Contract assets, contract liabilities and other disclosures

Customer payments are based on the payment terms established in our contracts. Payments for purchase of virtual currency are required at time of purchase, are non-refundable and relate to non-cancellable contracts that specify our performance obligations. All payments are initially recorded as revenue, as the player has no right of return after the purchase, consistent with our standard terms and conditions. Based on our analysis, at each period end, we estimate the number of days to consume virtual currency. This represents the revenue amount where the performance obligation has not been met and is deferred as a contract liability until we satisfy the obligation. The contract asset consists of platform fees for which revenue has not been recognized. For subscription revenue, the remaining portion of the daily ratable monthly subscription is recorded as a contract liability and the applicable platform fees as a contract asset.

The following table summarized our opening and closing balances in contract assets and contract liabilities (in thousands):

	As of December 31, 2019	As of December 31, 2018
Contract assets(1)	$541	$574
Contract liabilities	$1,804	$1,916

(1)	Contract assets are included within prepaid expenses and other assets in our consolidated balance sheet.

Cost of revenue

Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate social gaming revenue. Such costs are recorded as incurred, and primarily consist of fees withheld by our platform providers from the player proceeds received by the platform providers on our behalf, hosting fees, and royalties.

Depreciation and amortization expense is excluded from cost of revenue and other operating expenses and is separately presented on the consolidated statement of income and comprehensive income.

Defined benefit pension plan

We operate a defined benefit pension plan under employment regulations in Korea. The plan services the employees located in Seoul and is a final waged-based pension plan, which provides a specified amount of pension benefit based on length of service. The total benefit obligation of $1.9 million and $1.2 million was included in other non-current liabilities as of December 31, 2019 and 2018, respectively, and the change in actuarial gains or losses, which is not significant, was included in other comprehensive income. The plan is unfunded.

Defined contribution plan

We sponsor a defined contribution plan for our employees based in Seattle, Washington. We provide a matching contribution of 100% on the first 1% of employee contributions and 50% on the next 5% of employee contributions. Our contribution expense for the years ended December 31, 2019 and 2018 was approximately $394,000 and $454,000, respectively.

Deferred offering costs

Deferred offering costs, including legal, accounting, and other fees and costs relating to our planned initial public offering, are capitalized and included as other non-current assets in the consolidated balance sheet. The deferred offering costs will be offset within equity against initial public offering proceeds upon the closing of the initial public offering. There were $1.3 million of capitalized deferred offering costs as of December 31, 2019. There were no deferred offering costs as of December 31, 2018.

Advertising costs

The cost of advertising is expensed as incurred and totaled $28.5 million and $31.6 million for the years ended December 31, 2019 and 2018, respectively. Advertising costs primarily consist of marketing and player acquisition and retention costs and are included in sales and marketing expenses.

Research and development

Research and development costs relate primarily to employee costs associated with game design and maintenance costs that do not meet internal-use software capitalization criteria. These costs are expensed as incurred.

Income taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates in the period in which they reverse. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” standard, no tax benefit is recorded.

Statutory withholding tax is recognized in income tax expense as incurred.

Segment information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, our Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. We view our operations and manage our business as one operating segment.

Subsequent events

We evaluated subsequent events through May 17, 2020, which is the date the financial statements were available to be issued.

On February 25, 2020, we acquired a subsidiary, Double8 Games Co., Ltd., from our parent DoubleU Games, as described above in Note 1.

On May 15, 2020 (Korean Standard Time), under the terms of the Joint Investment Agreement executed in 2017 between DoubleU Games (“DUG”) and STIC Special Situation Private Equity Fund and a series of additional inter-related multiple element financing agreements between DUG and STIC Special Situation Private Equity Fund and its wholly-owned special purpose entity (together “STIC”), DUG exercised the call option to purchase the 2.5% Non-convertible Bonds with warrants issued to STIC and exercised the warrants by surrendering the 2.5% Non-convertible Bonds into 306,539 common shares at the exercise price of KRW293,600 (US$240.03 at May 1, 2020). Concurrently, STIC agreed to convert the 2.5% 7-year convertible bonds into 715,258 newly-issued common shares at the conversion price of KRW293,600 (US$240.03 at May 1, 2020) no later than June 5, 2020.

On April 23, 2020, the 3.5% Senior Note was paid in full. See Note 4: Debt for further description on the terms of the Joint Investment Agreement and the debt instruments.

Recent accounting guidance — adopted

ASU 2017-11

The Financial Accounting Standards Board (“FASB“) issued Accounting Standards Update (“ASU“) No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities From Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II)

Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception” in 2017 that simplifies the guidance for equity-linked financial instruments (free-standing or embedded) with down-round features that reduce the exercise price when the pricing of a future round of financing is lower. The standard was effective for us beginning January 1, 2020, with early adoption permitted. We early-adopted the standard using a full retrospective approach effective January 1, 2017.

In May 2017, we issued an aggregate principal amount of KRW210 billion (US $180 million) of 2.5% Convertible Bonds due 2024 and aggregate principal amount of KRW90 billion (US$80 million) of 2.5% Non-convertible Bonds due 2024 with detachable warrants to purchase 306,540 shares of our common stock at an initial conversion price of KRW293,600 (US$254) per share. Both the 2.5% Convertible Bonds and the detachable warrants contain a provision commonly referred to as “down-round” protection, as well as certain standard anti-dilution provisions.

The warrants were not considered liabilities within the scope of ASC 480. In addition, they also met both the requirements of (1) being considered indexed to the Company’s own stock and (2) the qualifications for equity classification. Therefore, the warrants were recorded within stockholders’ equity. There are no provisions pursuant to which the Company could be obligated to pay cash or other assets to settle the warrants; settlement is in shares only, and all settlement provisions contemplate payment of an amount based on the difference between the fair value and a fixed exercise price for a fixed number of shares; subject to down-round and standard anti-dilution adjustments. Due to the adoption of ASU 2017-11, the presence of the down-round protection feature of the warrants does not preclude equity classification. Instead, the down-round protection feature of the warrants would be recognized as a dividend and as a reduction of income available to common shareholders, which would result in a reduction to our basic net income per share when triggered. As we apply the treasury stock method for calculated diluted earnings per share, this amount would be added back to income available to common stockholders.

The 2.5% Convertible Bonds (and the 2.5% Non-convertible Bonds) are not within the scope of ASC 480 and are not required to be accounted for at fair value. In addition, the Company elected to not carry the Bonds at fair value.

The Company evaluated the terms of the 2.5% Convertible Notes in accordance with ASC Topic No. 815 – 40, “Derivatives and Hedging - Contracts in Entity’s Own Stock” and determined that the underlying common stock is indexed to our common stock. We determined that the embedded conversion and other features did not meet the definition of a liability and therefore did not bifurcate the conversion and other features and account for it as a separate derivative liability. In addition, the 2.5% Convertible Bonds contain a contingent beneficial conversion feature that may be triggered if the conversion price is reduced upon a down-round in the future, subject to accounting under ASC 470-20-25-6. The contingent beneficial conversion cannot be cash-settled, is not beneficial upon issuance, and there was no premium upon issuance. Contingent beneficial conversion features are not accounted for until and unless they are triggered. Accordingly, no accounting for the conversion feature is necessary until that time. However, if the beneficial conversion feature is triggered, it would be measured using the number of shares to be received by the holder based on the adjusted conversion price multiplied by the stock price at the commitment date, and recognized as accretion of the debt commencing at the date the down-round provision is triggered.

Leases

The FASB issued ASU No. 2016-02, Leases, in 2016. ASU 2016-02 combined with all subsequent amendments (collectively, “ASC 842”) requires balance sheet recognition for all leases with a lease term greater than one year to be recorded as a lease liability, on a discounted basis, with a corresponding right-of-use-asset. This guidance also expands the required quantitative and qualitative disclosures for lease arrangements and gives rise to other changes impacting certain aspects of lessee and lessor accounting. We adopted ASC 842 as of January 1, 2019 and applied the lessee package of practical expedients. See Note 10: Leases.

Recent accounting guidance — not yet adopted

Financial instruments — credit losses

The FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” in June 2016, and has since modified the standard with several ASUs (collectively, the “new credit loss standard”). The new credit loss standard replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For our impacted instruments, which include accounts and other receivables, we are required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. We adopted this guidance on January 1, 2020. We do not expect the adoption of this guidance to significantly impact future consolidated financial statements.

Fair value measurements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance amends the disclosure requirements for recurring and nonrecurring fair value measurements by removing, modifying, and adding certain disclosures on fair value measurements in ASC 820. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty are applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date.

We adopted this guidance on January 1, 2020. We do not expect the adoption of this guidance to significantly impact future consolidated financial statements.

Income taxes

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The standard simplifies the accounting for income taxes by removing certain exceptions and making certain amendments to Topic 740. We adopted this guidance on January 1, 2020. We do not expect the adoption of this guidance to significantly impact future consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not have, or are not expected to have, a significant impact on our present or future consolidated financial statements.

Note 3: Goodwill and intangible assets

The majority of our intangible assets consist of assets acquired through the 2017 acquisition of DDI-US. There were no changes to the carrying value of goodwill during 2019 or 2018. The components of our other intangible assets were as follows (in thousands):

		December 31, 2019			December 31, 2018
	Useful lives	Gross amount	Accum. amort	Net amount	Gross amount	Accum. amort	Net amount
Trademarks	indefinite	$50,000	$—	$50,000	$50,000	$—	$50,000
Customer relationships	4 years	75,000	(48,437)	26,563	75,000	(29,687)	45,313
Purchased technology	5 years	45,423	(24,487)	20,936	45,423	(14,377)	31,046
Development costs	3 years	9,486	(5,096)	4,390	9,486	(1,451)	8,035
Software	4 years	2,400	(1,592)	808	2,383	(974)	1,409

Total		$182,309	$(79,612)	$102,697	$182,292	$(46,489)	$135,803

On January 1, 2019, we determined, based on a strategic decision to sunset certain games within our game portfolio, to change the useful life of our development costs from 5 years to 3 years. This change in estimate resulted in incremental amortization expense of $2.8 million in 2019.

Amortization expense for the years ended December 31, 2019 and 2018 totaled $33.1 million and $29.7 million, respectively.

Estimated amortization expense for the years ending December 31, 2020 through 2024 is as follows (in thousands):

Year	Expense
2020	$31,336
2021	17,735
2022	3,612
2023	0
2024	0

Note 4: Debt

The components of debt as of December 31, 2019 and 2018 are as follows (in thousands):

	As of December 31,
	2019	2018
3.50% Senior Note due 2020	$34,548	$—
4.30% Senior Note due 2019	—	123,424
4.60% Senior Notes to affiliates due 2024	86,371	71,550
2.5% Convertible bonds due 2024; early redemption 2022 including accrued interest	193,643	195,444
2.5% Non-Convertible bonds 2024; early redemption 2022 including accrued interest, net of warrant discount	62,490	56,362

Total debt	$377,052	$446,780
Less: Short-term debt	(34,548)	(123,424)

Total Long-term debt	$342,504	$323,356

Joint Investment Agreement

In 2017, in connection with the acquisition of DDI-US, a Joint Investment Agreement was executed by DUG and STIC Special Situation Private Equity Fund. As part of consummating the Joint Investment Agreement, we also entered into a series of additional inter-related multiple element financing agreements with STIC and its wholly-owned special purpose entity (together “STIC”), whereby we issued to STIC, pursuant to a subscription agreement, (i) aggregate principal amount KRW210 billion (US$180 million) of 2.5% Convertible Bonds due 2024 (the “2.5% Convertible Bonds”), unless earlier redeemed or converted into 715,258 common shares at an initial conversion price of KRW293,600 per share, subject to certain adjustments, and (ii) aggregate principal amount of KRW90 billion (US$77 million) 2.5% Non-convertible Bonds due 2024 (the “2.5% Non-convertible Bonds”) with detachable warrants to purchase 306,539 common shares at an initial exercise price of KRW293,600 per share, subject to certain adjustments. We collectively refer to the 2.5% Convertible Bonds and the 2.5% Non-convertible Bonds as the “Bonds.” See further discussion of the Bonds and the warrants, below and Note 7: Shareholder’s equity.

These inter-related agreements afforded DUG, STIC, and the Company the following significant obligations, rights and privileges:

•

DUG has committed to take efforts to file an initial registration statement for an initial public offering (“IPO”) for DDI, provided that the expected IPO price generates a minimal rate of return to STIC. If such return is not expected, DUG may only file a registration statement if requested by STIC. If STIC requests to sell its shares in the IPO, DUG will have to include at least 50% of such shares in the offering.

•	DUG has a call option to purchase the equity-linked securities issued to STIC under certain time and price conditions, but which must be exercised by May 26, 2020, or it expires.

•

STIC has tag-along rights to sell all or part of its direct and indirect share interest in our Company, including the equity-linked securities, if DUG sells its interest in our common shares to a third party; and STIC has drag-along rights to request DUG to sell its interest in our common shares if STIC wishes to sell its interest in us to any third party under one of the following circumstances: (a) DUG does not exercise the call option, (b) DUG is in material breach of the Joint Investment Agreement, or (c) the purpose of the acquisition of DDI-US is not likely to be achieved as a result of a reduction in value of DDI-US.

•

In all scenarios under which a buyout of the Bonds, warrants or shares could occur, DUG, and not DDI, has the associated rights and obligations, and the Joint Investment Agreement does not provide for the relevant instruments to be extinguished. Instead, they can be assigned to DUG in exchange for the appropriate consideration. DDI is not obligated, nor has the right to make any settlements in connection with these buy out scenarios.

•

The Joint Investment Agreement further provides that none of DDI, DUD, or DDI-US will enter into certain transactions or engage in certain activities without prior written consent from STIC, including, but not limited to issuing new share capital, acquiring or selling material businesses and paying dividends.

The Joint Investment Agreement may be terminated by each party if (i) DUG has repaid or sold all Bonds to a third party, (ii) STIC no longer holds any shares resulting from the exercise of the warrants or conversion of the 2.5% Convertible Bonds, or (iii) DDI has completed the IPO.

Debt arrangements

Short-term borrowings and long-term borrowings with related parties

In conjunction with our acquisition of DDI-US in 2017, we also entered into a KRW315 billion (US$272 million) revolving credit facility, which was comprised of a KRW300 billion (US$259 million) senior revolving credit facility and a KRW15 billion (US$13 million) senior term loan facility (the “2017 Senior Credit Facility”), with Samsung Securities Co., Ltd. (“Samsung Securities”). DDI completed the acquisition of DDI-US on June 1, 2017.

In 2018, we refinanced our 2017 Senior Credit Facility, with proceeds received from a new KRW227 billion (US$196 million) note, the new “4.30% Senior Note,” and KRW35 billion (US$30.2 million) 4.60% Senior Notes with affiliates.

The 4.30% Senior Note required quarterly interest payments at 4.30% and allowed for voluntary principal repayments. During 2018, we repaid KRW45 billion (US$38.9 million) in principal balance utilizing cash from operations and from additional borrowing of KRW45 billion (US$38.9 million) from our 4.60% Senior Notes with affiliates.

In May 2019, we refinanced our 4.30% Senior Note with a new credit facility (the “3.50% Senior Note”) with two new lenders, in the aggregate principal amount of KRW80 billion (US$69 million), at a lower interest rate of 3.50%, and all principal due in May 2020. The proceeds from the 3.50% Senior Note, along with KRW20 billion (US$17.2 million) in additional borrowings from our 4.60% Senior Notes with affiliates were used to repay amounts outstanding under the 4.30% Senior Note.

The 3.50% Senior Note requires quarterly interest payments at 3.50% of unpaid principal beginning in August 2019. Quarterly principal repayments of KRW20 billion (US$17.2 million) are required.

The 4.60% Senior Notes with affiliates which collectively total KRW100 billion (US$86 million) accrues 4.60% interest quarterly on the outstanding principal amount until maturity. Interest and principal are due in full when the notes mature in May 27, 2024.

2.5% Convertible Bonds

Interest on the 2.5% Convertible Bonds is payable in quarterly cash coupon payments of 0.625% of the outstanding principal. The 2.5% Convertible Bonds have a 5.0% yield-to-maturity, which is accrued on the outstanding amount, compounded quarterly, with a portion paid out quarterly through the coupon until the outstanding principal is paid in full at maturity. The 2.5% Convertible Bonds will mature on May 26, 2024, unless earlier redeemed at the option of the holder beginning May 2022. The maturity of the 2.5% Convertible Bonds will accelerate upon various events of default, including standard credit-risk related events, as well as changes in control, events that have a significant adverse effect on DDI, and others. The default rate of interest is 9%. The effective interest rate on the 2.5% Convertible Bonds is 5.0%.

The 2.5% Convertible Bonds are convertible into 715,258 common shares at an initial conversion price of KRW293,600 (US$254), subject to certain standard adjustments for anti-dilution protection (“conversion price adjustment”). The 2.5% Convertible Bonds also contain a provision commonly referred to as “down-round” protection, whereby in the event of issuance of new debt with the conversion price below the 2.5% Convertible Bonds’ conversion price or in the event of the sale of new shares at the price below the conversion price, the conversion price will be adjusted based on the magnitude of the dilution to existing shareholders. There were no significant embedded conversion or other features requiring derivative accounting in accordance with ASC 815. We believe the likelihood of triggering a conversion price adjustment is remote due to the control exercised by DUG and the expected operating performance of the Company. As of December 31, 2019 and 2018, no event triggering a conversion price adjustment or the down-round protection had occurred.

The 2.5% Convertible Bonds are convertible during the period commencing on May 25, 2018 and ending on April 26, 2024.

2.5% Non-convertible Bonds and detachable warrants

As discussed further above, in May 2017, we issued aggregate principal amount KRW90 billion (US$80 million) 2.5% Non-convertible Bonds due 2024 with detachable warrants to purchase 306,539 common shares at an initial conversion price of KRW293,600 (US$254) per share, subject to certain standard adjustments for anti-dilution protection (“exercise price adjustment”). The warrants contain a provision commonly referred to as “down-round” protection, whereby in the event of issuance of new debt or the sale of new shares at a price below the exercise price the exercise price will be adjusted based on the magnitude of the dilution to existing shareholders. We believe the likelihood of triggering an adjustment to the conversion price is remote due to the control exercised by DUG and STIC. As of December 31, 2019 and 2018, no event triggering an exercise price adjustment or the down-round protection had occurred.

The 2.5% Non-convertible Bonds and the warrants were measured at their relative fair value at the date of issuance with the issuance proceeds allocated to the warrants of KRW39 billion (US$33.7 million). The residual proceeds were allocated to the liability component based on the principal raised of KRW90 billion (US$77.7 million).

Interest on the 2.5% Non-convertible Bonds is payable in quarterly payments of 0.625% of the outstanding principal. The 2.5% Non-convertible Bonds have a 5.0% yield-to-maturity, which is accrued on the outstanding amount, compounded quarterly, with a portion paid in cash quarterly through the coupon until the outstanding principal is paid in full at maturity. The 2.5% Non-convertible Bonds will mature on May 26, 2024, unless earlier redeemed at the option of the holder beginning May 2022. The 2.5% Non-convertible Bonds are accelerated upon various events of default, including standard credit-risk related events, as well as changes in control, events that have a significant adverse effect on DDI, and others. The default rate of interest is 9%.

We evaluated the accounting for the issuance of the 2.5% Non-convertible Bonds with warrants under the relevant accounting guidance and concluded that the 2.5% Non-convertible Bonds with warrants are separate freestanding financial instruments with the warrants being legally detachable and separately exercisable from the bonds and equity classified. There were no significant embedded conversion or other features requiring derivative accounting in accordance with ASC 815.

The warrants may be exercised with the holder paying cash, by surrendering the 2.5% Non-convertible Bonds, or by any combination thereof during the period commencing on May 25, 2018 and ending on April 26, 2024 at the option of the holder. The 2.5% Non-convertible Bonds are due with a 30 day notification by April 26, 2024 unless earlier redeemed under the early redemption clause, which is before May 26, 2022.

As of December 31, 2019, maturities of short and long-term debt for the years ending December 31 are as follows (in thousands):

	Total	2020	2021	2022	2023	2024
3.50% Senior Notes	$34,548	$34,548	—	—	—	—
4.60% Senior Notes to affiliates due 2024	86,371	—	—	—	—	86,371
2.5% Convertible Bonds due 2024; early redemption 2022	181,378	—	—	181,378	—	—
2.5% Non-Convertible Bonds with detachable warrants due 2024; early redemption 2022	77,734	—	—	77,734	—	—
Total	$380,031	$34,548	—	$259,112	—	$86,371

Collateral

We acquired shares in DDI-US by the establishment of DoubleU Diamond, LLC in 2017. To that end, we raised term loans, issued convertible bonds and non-convertible bonds with warrants, and provided 100% of shares in DoubleU Diamond, LLC and loan receivable thereof as collateral to the term lenders and subordinated bondholders.

Note 5: Fair value measurement

The carrying values of our accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, and short-term borrowings approximate their fair values due to the short-term nature of these instruments.

Our cash equivalents are considered Level 1 estimates and consist of money market funds and Korean market government bonds totaling $25.7 million and $7.5 million, respectively.

We record all debt at inception at fair value. We perform subsequent analysis on available data point to evaluate the fair value of our borrowing as of the balance sheet date. We rely on credit market data to track interest rates for other entities with similar risk profiles. As of December 31, 2019, and 2018, we believe the fair value of our senior notes (a Level 3 estimate) approximates carrying value due to the nature of the instruments and the lack of meaningful change to our credit profile. As of December 31, 2019, and 2018, we estimate the fair value of our 2.5% Convertible Bonds (a Level 3 estimate) to be $325.0 million and $279.5 million, respectively, and we estimate the fair value of our 2.5% Non-convertible Bonds with warrants (a Level 3 estimate) to be $133.5 million and $113.8 million. The fair value of our 2.5% Convertible Bonds and 2.5% Non-convertible Bonds with warrants were determined based on an analysis of our enterprise value, our common share value, and rights conveyed to holders of the instruments. The 2.5% Convertible Bonds and the 2.5% Non-convertible Bonds are not within the scope of ASC 480 and are not required to be accounted for at fair value. In addition, we elected to not carry these bonds at fair value.

Note 6: Income taxes

Income before income tax consisted of the following (in thousands):

	Year ended December 31,
	2019	2018
US	$62,706	$45,432
Korea	(12,839)	(11,174)

Total income before income taxes	$49,867	$34,258

The following table presents the detail of income tax expense for the periods presented (in thousands):

	Year ended December 31,
	2019	2018

Current:
US	$8,469	$4,427
Korea	2,367	1,587

Total Current Taxes	$10,836	$6,014

Deferred:
US	$5,278	$6,022
Korea	(2,572)	(2,830)

Total Deferred Taxes	$2,706	$3,192

Total Income Tax Expense	$13,542	$9,206

The following table presents a reconciliation of the statutory rate and our effective tax rate for the periods presented:

	Year ended December 31,
	2019	2018
Statutory tax rate	20.0%	20.0%
Foreign jurisdiction rate differential	3.4%	3.7%
Withholding taxes	4.6%	4.6%
Tax credits	(7.3)%	(6.2)%
Valuation allowance	7.6%	4.9%
Other	(1.1)%	(0.1)%

Total tax rate	27.2%	26.9%

Deferred federal, state, and foreign income taxes reflect the net tax impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts for tax purposes. The following table presents the significant components of our deferred tax assets and liabilities as of the dates presented (in thousands):

	As of December 31,
	2019	2018

Deferred income tax assets:
Net operating loss carryforward	6,173	5,997
Tax credit carryforward	6,286	2,957
Accruals and reserves	976	1,934
Intangibles	9,476	4,729
Lease liability	2,736	—

Deferred tax assets	25,647	15,617
Less: valuation allowance	(12,921)	(9,218)

Net deferred tax assets	12,726	6,399

Deferred tax liabilities
Goodwill	(25,015)	(15,793)
Accrued Interest	(8,531)	(11,786)
Right-of-use-asset	(2,561)	—
Other	(627)	(573)

Deferred tax liabilities	(36,734)	(28,152)

Net deferred tax assets/(liabilities)	(24,008)	(21,752)

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. We have provided a valuation allowance against certain deferred tax assets of Korea as of December 31, 2019, and 2018, because, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50%) that these deferred tax assets will not be realized.

As of December 31, 2019, and 2018, we have Korean tax loss carryforwards of approximately $28.1 million and $25.4 million, respectively, which are available to reduce future taxable income. These losses begin to expire in 2026.

Additionally, we have Korean tax credit carryforwards of $6.3 million and $3.0 million as of December 31, 2019 and 2018, respectively, which are available to reduce future foreign tax liabilities. The foreign tax credit carryforwards begin to expire in 2022.

We have not recorded a liability for income taxes or withholding taxes on undistributed earnings of subsidiaries as of December 31, 2019 and 2018 as we intend to reinvest such earnings outside of Korea for the foreseeable future. Given the Company’s current and anticipated losses in Korea, the method of realizing the cumulative temporary differences related to foreign earnings is difficult to estimate. Therefore, the Company concluded it is not practical to estimate the related deferred tax liability.

We are currently not under audit in any tax jurisdiction. We do not have any uncertain tax positions and have not established reserves for tax positions based on estimates of whether, and the extent to which, additional taxes will be due.

Note 7: Shareholder’s equity

Common stock and convertible securities

We have 200,000,000 total authorized shares. The par value per share is KRW10,000.

The number of shares of stock reserved for future issuance includes 306,539 and 715,258 for currently exercisable warrants and convertible bond conversion rights, respectively. See Note 4: Debt.

In 2017, we were recapitalized as 100% owned by DUG, our Korean parent, through an equity contribution in cash of KRW350 billion (US$302 million) and the issuance of 1,192,725 shares of common stock. In connection with the recapitalization, a Joint Investment Agreement was executed by DUG and STIC, along with a series of additional inter-related multiple element financing agreements, that afforded DUG, STIC, and the Company certain significant obligations, rights and privileges. See Note 4: Debt for further discussion.

Holders of outstanding shares of common stock are entitled to one vote for each share on all matters submitted to a vote of the holders of common stock. Holders of common stock are entitled to receive dividends that are declared by our board of directors out of legally available funds. In the event of a liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in the net assets remaining after payment of liabilities. There are no conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default., All shares of common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights. Warrant and convertible bond holders have no rights as common shareholders, including voting and receipt of dividends, until and unless such instruments are exercised or converted.

Note 8: Net Income per share

Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net income per share is computed by dividing net income by the weighted-average number of common shares and dilutive common share equivalents outstanding for the period determined using the treasury stock and if-converted methods. Dilutive common share equivalents are comprised of warrants and shares issuable under our convertible debt arrangement described above.

Our outstanding warrants contain a down-round protection feature that, if triggered, may be recognized as a dividend and as a reduction of income available to common shareholders in basic net income per share. We may also be required to adjust our diluted net income per share calculation. In addition, the 2.5% Convertible Bonds contain a contingent beneficial conversion feature that may be triggered if the conversion price is reduced upon a down round in the future.

The following table presents the calculation of basic and diluted net income per share (in thousands, except share and per share amounts):

	Year ended December 31,
	2019	2018

Numerator
Net income applicable to common shareholders—basic	$36,325	$25,052
Dilutive effect of assumed conversion of convertible debt	7,311	7,552
Net income applicable to common shareholders—diluted	$43,636	$32,604

Denominator
Weighted average common shares outstanding—basic	1,192,725	1,192,725
Dilutive effect of assumed conversion of convertible debt	715,258	715,258
Dilutive effect of assumed conversion of warrants	87,148	18,731
Weighted average common shares outstanding—diluted	1,995,131	1,926,714

Net Income per share applicable to common shareholders—basic	$30.46	$21.00
Net Income per share applicable to common shareholders—diluted	$21.87	$16.92

Note 9: Accumulated other comprehensive income

Changes in accumulated other comprehensive income (AOCI) by component for the years ended December 31, 2019 and 2018 were as follows (in thousands):

	Currency translation adjustments	Defined benefit pension plan	Total
Balance as of January 1, 2018	$(11,786)	$(294)	$(12,080)
Foreign currency translation gain/(loss)	12,175	—	12,175
Actuarial gain/(loss), net of tax	—	(19)	(19)
Balance as of December 31, 2018	$389	$(313)	$76
Foreign currency translation gain/(loss)	9,742	—	9,742
Actuarial gain/(loss), net of tax	—	(385)	(385)
Balance as of December 31, 2019	$10,131	$(698)	$9,433

Actuarial gain/(loss) is recorded net of tax of $111,305 and $6,200 for the years ended December 31, 2019 and 2018, respectively. We do not tax effect foreign currency translation gain/(loss) because we have determined such gain/(loss) is permanently reinvested.

Note 10: Leases

On January 1, 2019, we adopted ASC 842 using the modified retrospective method. Our operating leases primarily consist of real estate leases for office space and do not have any non-lease components. We do not have any finance leases. Our total variable and short-term lease payments are immaterial for all periods presented.

Upon adoption we recognized a right-of-use asset and lease liability of $9.2 million and $9.4 million, respectively, related to our real estate operating lease for our corporate office space in Seattle, Washington. We used our estimated incremental borrowing rate of 4.97% to initially measure our right-of-use asset and lease liability for this lease.

The Seattle, Washington lease originated in July 2012 and consists of 49,375 square feet. In September 2018, the only option to extend, which is effective October 1, 2019, was exercised to extend the term for 61 months. The extended lease will expire in October 2024.

In February 2019, we executed new subleases with our parent, DUG for 21,218 square feet of office space in Gangnam-gu, Seoul, Korea. The lease term will expire in September 2023. A right-of-use asset and lease liability of $3.7 million was recognized at the lease commencement date. An estimated incremental borrowing rate of 6.07%, was used to initially measure our right-of-use asset and lease liability for this lease.

Supplemental balance sheet and cash flow information related to operating leases is as follows:

December 31, 2019
Operating lease right-of-use asset	$13,219
Accrued rent	835

Total operating lease right-of-use asset, net	$12,384

Short-term operating lease liabilities	$2,795
Long-term operating lease liabilities	10,424

Total operating lease liabilities	$13,219

Cash paid for amounts included in the measurement of operating lease liabilities	$2.5 million
Operating lease Right-of-use assets in exchange for lease obligations	$5.6 million

Maturities of lease liabilities are as follows (in thousands):

As of December 31, 2019	Seattle lease	Seoul leases (related party)
2020	$1,889	$1,329
2021	1,938	1,355
2022	1,987	1,382
2023	2,037	1,190
2024	1,732	—
Thereafter	—	—
Less: Imputed Interest	(1,058)	(562)
Total	$8,525	$4,694

Operating lease costs were $3.1 million for the year ended December 31, 2019 and rent expense was $2.0 million for the year ended December 31, 2018.

Note 11: Commitments and contingencies

Legal contingencies

On April 12, 2018, a class-action lawsuit was filed against DDI-US demanding a return of unfair benefit under the pretext that the Company’s social casino games are not legal in the State of Washington. Similar class-action lawsuits were concurrently filed with certain of our competitors. In August 2018, we filed a Motion to Compel Arbitration, which was denied and immediately appealed in December 2018. We were granted a Motion to Stay pending appeal in February 2019. In October 2019, a court date was issued and subsequently abated as the

Ninth Circuit Appeals court hears the oral arguments and a resolution of appeal is determined in a similar case with one of our competitors. On January 29, 2020, the Ninth Circuit affirmed the District Court’s denial of arbitration; therefore, denying our appeal to compel arbitration. The case is now expected to proceed in District Court.

We dispute any allegation of wrongdoing and will continue to vigorously defend ourselves in these matters. Due to the nature of the case and the inability of management to predict or anticipate an outcome, we have not recorded a liability in connection with this lawsuit nor can we estimate a range of reasonably possible loss.

The outcome of this matter is inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows in a future period.

Publishing and license agreements

DoubleU Games

We entered into the DoubleU Games License Agreement on March 7, 2018, and it was subsequently amended on July 1, 2019 and November 27, 2019. Pursuant to the DoubleU Games License Agreement, DoubleU Games grants us an exclusive license to develop and distribute certain DoubleU Games social casino game titles and sequels thereto in the social online game field of use. We are obligated to pay a royalty license fee to DoubleU Games in connection with these rights, with certain customary terms and conditions. The agreement remains in effect until either DUG no longer holds an interest, directly or indirectly, in DDI, or DDI no longer holds an interest, directly or indirectly, in DDI-US. In such event, the agreement provides that the parties will mutually renegotiate the terms of the agreement. As of December 31, 2019, we licensed approximately 23 game titles under the terms of this agreement.

International Gaming Technologies (“IGT”)

In 2017, we entered into a Game Development, Distribution, and Services Agreement with IGT. Under the terms of the agreement, IGT will deliver game assets so that the we can port (a process of converting the assets into functioning slot games by platform) the technology for inclusion in our gaming apps. The agreement includes game assets that are used to create new games. Under the agreement, we paid IGT an initial royalty rate of 10% of revenue for their proprietary assets and 15% of revenue for third-party game asset types. Effective January 1, 2019, we amended the agreement to revise the royalty rate for proprietary game asset types to 7.5% of revenue. The initial term of the agreement is ten (10) years with up to two additional five-year periods. Costs incurred in connection with this agreement for the years ended December 31, 2019 and 2018 totaled $11.5 million and $17.1 million, respectively, and are recognized as a component of cost of revenue.

Note 12: Related party transactions

Our related party transactions comprise of expenses for use of intellectual property, borrowings, and sublease previously described. We may also incur other expenses with related parties in the ordinary course of business, which are included in the consolidated financial statements.

The following is a summary of expenses charged by our parent, DUG (in thousands):

	Years ended December 31,		Statement of Income and Comprehensive Income Line Item
	2019	2018
Royalty expense (see Note 11)	$4,597	$3,355	Cost of revenue
Interest expense (see Note 4)	3,778	1,436	Interest expense
Rent expense (see Note 10)	1,378	322	General and administrative expense
Other expense	131	2	General and administrative expense

Amounts due to our parent, DUG, are as follows (in thousands):

	At December 31,		Statement of Consolidated Balance Sheet Line Item
	2019	2018
4.6% Senior Note with related party	$86,371	$71,550	Long-term borrowing with related party
Royalties and other expenses	2,691	3,631	Accounts payable and accrued expenses
Short-term lease liability	1,288	—	Short-term operating lease liabilities
4.6% Senior Note with related party accrued interest	5,169	1,413	Other non-current liabilities
Long-term lease liability	3,413	—	Long-term operating lease liabilities

DoubleDown Interactive Co., Ltd.

Condensed consolidated financial statements

March 31, 2020 and 2019

(unaudited)

DoubleDown Interactive Co., Ltd.

Condensed consolidated financial statements (unaudited)

March 31, 2020 and 2019

DoubleDown Interactive Co., Ltd.

Condensed consolidated statements of income and comprehensive income

(In thousands of U.S. dollars, except share and per share amounts)

	Three months ended March 31,
(Unaudited)	2020	2019
Revenue	$76,061	$68,321

Operating expenses:
Cost of revenue(1)	26,876	25,536
Sales and marketing(1)	14,506	7,042
Research and development(1)	4,350	5,836
General and administrative(1)	5,028	5,215
Depreciation and amortization	7,980	8,358

Total operating expenses	58,740	51,987

Operating income	17,321	16,334

Other income (expense):
Interest expense	(6,051)	(6,742)
Interest income	31	2
Gain on foreign currency transactions	877	170
Gain on foreign currency remeasurement of intercompany item	4,234	2,778
Other, net	76	(237)

Total other expense, net	(833)	(4,029)

Income before income tax	16,488	12,305
Income tax expense	(3,628)	(3,537)

Net income	$12,860	$8,768

Other comprehensive income (expense):
Pension adjustments, net of tax	$(26)	$(72)
Gain on foreign currency translation	9,565	4,963

Comprehensive income	$22,399	$13,659

Earnings per share:
Basic	$10.78	$7.35
Diluted	$7.20	$5.42

Weighted average shares outstanding:
Basic	1,192,725	1,192,725
Diluted	2,036,851	1,965,457

(1)	Excluding depreciation and amortization

See accompanying notes to condensed consolidated financial statements.

DoubleDown Interactive Co., Ltd.

Condensed consolidated balance sheets

(In thousands of U.S. dollars)

	As of March 31,	As of December 31,
(Unaudited)	2020	2019

Assets

Current assets:
Cash and cash equivalents	$36,512	$42,418
Accounts receivable, net	26,895	19,811
Prepaid expenses and other assets	5,093	3,635

Total current assets	68,500	65,864
Property and equipment, net	334	379
Operating right-of-use assets, net	11,513	12,384
Intangible assets, net	94,785	102,697
Goodwill	633,965	633,965
Other non-current assets	111	113

Total assets	$809,208	$815,402

Liabilities and Shareholder’s Equity

Current liabilities:
Short-term senior note	$16,359	$34,548
Accounts payable and accrued expenses	9,163	10,915
Short-term operating lease liabilities	2,763	2,795
Income taxes payable	4,074	171
Contract liabilities	1,659	1,804
Other current liabilities	385	261

Total current liabilities	34,403	50,494
Bonds	245,868	256,133
Long-term borrowings with related party	81,793	86,371
Long-term operating lease liabilities	9,551	10,424
Deferred tax liabilities, net	26,252	24,008
Other non-current liabilities	7,905	7,304

Total liabilities	405,772	434,734

Shareholder’s equity:
Common stock	10,603	10,603
Additional paid-in-capital	344,916	344,547
Accumulated other comprehensive income	18,972	9,433
Retained earnings	28,945	16,085

Total shareholder’s equity	403,436	380,668

Total liabilities and shareholder’s equity	$809,208	$815,402

See accompanying notes to condensed consolidated financial statements.

DoubleDown Interactive Co., Ltd.

Condensed consolidated statements of changes in shareholder’s equity

(In thousands of U.S. dollars, except share amounts)

(Unaudited)	Common shares	Common stock	Additional paid-in- capital	Accumulated other comprehensive income/(loss)	Retained earnings (deficit)	Total shareholder’s equity
As of January 1, 2019	1,192,725	$10,603	$339,423	$76	$(20,240)	$329,862
Pension adjustments, net of tax	—	—	—	(72)	—	(72)
Gain on foreign currency translation	—	—	—	4,963	—	4,963
Net income	—	—	—	—	8,768	8,768

As of March 31, 2019	1,192,725	$10,603	$339,423	$4,967	$(11,472)	$343,521

As of January 1, 2020	1,192,725	$10,603	$344,547	$9,433	$16,085	$380,668
Pension adjustments, net of tax	—	—	—	(26)	—	(26)
Gain on foreign currency translation	—	—	—	9,565	—	9,565
Net income	—	—	—	—	12,860	12,860
Capital investment from parent	—	—	369	—	—	369

As of March 31, 2020	1,192,725	$10,603	$344,916	$18,972	$28,945	$403,436

See accompanying notes to condensed consolidated financial statements.

DoubleDown Interactive Co., Ltd.

Condensed consolidated statements of cash flows

(In thousands of U.S. dollars)

	Three months ended March 31,
(Unaudited)	2020	2019

Net income	$12,860	$8,768

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	7,980	8,358
Gain on foreign currency remeasurement of intercompany item	(4,234)	(2,778)
Deferred taxes	1,483	1,229
Non-cash interest expense	3,390	3,152

Working capital adjustments:
Accounts receivable	(6,415)	(7,427)
Prepaid expenses, other current and non-current assets	(1,395)	(1,417)
Accounts payable, accrued expenses and other payables	(2,552)	3,350
Contract liabilities	(164)	62
Income tax payable	1,980	1,443
Other current and non-current liabilities	1,157	(2,994)

Net cash flows provided by operating activities	14,090	11,746

Cash flows from investing activities

Acquisition of Double8 Games Co., Ltd.	(1,952)	—
Purchases of property and equipment	(33)	(89)

Net cash flows used in investing activities	(1,985)	(89)

Cash flows from financing activities
Proceeds received from long-term borrowings with related party	—	13,332
Repayments of short-term senior note	(16,756)	(24,887)

Net cash flows used in financing activities	(16,756)	(11,555)

Net foreign exchange difference on cash and cash equivalents	(1,255)	(303)

Net increase (decrease) in cash and cash equivalents	(5,906)	(201)
Cash and cash equivalents at beginning of period	42,418	30,964

Cash and cash equivalents at end of period	$36,512	$30,763

Supplemental disclosures of cash flow information

Cash paid during quarter for:
Interest	$342	$363
Income taxes	$161	$1,387

See accompanying notes to condensed consolidated financial statements

DoubleDown Interactive Co., Ltd.

Notes to condensed consolidated financial statements

(unaudited)

Note 1: Basis of presentation and summary of significant accounting policies

Description of business

DoubleDown Interactive Co., Ltd. (“DDI,” “we,” “us,” “our” or “the Company,” formerly known as The8Games Co., Ltd.) was incorporated in 2008 in Seoul, Korea as an interactive entertainment studio, focused on the development and publishing of casual games and mobile applications (“apps”). DDI is a wholly-owned subsidiary of DoubleU Games Co., Ltd. (“DUG” or “DoubleU Games”), a Korean company and our controlling shareholder. DoubleDown Interactive, LLC, (“DDI-US”), a wholly-owned subsidiary with its principal place of business located in Seattle, Washington, is our primary revenue-generating entity.

Acquisition of Double8 Games Co., Ltd. (“Double8 Games”)

On February 25, 2020, we completed the acquisition of Double8 Games Co., Ltd. (“Double8 Games”) from DoubleU Games in exchange for KRW2.3 billion (US$2 million). Double8 Games is based in Seoul, Korea, with the primary business of developing digital gaming content for international markets. The acquisition was considered a business combination among entities under common control and, therefore, the transfer of net assets was recorded at their carrying value with all financial information prior to the acquisition adjusted for comparability.

Assets acquired and liabilities assumed primarily consist of working capital items, including a right of use asset and lease obligation. The difference between the cash paid and carrying value of the net assets received was recorded as a capital investment from parent.

Basis of presentation

Our unaudited condensed consolidated financial statements include all adjustments of a normal, recurring nature necessary for the fair presentation of the results for the interim periods presented. The results for the interim period presented are not necessarily indicative of those for the full year. The condensed consolidated financial statements should be read in conjunction with our consolidated financial statements for the years ended December 31, 2019 and 2018.

The condensed consolidated financial statements include the balances and accounts of DDI and our controlled subsidiaries. All significant inter-company transactions, balances and unrealized gains or losses have been eliminated. We view our operations and manage our business as one operating segment. The accounting policies were consistently applied to all periods presented except as indicate below under “Recent accounting guidance — adopted.”

Immaterial correction of an error

The amount previously reported in the statement of cash flows as the net foreign exchange difference on cash and cash equivalents was corrected to reflect the proper amount. This correction had no impact on net income, earnings per share, total cash and cash equivalents, or cash flow from operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires our management to make estimates and assumptions that affect financial statements and accompanying notes. We regularly evaluate estimates and assumptions related to provisions for income taxes, revenue recognition, expense accruals, deferred income tax asset valuation allowances, valuation of goodwill and intangibles, and legal contingencies. We base our estimates and assumptions on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the recent outbreak of a novel strain of the coronavirus (“COVID-19”).

Functional currency and translation of financial statements

Our functional currency is the Korean Won (“KRW”) and the U.S. Dollar (“dollar,” “USD,” “US$,” or “$”) is the functional currency of our United States subsidiaries. The accompanying condensed consolidated financial statements are presented in USD. The condensed consolidated balance sheets have been translated at the exchange rates prevailing at each balance sheet date. The condensed consolidated statements of income and comprehensive income and statements of cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. The equity capital is denominated in the functional currency, KRW, and is translated at historical exchange rates. All translation adjustments resulting from translating into the reporting currency are accumulated as a separate component of accumulated other comprehensive income in shareholder’s equity. Gains or losses resulting from foreign currency transactions are included in other income (expense).

Intercompany monetary items denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date with the gain or loss arising on translation recorded to other income (expense). Intercompany non-monetary items that are measured at historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. When we parenthetically disclose USD amounts for certain financial instruments denominated in KRW for the benefit of the reader, we use the exchange rates in effect as of March 31, 2020, unless otherwise noted.

Financial instruments and concentration of credit risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

Accounts receivable are recorded and carried at the net invoiced amount, which is net of platform payment processing fees, unsecured, and represent amounts between us based on contractual obligations where an executed contract exists. We do not require collateral and have not recognized an allowance as management estimates the net receivable is fully collectible. Apple, Inc. (“Apple”), Facebook, Inc. (“Facebook”), and Google, LLC (“Google”) represent significant distribution, marketing and payment platforms for our games. A substantial portion of our revenue for the three months ended March 31, 2020 and 2019 was generated from players who accessed our games through these platforms and a significant concentration of our accounts receivable balance is comprised of balances owed to us by these platforms.

The following table summarizes the percentage of revenue and accounts receivable generated via our platform providers in excess of 10% of our total revenue and total accounts receivable:

Revenue concentration	Three months ended March 31,
	2020	2019
Apple	50.0%	46.9%
Facebook	29.1%	32.0%
Google	17.9%	17.5%

Accounts receivable concentration	As of March 31,	As of December 31,
	2020	2019
Apple	65.4%	53.6%
Facebook	20.0%	28.0%
Google	13.3%	16.8%

Deferred offering costs

Deferred offering costs, including legal, accounting, and other fees and costs relating to our planned initial public offering (“IPO”), are capitalized and included as other non-current assets in the condensed consolidated balance sheet. The deferred offering costs will be offset within equity against IPO proceeds upon the closing of the IPO. There were $2.4 million and $1.3 million of capitalized deferred offering costs as of March 31, 2020 and December 31, 2019, respectively.

Recent accounting guidance — adopted

Financial instruments — credit losses

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” in June 2016, and has since modified the standard with several ASUs (collectively, the “new credit loss standard”). The new credit loss standard replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For our impacted instruments, which include accounts and other receivables, we are required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. The new credit loss standard was effective for us beginning January 1, 2020. The adoption of this guidance did not have a material effect on our condensed consolidated financial statements, and we do not expect it to significantly impact future consolidated financial statements.

Fair value measurements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance amends the disclosure requirements for recurring and nonrecurring fair value measurements by removing, modifying, and adding certain disclosures on fair value measurements in ASC 820. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty are applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The new guidance was effective for us beginning January 1, 2020. The adoption of this guidance did not have a material effect on our condensed consolidated financial statements, and we do not expect it to significantly impact future consolidated financial statements.

Income taxes

In December 2019, the FASB issued ASU 2019-12, which is intended to simplify the accounting for income taxes. This update removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. Early adoption of the new standard is permitted for companies for periods for which financial statements have not yet been issued. The Company early adopted the standard on January 1, 2020. The adoption did not have a material impact on the financial condition, results of operations and cash flows, or financial statement disclosures.

Subsequent events

We evaluated subsequent events through May 17, 2020, which is the date the financial statements were available to be issued.

On May 15, 2020, under the terms of the Joint Investment Agreement executed in 2017 between DoubleU Games (“DUG”) and STIC Special Situation Private Equity Fund (“STIC”), DUG exercised the call option to purchase 2.5% Non-convertible Bonds with warrants issued to STIC and exercised the warrants by surrendering the 2.5% Non-convertible Bonds into 306,539 common shares at the conversion price of KRW293,600 (US$240.03 at May 1, 2020). Concurrently, STIC agreed to convert the 2.5% 7-year convertible bonds into 715,258 newly-issued common shares at the conversion price of KRW293,600 (US$240.03) no later than June 5, 2020.

On April 23, 2020, the Short-term 3.5% Senior Note was paid in full. See Note 4: Debt in the notes to our audited consolidated financial statements for further description on the terms of the Joint Investment Agreement and the debt instruments.

Note 2: Revenue from contracts with customers

Our social and mobile apps operate on a free-to-play model, whereby game players may collect virtual currency free of charge through the passage of time or through targeted marketing promotions. If a game player wishes to obtain virtual currency above and beyond the level of free virtual currency available to that player, the player may purchase additional virtual currency. Once a purchase is completed, the virtual currency is deposited into the player’s account and is not separately identifiable from previously purchased virtual currency or virtual currency obtained by the game player for free.

Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than gameplay within our apps. When virtual currency is played on any of our games, the game player could “win” and would be awarded additional virtual currency or could “lose” and lose the future use of that virtual currency. We have concluded that our virtual currency represents consumable goods, because the game player does not receive any additional benefit from the games and is not entitled to any additional rights once the virtual curency is substantially consumed.

Control transfers when the virtual currency is consumed for gameplay. We recognize revenue from player purchases of virtual currency based on the consumption of this currency. We determined through a review of play behavior that game players generally do not purchase additional virtual currency until their existing virtual currency balances, regardless of source (e.g. bonus currency, gifted currency through social media channels, daily free chips, etc.), have been substantially consumed.

Based on an analysis of customers’ historical play behavior, purchase behavior, and the amount of virtual currency outstanding, we are able to estimate the rate that virtual currency is consumed during gameplay. Accordingly, revenue is recognized using a user-based revenue model with the period between purchases representing the timing difference between virtual currency purchase and consumption. This timing difference is relatively short.

We continuously gather and analyze detailed customer play behavior and assess this data in relation to our judgments used for revenue recognition.

Disaggregation of revenue

We believe disaggregation of our revenue based on platform and geographical location is appropriate as these are categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table represents our revenue disaggregated based on mobile and web platforms (in thousands):

	Three months ended March 31,
	2020	2019
Mobile	$53,159	$45,540
Web	22,902	22,781

Total	$76,061	$68,321

The following table represents our revenue disaggregated based on the geographical location of our players (in thousands):

	Three months ended March 31,
	2020	2019
U.S.(1)	$71,059	$63,686
International	5,002	4,635

Total	$76,061	$68,321

(1)	Geographic location is presented as being derived from the U.S. when data is not available.

Contract assets, contract liabilities and other disclosures

Customer payments are based on the payment terms established in our contracts. Payments for purchase of virtual currency are required at time of purchase, are non-refundable and relate to non-cancellable contracts that specify our performance obligations. All payments are initially recorded as revenue, as the player has no right of return after the purchase, consistent with our standard terms and conditions. Based on our analysis, at each period end, we estimate the number of days to consume virtual currency. This represents the revenue amount where the performance obligation has not been met and is deferred as a contract liability until we satisfy the obligation. The contract asset consists of platform fees for which revenue has not been recognized. For subscription revenue, the remaining portion of the daily ratable monthly subscription is recorded as a contract liability and the applicable platform fees as a contract asset.

The following table summarized our opening and closing balances in contract assets and contract liabilities (in thousands):

	As of March 31, 2020	As of December 31, 2019
Contract assets(1)	$492	$541
Contract liabilities	1,659	1,804

(1)	Contract assets are included within prepaid expenses and other current assets in our condensed consolidated balance sheets.

Note 3: Goodwill and intangible assets

There were no changes to the carrying amount of goodwill for the three months ended March 31, 2020. Changes in the carrying amount of intangible assets were as follows:

		March 31, 2020			December 31, 2019
	Useful Lives (in years)	Gross amount	Accum. amort	Net amount	Gross amount	Accum. amort	Net amount
Trademarks	indefinite	$50,000	$—	$50,000	$50,000	$—	$50,000
Customer relationships	4	75,000	(53,125)	21,875	75,000	(48,437)	26,563
Purchased technology	5	45,423	(26,653)	18,770	45,423	(24,487)	20,936
Development costs	3	9,483	(6,004)	3,479	9,486	(5,096)	4,390
Software	4	2,406	(1,745)	661	2,399	(1,591)	808

Total		$182,312	$(87,527)	$94,785	$182,292	$(79,611)	$102,697

Amortization expense for the three months ended March 31, 2020 and 2019 totaled $7.9 million and $8.3 million, respectively.

Note 4: Debt

The components of debt as of March 31, 2020 and December 31, 2019 are as follows (in thousands):

	As of March 31,	As of December 31,
	2020	2019
3.50 % Senior Note due 2020	$16,359	$34,548
4.60% Senior Notes due to related party due 2024	81,793	86,371
2.5% Convertible Bonds due 2024; early redemption 2022 (including accrued interest)	184,574	193,643
2.5% Non-convertible Bonds with detachable warrants due 2024; early redemption 2022 (including accrued interest)	61,294	62,490

Total debt	$344,020	$377,052
Less: Short-term debt	(16,359)	(34,548)

Total Long-term debt	$327,661	$342,504

Joint Investment Agreement

In 2017, in connection with the acquisition of DDI-US, a Joint Investment Agreement was executed by DUG and STIC Special Situation Private Equity Fund (“STIC”). As part of consummating the Joint Investment Agreement, we also entered into a series of additional inter-related multiple element financing agreements with STIC, whereby we issued to STIC, pursuant to a subscription agreement, (i) aggregate principal amount KRW210 billion (US$180 million) of 2.5% Convertible Bonds due 2024 (the “2.5% Convertible Bonds”), unless earlier redeemed or converted into 715,258 common shares at an initial conversion price of KRW293,600, subject to certain adjustments, and (ii) aggregate principal amount of KRW90 billion (US$77 million) 2.5% Non-convertible Bonds due 2024 (the “2.5% Non-convertible Bonds”) with detachable warrants to purchase 306,540 common shares at an initial exercise price of KRW293,600 per share, subject to certain adjustments. We collectively refer to the 2.5% Convertible Bonds and the 2.5% Non-convertible Bonds as the “Bonds.” See further discussion of the Bonds and the warrants, below.

These inter-related agreements afforded DUG, STIC, and the Company the following significant obligations, rights and privileges:

•

DUG has committed to take efforts to file an initial registration statement for an initial public offering (“IPO”) for DDI, provided that the expected IPO price generates a minimal rate of return to STIC. If such return is not expected, DUG may only file a registration statement if requested by STIC. If STIC requests to sell its shares in the IPO, DUG will have to include at least 50% of such shares in the offering.

•	DUG has a call option to purchase the equity-linked securities issued to STIC under certain time and price conditions, but which must be exercised by May 26, 2020, or it expires.

•

STIC has tag-along rights to sell all or part of its direct and indirect share interest in the Company, including the equity-linked securities, if DUG sells its interest in our common shares to a third party; and STIC has drag-along rights to request DUG to sell its interest in our common shares if STIC wishes to sell its interest in us to any third party under one of the following circumstances: (i) DUG does not exercise its call option; (ii) DUG is in material breach of the Joint Investment Agreement; or (iii) the purpose of the acquisition of DDI-US is not likely to be achieved as a result of a reduction in value of DDI-US.

•

In all scenarios under which a buy out of the Bonds, warrants or shares could occur, DUG, and not DDI, has the associated rights and obligations, and the Joint Investment Agreement does not provide for the relevant instruments to be extinguished. Instead, they can be assigned to DUG in exchange for the appropriate consideration. DDI is not obligated, nor has the right to make any settlements in connection with these buyout scenarios.

•

The Joint Investment Agreement further provides that none of DDI, DUD or DDI-US will enter into certain transactions or engage in certain activities without prior written consent from STIC, including, but not limited to issuing new share capital, acquiring or selling material businesses and paying dividends.

The Joint Investment Agreement may be terminated by each party if (i) DUG has repaid or sold all Bonds to a third party; (ii) STIC no longer holds any shares resulting from the exercise of the warrants or conversion of the 2.5% Convertible Bonds; or (iii) DDI has completed the IPO.

Debt arrangements

Short-term senior note and long-term borrowings with related party

3.50% Senior Note due 2020

The 3.50% Senior Note requires quarterly interest payments at 3.50% of unpaid principal beginning in August 2019. Quarterly principal repayments of KRW20 billion (US$17.2 million) are required.

4.60% Senior Notes due to related party due 2024

The 4.60% Senior Notes due to related party, which collectively total KRW100 billion (US$86 million), accrue 4.60% interest quarterly on the outstanding principal amount until maturity. Interest and principal are due in full at maturity (May 27, 2024).

Bonds

2.5% Convertible Bonds

Interest on the 2.5% Convertible Bonds is payable in quarterly cash coupon payments of 0.625% of the outstanding principal. The 2.5% Convertible Bonds have a 5.0% yield-to-maturity, which is accrued on the outstanding amount, compounded quarterly, with a portion paid out quarterly through the coupon until the outstanding principal is paid in full at maturity. The 2.5% Convertible Bonds will mature on May 26, 2024, unless earlier redeemed at the option of the holder, beginning May 2022. The maturity of the 2.5% Convertible Bonds is accelerated upon various events of default, including standard credit-risk related events, as well as changes in control, events that have a significant adverse effect on DDI, and others. The default rate of interest is 9%.

The 2.5% Convertible Bonds are convertible into 715,258 common shares at an initial conversion price of KRW293,600 (US$254), subject to certain standard adjustments for anti-dilution protection (“conversion price adjustment”). The 2.5% Convertible Bonds also contain a provision commonly referred to as “down-round” protection, whereby, in the event of issuance of new debt with the conversion price below the 2.5% Convertible Bonds’ conversion price, or in the event of the sale of new shares at the price below the conversion price, the conversion price will be adjusted based on the magnitude of the dilution to existing shareholders. We believe the likelihood of triggering a conversion price adjustment is remote due to the control exercised by DUG and STIC and the expected operating performance of the Company. As of March 31, 2020 and 2019, and December 31, 2019, no event triggering a conversion price adjustment or the down-round protection had occurred.

The 2.5% Convertible Bonds are convertible during the period commencing on May 25, 2018 and ending on April 26, 2024.

2.5% Non-convertible Bonds and detachable warrants

As discussed further above, in May 2017, we issued aggregate principal amount KRW90 billion (US$80 million) 2.5% Non-convertible Bonds due 2024 with detachable warrants to purchase 306,540 common shares at an initial conversion price of KRW293,600 (US$254) per share, subject to certain standard adjustments for anti-dilution protection (“exercise price adjustment”). The warrants also contain a provision commonly referred to as “down-round” protection, whereby, in the event of issuance of new debt or sale of new shares at a price below the exercise price, the exercise price will be adjusted based on the magnitude of the dilution to existing shareholders. We determined the likelihood of triggering an adjustment to the conversion price was remote due to the control exercised by DUG and STIC and the expected operating performance of the Company. As of March 31, 2020, no event triggering an exercise price adjustment or the down-round protection had occurred.

Interest on the 2.5% Non-convertible Bonds is payable in quarterly cash coupon payments of 0.625% of the outstanding principal. The 2.5% Non-convertible Bonds have a 5.0% yield-to-maturity, which is accrued on the outstanding amount, compounded quarterly, with a potion paid out quarterly through the coupon until the outstanding principal is paid in full at maturity. The 2.5% Non-convertible Bonds will mature on May 26, 2024, unless earlier redeemed at the option of the holder beginning May 2022. The 2.5% Non-convertible Bonds are accelerated upon various events of default, including standard credit-risk related events, as well as changes in control, events that have a significant adverse effect on DDI, and others. The default rate of interest is 9%.

The warrants may be exercised with cash, by surrendering the 2.5% Non-convertible Bonds, or by any combination thereof during the period commencing on May 25, 2018 and ending on April 26, 2024 at the option of the holder. The 2.5% Non-convertible Bonds are due with a 30-day notification by April 26, 2024 unless earlier redeemed under the early redemption clause, which is before May 26, 2022.

Collateral

We acquired shares in DDI-US by the establishment of DoubleU Diamond, LLC in 2017. To that end, we raised term loans, issued convertible bonds and non-convertible bonds with warrants, and provided 100% of shares in

DoubleU Diamond, LLC and loan receivable thereof as collateral to the term lenders and subordinated bondholders.

Note 5: Fair value measurement

The carrying values of our accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities, and short-term senior notes approximate their recorded values due to the short-term nature of these instruments.

Our cash equivalents (Level 1 estimate) consist of money market funds and Korean market government bonds totaling $32.5 million and $25.7 million, as of March 31, 2020 and December 31, 2019, respectively. We rely on credit market data to track interest rates for other entities with similar risk profiles. As of March 31, 2020 and December 31, 2019, we believe the fair value of our senior notes (Level 3 estimate) approximates carrying value due to the nature of the instruments and the lack of meaningful change to our credit profile. As of March 31, 2020 and December 31, 2019, we estimate the fair value of our 2.5% Convertible Bonds, a Level 3 estimate, to be $349.8 Million and $325.0 million, respectively, and we estimate the fair value of our 2.5% Non-convertible Bonds with warrants, a Level 3 estimate, to be $144.9 million and $133.5 million, respectively. The fair value of our 2.5% Convertible Bonds and 2.5% Non-convertible Bonds with warrants was determined based on an analysis of our enterprise value, our common share value, and rights conveyed to holders of the instruments.

Note 6: Income taxes

We are subject to federal and state income taxes in the Korea and the United States. We account for our provision for income taxes in accordance with ASC 740, Income Taxes, which requires an estimate of the annual effective tax rate for the full year to be applied to the interim period, taking into account year-to-date amounts and projected results for the full year.

Our effective tax rate varies from the statutory Korean income tax rate due to the effect of foreign rate differential, withholding taxes, state and local income taxes, FDII deduction, research and development credits, and a valuation allowance on Korean deferred tax assets. Our effective tax rate could fluctuate significantly from quarter to quarter based on variations in the estimated and actual level of pre-tax income or loss by jurisdiction, changes in enacted tax laws and regulations, and changes in estimates regarding non-deductible expenses and tax credits. As of March 31, 2020, and December 31, 2019, we have provided a valuation allowance against our net deferred tax assets that we believe, based on the weight of available evidence, are not more likely than not to be realized.

The effective tax rate of 22.0% for the three months ended March 31, 2020, is higher than the Korean statutory rate of 20%, primarily due to foreign rate differential, withholding taxes, a valuation allowance on the Korean attributes, offset by the benefit of a FDII deduction and research tax credits.

We have not recorded a liability for income taxes or withholding taxes on undistributed earnings of subsidiaries as of March 31, 2020 and December 31, 2019, as we intend to reinvest such earnings outside of Korea for the foreseeable future. Given our current and anticipated losses in Korea, the method of realizing the cumulative temporary differences related to foreign earnings is difficult to estimate. Therefore, we concluded it is not practical to estimate the related deferred tax liability.

We are currently not under audit in any tax jurisdiction. We do not have any uncertain tax positions and have not established reserves for tax positions based on estimates of whether, and the extent to which, additional taxes will be due.

Note 7: Net income per share

Basic net income per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net income per share is computed by dividing net income by the weighted-average number of common shares and dilutive common share equivalents outstanding for the period determined using the treasury-stock and if-converted methods. Dilutive common share equivalents are comprised of warrants and shares issuable under our convertible debt arrangement described above.

Our outstanding warrants contain a down-round protection feature that, if triggered, may be recognized as a dividend and as a reduction of income available to common shareholders in basic net income per share. We may also be required to adjust our diluted net income per share calculation. In addition, the 2.5% Convertible Bonds contain a contingent beneficial conversion feature that may be triggered if the conversion price is reduced upon a down round in the future.

The following table presents the calculation of basic and diluted net income per share (in thousands except share and per share amounts):

	Three months ended March 31,
	2020	2019

Numerator
Net income applicable to common shareholders—basic	$12,860	$8,768
Dilutive effect of assumed conversion of convertible debt	1,814	1,875
Net income applicable to common shareholders—diluted	$14,674	$10,643

Denominator
Weighted average common shares outstanding—basic	1,192,725	1,192,725
Dilutive effect of assumed conversion of convertible debt	715,258	715,258
Dilutive effect of assumed conversion of warrants	128,868	57,474
Weighted average common shares outstanding—diluted	2,036,851	1,965,457

Net Income per share applicable to common shareholders—basic	$10.78	$7.35
Net Income per share applicable to common shareholders—diluted	$7.20	$5.42

Note 8: Leases

We are lessee for corporate office space in Seattle, Washington and Seoul, Korea. The lessor for our Seoul, Korea leases is our parent, DoubleUGames (see Note 11). Our leases have remaining terms of three to five years. We do not have any finance leases. Our total variable and short-term lease payments are immaterial for all periods presented.

The Seattle, Washington lease originated in July 2012 and consists of 49,375 square feet. The lease will expire in October 2024.

In February 2019, we executed new subleases with our parent, DUG, for 21,218 square feet of office space in Gangnam-gu, Seoul, Korea. The lease term will expire in September 2023.

Supplemental balance sheet and cash flow information related to operating leases is as follows (in thousands):

	March 31, 2020	December 31, 2019
Operating lease right-of-use asset	$12,313	$13,219
Accrued rent	800	835

Total operating lease right-of-use asset, net	11,513	$12,384

Short-term operating lease liabilities	$2,762	$2,795
Long-term operating lease liabilities	$9,551	$10,424

Total operating lease liabilities	$12,313	$13,219

Supplemental cash flow information related to leases was as follows (in thousands):

	March 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of operating lease liabilities	$832	$2,501
Operating lease right-of-use assets in exchange for lease obligations	—	$5,571

Maturities of lease liabilities are as follows (in thousands):

Year ending December 31,	Seattle lease	Seoul leases (related Party)
2020 (excluding the three months ended March 31, 2020)	$1,420	$904
2021	1,938	1,284
2022	1,987	1,309
2023	2,037	1,127
2024	1,732	—
Thereafter	—	—
Less: Imputed interest	(963)	(462)

Total	$8,151	$4,162

Operating lease costs were $802 and $704 thousand for the three months ended March 31, 2020 and 2019 respectively.

Note 9: Accumulated other comprehensive income

Changes in accumulated other comprehensive income (“AOCI”) by component for the three months ended March 31, 2020 and 2019 were as follows (in thousands):

	Currency translation adjustments	Defined benefit pension plan	Total
Balance as of January 1, 2019	389	(313)	76
Foreign currency translation gain/(loss)	4,963	—	4,963
Actuarial gain/(loss), net of tax of $6	—	(72)	(72)
Balance as of March 31, 2019	5,352	(385)	4,967

Balance as of January 1, 2020	10,131	(698)	9,433
Foreign currency translation gain/(loss)	9,565		9,565
Actuarial gain/(loss), net of tax of $8		(26)	(26)
Balance as of March 31, 2020	19,696	(724)	18,972

We do not tax effect foreign currency translation gain/(loss) because we have determined such gain (loss) is permanently reinvested.

Note 10: Commitments and contingencies

Legal contingencies

On April 12, 2018, a class-action lawsuit was filed against DDI-US demanding a return of unfair benefit under the pretext that the Company’s social casino games are not legal in the State of Washington, United States. Similar class-action lawsuits were concurrently filed with certain of our competitors. In August 2018, we filed a Motion to Compel Arbitration, which was denied and immediately appealed in December 2018. We were granted a Motion to Stay pending appeal in February 2019. In October 2019, a court date was issued and subsequently abated as the Ninth Circuit Appeals court hears the oral arguments and a resolution of appeal is determined in a similar case with one of our competitors. On January 29, 2020, the Ninth Circuit affirmed the District Court’s denial of arbitration, thereby denying our appeal to compel arbitration. The case is now expected to proceed in District Court. We dispute any allegation of wrongdoing and will continue to vigorously defend ourselves in these matters. Due to the nature of the case and the inability of management to predict or anticipate an outcome, we have not recorded a liability in connection with this lawsuit nor can we estimate a range of reasonably possible loss.

The outcome of this matter is inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows in a future period.

Publishing and license agreements

DoubleUGames

We entered into the DoubleUGames License Agreement on March 7, 2018, and it was subsequently amended on July 1, 2019 and November 27, 2019. Pursuant to the DoubleUGames License Agreement, DoubleUGames grants us an exclusive license to develop and distribute certain DoubleUGames social casino game titles and sequels thereto in the social online game field of use. We are obligated to pay a royalty license fee to DoubleUGames in connection with these rights, with certain customary terms and conditions. The agreement remains in effect until either DUG no longer holds an interest, directly or indirectly, in DDI, or DDI no longer holds an interest, directly or indirectly, in DDI-US. In such event, the agreement provides that the parties will mutually renegotiate the terms of the agreement. As of March 31, 2020, we licensed approximately 24 game titles under the terms of this agreement.

International Gaming Technologies (“IGT”)

In 2017, we entered into a Game Development, Distribution, and Services agreement with IGT, and it was subsequently amended on January 1, 2019. Under the terms of the agreement, IGT will deliver game assets so that we can port (a process of converting the assets into functioning slot games by platform) the technology for inclusion in our gaming apps. The agreement includes game assets that are used to create new games. Under the agreement, we pay IGT a royalty rate of 7.5% of revenue for their proprietary assets and 15% of revenue for third-party game asset types. We also pay a monthly fee for porting. The initial term of the agreement is ten (10) years with up to two additional five-year periods. Costs incurred in connection with this agreement for the three months ended March 31, 2020 and 2019 totaled $3.0 million and $3.3 million and are recognized as a component of cost of revenue.

Note 11: Related party transactions

Our related party transactions comprise expenses for use of intellectual property, borrowings, and facilities as previously described. We may also incur other expenses with related parties in the ordinary course of business, which are included in the consolidated financial statements.

The following is a summary of expenses charged by our parent, DUG (in thousands):

	Three months ended March 31,		Condensed consolidated statement of income and comprehensive income line item
	2020	2019
Royalty expense	$475	$1,349	Cost of revenue
Interest expense	961	865	Interest expense
Rent expense	371	300	General and administrative expense
Other expense	4	12	General and administrative expense

Amounts due to our parent, DUG, are as follows (in thousands):

	At March 31,	At December 31,	Condensed consolidated balance sheets line item
	2020	2019
4.60% Senior Note due related party	$81,793	$86,371	Long-term borrowing with related party
Royalties and other	545	2,691	Accounts payable and accrued expenses
Short-term lease liability	1,224	1,288	Short-term operating lease liabilities
Accrued interest on related party note	5,833	5,169	Other non-current liabilities
Long-term lease liability	2,938	3,413	Long-term operating lease liabilities

Note 12: Defined benefit pension plan

We operate a defined benefit pension plan under employment regulations in Korea. The plan services the employees located in Seoul and is a final waged-based pension plan, which provides a specified amount of pension benefit based on length of service. The total benefit obligation of $1.9 million and $1.9 million was included in other non-current liabilities as of March 31, 2020 and December 31, 2019, respectively, and the change in actuarial gains or losses, which is not significant, was included in other comprehensive income. The plan is unfunded.

11,000,000 American Depositary Shares

Representing 550,000 common shares

DoubleDown Interactive Co., Ltd.

Common shares

in the form of American Depositary Shares

Prospectus

J.P. Morgan	BofA Securities

Macquarie Capital

•, 2020

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until •, 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of directors and officers

Under Article 400 of the Commercial Act of Korea, (i) a director may be absolved from liability under Article 399 by consent of all shareholders, and (ii) a company may, in accordance with its articles of incorporation, absolve a director of liability under Article 399 in an amount exceeding six times (in the case of non-executive directors, three times) the director’s remuneration (including bonuses and any profit arising from the exercise of stock options) for the 12 months prior to the date of the act or misconduct by the director; provided that no director may be absolved if the loss or damage incurred is the result of, among other things, intentional misconduct or gross negligence. The articles of incorporation of the Registrant have such provision referred to in item (ii) above. With respect to all claims, judgments, liabilities, damages, expenses, and costs for which a director, statutory auditor, or other officer has been held liable or which he/she has incurred in connection with or arising out of the performance of his/her duties in his/her official capacity as a director, statutory auditor, or other officer but which are insurable at commercially reasonable cost. In conjunction with the offering, the Registrant will obtain and maintain a directors’ and officers’ liability insurance policy with commercially reasonable coverage.

Item 7. Recent sales of unregistered securities

In connection with the acquisition of DDI-US in 2017, (i) on May 26, 2017, the Registrant issued 1,010,913 common shares to DoubleU Games, and (ii) on May 25, 2017, the Registrant issued (a) 155,753 common shares to DoubleU Games for KRW350 billion (US$285.8 million), (b) KRW210 billion (US$171.5 million) of 2.5% 7-year convertible bonds to STIC Special Situation Diamond Limited (“STIC”), and (c) KRW90 billion (US$73.5 million) 2.5% 7-year bonds with warrants to STIC. On May 15, 2020, DoubleU Games purchased such 2.5% Non-convertible Bonds with warrants from STIC and exercised the warrants by surrendering the 2.5% Non-convertible Bonds with warrants for 306,539 newly-issued common shares at the exercise price of KRW293,600 (US$239.71 at June 1, 2020). On May 25, 2020, STIC converted 50.3% of the 2.5% 7-year convertible bonds into 360,000 newly-issued common shares at the conversion price of KRW293,600 (US$239.71 at June 1, 2020), and on June 4, 2020, the balance of such convertible bonds were converted into 355,258 newly-issued common shares. All of the securities were sold in private transactions outside the United States in reliance upon the safe harbor provided by Regulation S under the Securities Act. All of the securities were sold in private transactions outside the United States in reliance upon the safe harbor provided by Regulation S under the Securities Act.

Item 8. Exhibits and financial statement schedules

(a) The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1**	Amended and Restated Articles of Incorporation of the Registrant (English translation).

4.1	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts.

4.2	Specimen American Depositary Receipt of the Registrant (included as Exhibit A in Exhibit 4.1).

5.1	Opinion of Kim & Chang.

Exhibit Number	Description

10.1+**	Game Development, Distribution and Services Agreement, dated as of June 1, 2017, by and between DoubleUDiamond, LLC and International Game Technology.

10.2+**	First Amendment to Game Development, Distribution and Services Agreement, dated as of October 4, 2018, by and between DoubleUDiamond, LLC and International Game Technology.

10.3+**	Game License Agreement (DoubleU Games Co., Ltd.), dated as of March 7, 2018, by and between DoubleU Games Co., Ltd., as licensor, and the Registrant, as licensee (English translation).

10.4+**	Game License Agreement (DoubleUDiamond, LLC), dated as of November 30, 2018, by and between DoubleUDiamond, LLC, as licensor, and DoubleU Games Co., Ltd., as licensee.

10.5+**

First Amendment to Game License Agreement (DoubleU Games Co., Ltd.), dated as of July 1, 2019, by and between DoubleU Games Co., Ltd. as licensor, and the Registrant, as licensee (English translation).

10.6**

Second Amendment to Game License Agreement (DoubleU Games Co., Ltd.), dated as of November 27, 2019, by and between DoubleU Games Co., Ltd., as licensor, and the Registrant, as licensee (English translation).

10.7**	Loan Agreement, dated as of May 25, 2018, by and between DoubleU Games Co., Ltd., as creditor and the Registrant, as debtor (English translation).

10.8**	Loan Agreement, dated as of August 27, 2018, by and between DoubleU Games Co., Ltd., as creditor and the Registrant, as debtor (English translation).

10.9**	Loan Agreement, dated as of November 26, 2018, by and between DoubleU Games Co., Ltd., as creditor and the Registrant, as debtor (English translation).

10.10**	Loan Agreement, dated as of February 25, 2019, by and between DoubleU Games Co., Ltd., as creditor and the Registrant, as debtor (English translation).

10.11**	Loan Agreement, dated as of May 27, 2019, by and between DoubleU Games Co., Ltd., as creditor and the Registrant, as debtor (English translation).

21.1**	List of subsidiaries of the Registrant.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Kim & Chang (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1+**	Joint Investment Agreement, dated as of April 11, 2017, by and between DoubleU Games Co., Ltd. and STIC Special Situation Private Equity Fund (English translation).

+	Portions of this exhibit indicated by asterisks have been omitted because the Registrant has determined they are not material and would likely cause competitive harm if publicly disclosed.

**	Previously filed.

(b) Financial Statement Schedules:

See our Consolidated Financial Statements starting on page F-1. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the consolidated financial statements, and have therefore been omitted.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seoul, Republic of Korea, on June 18, 2020.

DOUBLEDOWN INTERACTIVE CO., LTD.

By:	/s/ In Keuk Kim
In Keuk Kim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* In Keuk Kim	Chief Executive Officer; Director (Principal Executive Officer)	June 18, 2020

/s/ Joseph A. Sigrist Joseph A. Sigrist	Chief Financial Officer; Director (Principal Financial and Accounting Officer; Authorized U.S. Representative)	June 18, 2020

* Haenam Kim	Chief Marketing Officer; Director	June 18, 2020

* Ki Chul Kim	Chief Data Officer; Director	June 18, 2020

* Yanghoon Cho	Independent Director	June 18, 2020

* Jaesung Chung	Independent Director	June 18, 2020

* By: /s/ Joseph A. Sigrist Joseph A. Sigrist Attorney-in-fact